As filed with the U.S. Securities and Exchange Commission on October 16, 2020

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
IDW MEDIA HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	7812	26-4831346
(State of other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

520 Broad St.

Newark, NJ 07102
973-438-3385

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ezra Rosensaft
Chief Executive Officer
IDW Media Holdings, Inc.
520 Broad St.

Newark, NJ 07102
973-438-4485

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Dov Schwell, Esq. Schwell Wimpfheimer & Associates 37 West 39th Street Suite 505 New York, New York 10018 (646) 328-0795

Approximate date of commencement of proposed sale to the public: As soon as practicable after the registration statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class B common stock, par value $0.01 per share	2,051,002	$3.33	$6,829,837	$745.14
Total		$3.33	$6,829,837	$745.14

(1)	The shares of Class B common stock being registered hereunder are being registered for resale by the selling stockholders named in the accompanying prospectus.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the Securities Act) using the average of the high and low prices as quoted on the OTC Pink Market on October 14, 2020.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED October 16, 2020

IDW MEDIA HOLDINGS, INC.

Class B common stock

This prospectus relates to the sale, from time to time, by the selling stockholders identified in this Prospectus (the “Selling Stockholders”) of up to 2,051,002 shares of our Class B common stock, par value $0.01 per share, (the “Resale Shares”). All of the Resale Shares were purchased by the Selling Stockholders pursuant to those certain subscription agreements, dated March 2, 2020 through 6, 2020.

The Resale Shares may be sold by the Selling Stockholders to or through underwriters or dealers, directly to purchasers or through agents designated from time to time. For additional information regarding the methods of sale you should refer to the section entitled “Plan of Distribution” beginning on page 52 of this Prospectus.

The Selling Stockholders may sell some or all of their Resale Shares from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. The offering price bears no relationship to our assets, book value, earnings or any other customary investment criteria. We will not receive any proceeds from the sale of the Resale Shares by the Selling Stockholders. We will bear all costs relating to the registration of the Resale Shares. All selling and other expenses incurred by the Selling Stockholders will be borne by the Selling Stockholders.

Our Class B common stock is quoted on the OTC Pink Market under the trading symbol “IDWM”. We intend to apply to have our Class B common stock listed on the NYSE American and request the symbol “IDW.”

Investing in our Class B common stock is highly speculative and involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 4 of this Prospectus for a discussion of information that should be considered in connection with an investment in our securities.

You should rely only on the information contained in this Prospectus or any prospectus supplement or amendment thereto.  We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is October 16, 2020

You should rely only on the information contained in this Prospectus. We have not, and the Selling Stockholders have not, authorized any person to provide you with different or additional information. If anyone provides you with different, additional or inconsistent information, you should not rely on it. This prospectus is not an offer to sell, nor is the Selling Stockholders seeking an offer to buy, securities in any state where the offer or solicitation is not permitted. The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or of any sale of the common stock. Our business, financial condition, results of operations, and prospects may have changed since such date.

The distribution of this Prospectus and the issuance of the securities in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this Prospectus must inform themselves about, and observe any restrictions relating to, the issuance of the securities and the distribution of this Prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, the securities offered by this Prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

Unless otherwise indicated, information contained in this Prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market share, is based on information from our own management estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. Our management estimates have not been verified by any independent source, and we have not independently verified any third-party information. In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Cautionary Note Regarding Forward-Looking Statements.”

This prospectus contains references to our trademarks and service marks and to those belonging to other entities. Solely for convenience, trademarks and trade names referred to in this Prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this Prospectus. This summary does not contain all of the information you should consider before investing in our Class B common stock. You should read this entire prospectus carefully, especially the “Risk Factors” section of this Prospectus and the financial statements and related notes appearing at the end of this Prospectus before making an investment decision.

Unless the context provides otherwise, all references in this Prospectus to “IDW” “we,” “us,” “our,” “our company,” the “Company,” or similar terms, refer to IDW Media Holdings, Inc. and its wholly owned subsidiaries on a consolidated basis.

Overview

IDW Media Holdings, Inc., a Delaware corporation, is a holding company consisting of the following principal businesses:

●	IDW Publishing, or IDWP, creates comic books, graphic novels, digital content and games through its imprints IDW Publishing, IDW Games and Top Shelf;

●	IDW Entertainment, or IDWE, leverages properties, principally those of IDWP, into television series developing, producing and distributing original content worldwide; and

●	CTM Media, or CTM, develops and distributes print and digital-based advertising and information advertising for tourist destinations in targeted tourist markets in 32 states and provinces in the United States and Canada. We announced an agreement to sell CTM to our Chairman of the Board, Howard S. Jonas, subject to certain conditions to closing as discussed more fully on page 2.

IDWP is an award-winning publisher of comic books, original graphic novels, and art books as well as board and tabletop games. Founded in 1999, IDWP has a long tradition of supporting original, creator-driven titles. In 2002, IDWP published 30 Days of Night by Steve Niles and Ben Templesmith followed by other horror titles that kickstarted a resurgence in horror-comic publishing across the industry. Since then, IDWP has significantly diversified its publications. Joe Hill and Gabriel Rodríguez’s Locke & Key, Jonathan Maberry’s V Wars, Stan Sakai’s Usagi Yojimbo, Walter Simonson’s Ragnarök, Beau Smith’s Wynonna Earp, Chris Ryall and Ashley Wood’s Zombies vs Robots, Joe Hill and Martin Simmonds’ Dying is Easy are among the hundreds of award-winning titles published since IDWP’s inception.

IDWE is a production company and studio that develops and produces content and formats for global platforms and services. IDWE generates content primarily from IDWP’s diverse library of comic books and graphic novels.

Recent Developments

IDW Publishing

In January 2020, IDWP and the Smithsonian Institution announced a multi-year global publishing program, which will create a library of graphic novels built on the cultural and scientific knowledge of the world's largest museum, educational, and research complex. The first products in the Smithsonian line are scheduled to be released in late November 2020.

In 2020, IDWP also announced a Spanish language initiative to bring graphic novels to Spanish speakers throughout North America. To launch the initiative, in June 2020 IDWP released a Spanish translation of George Takei's best-selling memoir, They Called Us Enemy, which had been named the best graphic novel of 2019 by the Publisher's Weekly Critics Poll.

In March 2020, IDW Games, a division of IDWP, closed a Kickstarter campaign for Batman: The Animated Series Adventures at over $1.6 million. The game is scheduled for release in late 2020.

IDWP has also announced a Locke & Key crossover book with DC Comics’ popular Sandman Universe. Locke & Key creator Joe Hill and artist Gabriel Rodríguez will lead the creative effort which is expected to debut in December 2020.

IDW Entertainment

IDWE has developed and/or produced four series for television that premiered in 2019 and 2020:

●	Wynonna Earp season four will air on SyFy in two parts due to worldwide COVID-19-related production shutdowns. The first six episodes of season four premiered on July 26, 2020 and production resumed on the other six episodes on July 16, 2020 with air dates for those episodes yet to be determined. The Wynonna Earp television show was created by Emily Andras and stars Melanie Scrofano and is based on the IDWP comic books of Beau Smith. Season four’s twelve episodes are being produced by Seven24 Films and distributed by IDWE, in partnership with Syfy and CTV Sci-Fi. Cineflix Studios is the co-producer and global distributor for the series. Season one’s thirteen episodes aired in fiscal 2016, season two’s twelve episodes aired in fiscal 2017, and season three’s twelve episodes aired in fiscal 2018.

●	V Wars, debuted on Netflix on December 5, 2019. The 10-episode vampire thriller stars Ian Somerhalder and was produced by High Park Entertainment. The series is based upon Jonathan Maberry’s IDWP’s comic book series of the same name.

●	October Faction premiered on Netflix January 23, 2020. The 10-episode show is based on the IDWP comic books of Steve Niles and Damien Worm and was adapted by showrunner Damian Kindler and starred Tamara Taylor and J.C. MacKenzie. It was also produced by High Park Entertainment.

●	Locke & Key premiered on Netflix on February 7, 2020. The show is based on the critically acclaimed graphic novels of Joe Hill and Gabriel Rodriguez that are published by IDWP. Season two has been ordered by Netflix and production began in September 2020.

CTM

As a result of the economic downturn related to the COVID-19 pandemic, and the impact it had on the travel and tourist markets, we decided to make a strategic shift to sell CTM and focus on our entertainment and publishing business.  CTM substantially suspended operations in March 2020 as key clients closed and tourism halted in key markets and gradually resumed partial operation since June 2020 in accordance with and permitted by state and local COVID-19 regulations. In March 2020, CTM furloughed all non-essential personnel, approximately 90% of its workforce, and has gradually been growing its active personnel roster as needed in its resumption of operations.

On July 14, 2020, we and Howard S. Jonas, our Chairman of the Board, executed a share purchase agreement pursuant to which we agreed to sell all of the stock of CTM to Mr. Jonas (the “CTM Sale”) for (i) the cancelation of $3.75 million of indebtedness owed to Mr. Jonas by us, (ii) a contingent payment of up to $3.25 million based upon a recovery of quarterly revenues of CTM to 90% of its fiscal 2019 levels during the 18-month period following the closing of the CTM Sale, and (iii) a contingent payment if CTM is sold within 36 months from closing of the CTM Sale for more than $4.5 million. Prior to executing the share purchase agreement, we obtained a third-party’s valuation of CTM and a fairness opinion that stated the consideration being received by us in the CTM Sale was fair. The CTM Sale was approved by: (1) our Board of Directors; (2) a Special Committee of our Board of Directors comprised solely of independent directors; (3) the Audit Committee of the Board of Directors, which is comprised entirely of independent directors, in compliance with the Company’s Statement of Policy with respect to Related Person Transactions; (4) the holders of a majority of the voting power of outstanding shares of our capital stock; and (5) a majority of our Class B Common Stock not held by Mr. Jonas or immediate family members of Mr. Jonas, including, without limitation, trusts or other vehicles for the benefit of any of such immediate family members or entities under the control of such persons. The CTM Sale is pending as of the date of this Prospectus and is subject to the satisfaction of the parties satisfying certain conditions to closing. We expect the sale to close by the end of calendar 2020. We do not expect to have significant continuing involvement with CTM after the closing of the CTM Sale.

Our Strategy

We seek to improve our financial performance primarily by focusing on development of entertainment that can generate value across our intellectual property (“IP”) holdings and to increase coordination between IDWP and IDWE to enhance our development pipeline. IDWP and IDWE intend to jointly and synergistically develop and produce books and entertainment to allow us to capitalize on the global demand for original content from streaming services including Netflix, Disney+, Hulu, AppleTV+, Amazon Prime Video, HBO Max, Peacock (Comcast), and CBS All Access, as well as traditional networks such as NBC, ABC, CBS, Fox, USA, Comedy Central, Discovery Channel, SyFy, BBC America, Disney Channel, Nickelodeon, Showtime, Starz and dozens of others content services.

IDW’s IP, where we own “all rights”, affords the Company significant production-based fees supplemented by merchandising, games, video and other fandom-driven revenue opportunities.

As we have a most diverse slate of content, we plan to develop new editorial directives to better suit the ever-changing needs of the publishing world. We have spent considerable time and financial resources in identifying and cultivating new audiences, additional markets, and interesting new channels of distribution. We plan to expand and implement our mission of creating, marketing, and releasing captivating new comic books and graphic novels to the world.

We continue to seek prospective upside from potential renewals of IDWE's current line-up, from previously announced deals with Cineflix and SyFy for distribution of Wynonna Earp and renewal of season 2 of Locke & Key to new deals that IDWE is developing from IDWP’s growing library of content, where we have media and ancillary rights. We believe that our focus on monetization through merchandising, games, video on demand, and other fandom-driven channels coupled with the demand from streaming networks for fresh, innovative shows provides us with a tremendous market opportunity. We believe that our IP portfolio, strong relationships with renowned creators and holistic approach to development strategically positions us for both near and long-term growth.

THE OFFERING

The following summary of the offering contains basic information about the offering and our Class B common stock and is not intended to be complete. It does not contain all the information that may be is important to you. For a more complete understanding of our Class B common stock, please refer to the section of this Prospectus entitled “Description of Capital Stock” on page 53.

Class B common stock offered by the Selling Stockholders:	2,051,002 shares of Class B common stock, par value $0.01 per share.

Class B common stock outstanding before this offering:	9,445,489

Class B common stock to be outstanding immediately after this offering:	9,445,489

The above does not include, as of October 15, 2020, the following:

●     up to 247,735 shares of Class B common stock issuable upon the exercise of outstanding options under our 2009 Stock Option and Incentive Plan and our 2019 Stock Option and Incentive Plan (the “2019 Plan”), with a weighted average exercise price of $7.18 per share;

●     up to 89,243 shares of Class B common stock at a price per share of $42.02 and up to 98,336 shares of Class B common stock at a price per share of $26.44 issuable upon exercise of outstanding warrants;

●     153,366 shares of Class B common stock reserved for future issuance under the 2019 Plan; and

●      up to 545,360 shares of Class B common stock upon conversion of the shares of Class C common stock, which are convertible into shares of our Class B common stock on a 1-for-1 basis.

Use of proceeds:

This Prospectus relates to shares of our Class B common stock that may be offered and sold from time to time by the Selling Stockholders. We will not receive any proceeds from the sale of shares of our Class B common stock by the Selling Stockholders pursuant to this Prospectus.

Selling Stockholders:	See Selling Stockholders table on page 50.

Terms of the Offering:	The Selling Stockholders will determine when and how they will sell the Class B common stock offered in this Prospectus.

Risk Factors:	Investing in our Class B common stock is highly speculative and involves a high degree of risk. You should carefully consider the information set forth in this Prospectus and, in particular, the specific factors set forth in the “Risk Factors” section beginning on page 4 of this Prospectus before deciding whether or not to invest in our common stock.

OTC Ticker Symbol: Proposed NYSE American Listing	IDWM We intend to apply for listing of our Class B common stock on the NYSE American and request the symbol “IDW.”

Business Address and Telephone Number

Our address is 520 Broad Street, Newark, New Jersey 07102, and our telephone number at such address is (973) 438-3385.

Risk Factors

Investing in our Class B common stock involves a high degree of risk. You should carefully consider the risks described in “Risk Factors” beginning on page 4 before making a decision to invest in our Class B common stock. The following is a summary of some of the principal risks we face:

RISK FACTORS

Investing in our Class B common stock involves a high degree of risk. You should carefully consider the following information about these risks, together with the other information appearing elsewhere in this Prospectus, including our consolidated financial statements, the notes thereto and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before deciding to invest in our Class B common stock. The occurrence of any of the following risks could have a material and adverse effect on our business, reputation, financial condition, results of operations and future growth prospects, as well as our ability to accomplish our strategic objectives. As a result, the trading price of our Class B common stock could decline and you could lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations and the trading price of our Class B common stock. Certain statements contained in this section constitute forward-looking statements. See the information included in “Cautionary Note Regarding Forward-Looking Statements.”

Risks Associated with Our Business

Public health threats could have an adverse effect on the Company's operations and financial results.

In early 2020, the spread of the COVID-19 virus resulted in a worldwide pandemic. We are actively monitoring the COVID-19 pandemic and its potential and actual impact on each of our operating segments. Due to both known and unknown risks, including future quarantines, closures and other restrictions resulting from the outbreak, our operations and our customers and partners may continue to be impacted.

In April 2020, as a result of the COVID-19 pandemic, IDWP’s direct-market distributor paused the release of new product, including IDWP’s; the direct-market distributor’s operations resumed in a limited capacity in late May 2020 and continue at an increasing rate as of the date of this Prospectus, and IDWP’s products have resumed being distributed. Many retailers experienced closures, reduced operations, or de-prioritization of entertainment products, such as books and games, throughout the COVID-19 pandemic resulting in decreased sales of certain of IDWP’s products. Additional closures, restrictions, or virus spikes could have a further negative impact on IDWP’s distribution channels and retail customers. We are unable to accurately predict the full impact that the COVID-19 pandemic will have on distributions, purchasing, sales, returns, cash receipts and overall revenue.

Due to various uncertainties, including the ultimate geographic spread of the virus, the severity of the disease, the duration of the outbreak, and actions that may be taken by governmental authorities, we anticipate production of television shows of IDWE to be periodically suspended, or perhaps unexpectedly cancelled, for a significant time.

For all these reasons, the COVID-19 pandemic could have a material adverse impact on our business and financial results.

We have a history of continued operating losses at IDWE and IDWP and cannot be certain of our future profitability.

We have accumulated a net deficit through July 31, 2020 of approximately $89.9 million. Prior to the CTM Sale, which is expected to close in calendar 2020, we often used cash flows from CTM to partially provide funding for corporate overhead and for our IDWP and IDWE operations. In Fiscal 2019, CTM generated $3.0 million of positive cash flow while IDWP and IDWE generated negative cash flow of $1.1 million and $11.6 million, respectively.

We expect to incur losses in the foreseeable future as we continue to seek financing for, and invest in, our IDWE and IDWP businesses and operations. The time required for us to become profitable is uncertain, and there can be no assurance that we will achieve profitability on a sustained basis, if at all. We expect that our results of operations may also fluctuate significantly in the future as a result of a variety of factors, including, without limitation: the impact of the COVID-19 pandemic, the ability to finance television shows without great financial risks; our ability to attract, retain and motivate qualified personnel; specific economic conditions in the entertainment and publishing markets; and general economic conditions.

Risks Related to IDW Publishing

IDWP depends on two distributors for its publications and such dependence subjects IDWP to the risk that such distributors may be unable to perform its obligations to IDWP.

Diamond Comic Distributors, Inc., or Diamond, which handles the vast majority of all comic book publishers’ direct market (i.e., comic book stores) distribution, distributes all of IDWP’s products for the direct market. As a result of COVID-19 pandemic, IDWP is offering full returns in the direct market through Diamond on comic titles through the end of calendar 2020 and then returns will be monitored on a month-by-month basis. While this is designed to reduce inventory risk for retailers, there is a possibility the marketplace could experience an irrecoverable downward trend that may trigger higher returns in a given month or quarter.

Penguin Random House Publisher Services, or Penguin Random House, distributes substantially all of IDWP’s products to non-direct market account (i.e., bookstores, libraries, mass market). Should either Diamond or Penguin Random House fail to perform under the applicable distribution agreement or if it were to experience financial difficulties that would hinder its performance, distribution to the direct or non-direct market, respectively, would be significantly impaired in the short term and/or long term, and IDWP’s ability to distribute and receive proceeds from its publications would be impaired which would have a material adverse impact on our business and financial results. In the first half of 2020, due to the COVID-19 pandemic, Diamond did temporarily cease distributing IDWP’s comic books.

IDWP may not be able to respond to changing consumer preferences and its sales may decline.

IDWP operates in highly competitive markets that are subject to rapid change, including changes in customer preferences. There are substantial uncertainties associated with IDWP’s efforts to develop successful publications and products for its customers. New fads, trends, and shifts in popular culture could affect the type of creative media consumers will purchase. Content in which IDWP has invested significant resources may fail to respond to consumer demand at the time it is published. IDWP regularly makes significant investments in new products that may not be profitable, or whose profitability may be significantly lower than IDWP has experienced historically. A loss in sales due to the foregoing could have a material adverse effect on IDWP’s business, prospects and financial condition.

Significant returns of IDWP sold to mass market bookstores may have a material impact on IDWP’s cash flow.

Through its distribution arrangement with Penguin Random House, IDWP sells its publications to mass market bookstores, such as Barnes & Noble, on a fully returnable basis and IDWP Games sells its products to mass market stores, such as Target. As a result, these customers can return publications to Penguin Random House or to game distributors for credit, which in turn is charged back to IDWP. There is no time limit on the customers’ right to return publications distributed to them. In addition to IDWP being charged back the wholesale cost of the publications, IDWP also incurs a return processing fee by Penguin Random House. Such returns and fees are credited against IDWP’s current sales revenue from Penguin Random House, which reduces IDWP’s cash flow and operating capital. Product returns are a normal part of book and games publishing and IDWP estimates and records a reserve for such returns based on its return history and current trends that are expected to continue. A significant over-estimation of demand for a publication by the mass market bookstores, however, could result in a larger-than-expected volume of returns that would significantly reduce IDWP’s cash flows and operating capital. Further, a general downturn in the economy may also result in significant returns as bookstores reduce their outstanding debts to improve their own cash flow. Any or all of these events that result in significant returns in excess of IDWP’s estimates could have a material adverse effect on IDWP’s revenue, cash flow and operating results.

IDWP’s publications may be less successful than anticipated.

IDWP cannot accurately predict the commercial success of any of its publications or games because the revenue derived from the distribution of a publication or game depends primarily upon its acceptance by the public, which cannot be accurately predicted. The commercial success of a publication also depends upon the public’s acceptance of competing publications, critical reviews, the availability of alternative forms of entertainment and leisure time activities, piracy and unauthorized distribution of publications, general economic conditions, and other tangible and intangible factors, none of which can be predicted with certainty. Additionally, if the movies or television programs that IDWP licenses are not successful, or if the characters that IDWP licenses lose some of their popularity, IDWP’s ability to sell publications based on such characters would decline could have a material adverse effect on IDWP’s business, prospects and financial condition.

If IDWP fails to maintain positive relationships with its key licensors, authors, illustrators and other creative talent, as well as to develop relationships with new licensors and creative talent, its business could be adversely affected.

IDWP’s business is highly dependent on maintaining strong relationships with the entertainment companies that license their entertainment properties to IDWP, and with authors, illustrators and other creative talent who produce the products that are sold to IDWP’s customers. Any weakening of these relationships, or the failure to develop successful new relationships, could have an adverse impact on IDWP’s business and financial performance. IDWP depends on freelance artists who choose how to spend their time and utilize their talents. It is important for IDWP to maintain strong relationships with those freelance artists so they devote their time and talent to IDWP’s projects. IDWP’s inability to maintain and secure these relationships could have a material adverse effect on IDWP’s business, prospects and financial condition

IDWP cannot control certain publication delays and cancellations which could adversely affect IDWP’s sales and its ability to meet delivery obligations.

IDWP does not control the decision to proceed with the production of publications based on characters that it licenses from others, and it does not have full control of the timing of the releases of those publications, which are often the subject to long and inflexible schedules. Disruptions, delays or cancellations to those schedules could cause IDWP to incur additional costs, miss an anticipated publication date, endure long periods without publishing a publication or all of the above, which could hurt IDWP’s associated licensing programs and business.

IDWP depends on the internal controls of its distributors for its financial reporting and revenues.

Because of Diamond’s and Penguin Random House’s role as distributors of IDWP’s publications and the fact that much of IDWP’s inventory is held at its distributors’ facilities, IDWP depends on the distributors to implement internal controls over financial reporting and to provide IDWP with information related to those internal controls. Diamond’s and Penguin Random House’s internal controls might not be sufficient to allow IDWP to meet its internal control obligations or to allow IDWP’s management to properly assess those controls. The distributors may fail to cure any internal control deficiencies related to the publications that it distributes. IDWP may be unable to effectively create compensating controls to detect and prevent errors or irregularities in the distributors’ accounting to IDWP and others. Errors in properly tracking publication sales could also negatively impact IDWP’s revenues.

Any loss of key personnel and the inability to attract and retain qualified employees could have a material adverse impact on IDWP’s operations.

The departure of key personnel without adequate replacement could severely disrupt IDWP’s business operations. Additionally, IDWP needs qualified managers and skilled employees with industry experience to operate its businesses successfully. From time to time there may be shortages of skilled labor which may make it more difficult and expensive for IDWP to attract and retain qualified employees. If IDWP is unable to attract and retain qualified individuals or its costs to do so increase significantly, its operations would be materially adversely affected.

IDWP might lose sales and revenue because of piracy of publications.

With technological advances, the piracy of publications has increased. Unauthorized and pirated copies of IDWP’s publications will reduce the revenue generated by those publications. If consumers can obtain illegal copies of IDWP’s publications and media, IDWP’s revenues will decline. IDWP may not be able to identify or enforce violations of its intellectual property rights and even if legal remedies are available, they could be costly and drain its financial resources. Accordingly, illegal copying of IDWP’s content could negatively affect its revenues and earnings.

IDWP’s dependence on printers outside the United States subjects it to the risks of international business.

IDWP’s publications are printed primarily outside the United States in South Korea, China and Canada. International manufacturing is subject to a number of risks, including fluctuations and volatility in currency exchange rates, transportation delays and interruptions, political and economic disruptions, the impositions of tariffs, import and export controls and changes in governmental policies. The impact of changes in currency rates has been especially heightened by current global economic conditions and significant devaluations of local currencies in comparison to the U.S. Dollar. Although to date, currency fluctuations have not materially adversely affected IDWP’s costs, such fluctuations could materially and adversely affect IDWP in the future. Further, added tariffs may be imposed on our printing activities outside the United States which could increase IDWP’s costs. Possible increases in costs and delays of, or interferences with, product deliveries could result in losses of revenues, higher costs, reduced profitability and reductions in the goodwill of IDWP’s customers. Additional factors that may adversely affect IDWP’s printing activities outside of the United States and therefore materially and adversely affect the business and financial results of IDWP include international political situations, uncertain legal systems and applications of law, prejudice against foreigners, corrupt practices, uncertain economic policies and potential political and economic instability that may be exacerbated in foreign countries.

The competitive pressures IDWP faces in its business could adversely affect its financial performance and growth prospects.

IDWP is subject to significant competition, including from other publishers, many of which are substantially larger than IDWP and have much greater resources than it, such as Marvel Comics and DC Comics. To the extent IDWP cannot meet the challenges from existing or new competitors or develop new product offerings to meet customer preferences or needs, its revenues and profitability could be materially and adversely affected.

Risks Related to IDW Entertainment

The public health risk of COVID-19 and its impact on productions.

Multiple television productions of IDWE have been delayed due to the COVD-19 pandemic. IDWE intends to diversify into animation which can largely be worked on with minimal impacts from the COVID-19 pandemic, but the timeline for producing animation is often longer than live action and thus takes longer to recognize revenue. Live-action shows must be filmed and shot at locations with a sizeable crew. Given the public health risk of COVID-19 and related possible local, state and federal guidelines limiting the filming and production of our live-action shows, IDWE could be adversely affected and experience significant production delays or cancellations. Production costs of IDWE shows may also rise as additional safety protocols related to the COVID-19 pandemic are necessary on the set of these shows.

Increased costs for programming and other rights, as well as judgments we make on the potential performance of IDWE’s content, may adversely affect IDWE’s profits and balance sheet.

IDWE has produced a significant amount of original programming and other content and is continuing to invest in this area. IDWE’s core business involves the development and production of television shows, the costs of which are significant and involve complex negotiations with numerous third parties. Network buyers and larger studios are also continuing to drive up the cost of talent and in many cases, locking them to overall deals, which leaves IDWE with less access to high-level writers at a much higher cost of entry. These higher costs may not be recouped when the content is broadcast or distributed, and higher costs may lead to decreased profitability, losses or potential write- downs. Unfavorable currency rates both in the production and sale of television shows may also lead to increased costs. Further, rapid changes in consumer behavior have increased the risk associated with acquired programming, which typically is acquired pursuant to multi-year agreements.

We may not have sufficient capital to pursue the most profitable revenue models and finance or co-finance future television shows.

If IDWE continues to be successful in developing content suitable for successful television shows, it may not have sufficient capital to finance or co-finance these shows, which usually is the deal structure that offers the greatest control and potential upside but comes with the greatest risk. While IDWE has shifted its business model to substantially de-risk and diversify its deal structures by utilizing guaranteed fee structures (such as production company fees, producer fees, and back-end participation) whenever possible whereby the streaming platform cash-flows production costs, the potential requirement for financing or co-financing remains as part of the business. As a result of the structure of its production arrangements for its television shows, IDWE may not be able to maximize the benefits of its well-performing shows and may incur more losses of its poorly-performing shows, all of which would materially and adversely affect its business and results of operations.

Any loss of key personnel and the inability to attract and retain qualified employees could have a material adverse impact on IDWE’s operations.

IDWE is dependent on the continued services of key executives such as Lydia Antonini. The departure of key personnel without adequate replacement or temporary skilled coverage could severely disrupt IDWE’s business operations. Additionally, IDWE needs qualified managers and skilled employees with in-depth industry experience to operate its businesses successfully. From time to time there may be shortages of skilled labor which may make it more difficult and expensive for IDWE to attract and retain qualified employees. If IDWE is unable to attract and retain qualified individuals or its costs to do so increase significantly, its operations would be materially adversely affected.

The competitive pressures IDWE faces in its business could adversely affect its financial performance and growth prospects.

IDWE is subject to significant competition, including from other studios/producers/distributors many of which operate with significantly larger staffs and funding than IDWE. Competitors include (i) smaller independent studios such as Entertainment One, Blumhouse, Annapurna and Miramax, (ii) major independent studios such as Sony TV and Warner Bros TV; and (iii) vertically integrated studios such as Twentieth Television, Universal TV, CBS TV Studios and ABC Studios who develop, distribute and produce original television programming. To the extent IDWE cannot meet the challenges from existing or new competitors or develop new product offerings to meet customer preferences or needs, its revenues and profitability could be adversely affected.

The concentration risk of IDWE’s shows currently airing primarily on Netflix and NBC Universal/SyFy could negatively affect IDWE’s business.

IDWE shows have primarily aired on Netflix and NBC Universal/SyFy. As such, IDWE has a concentration of customer risk related to Netflix and NBC Universal/SyFy. While IDWE does not intend to continue to have its shows aired solely on Netflix and NBC Universal/SyFy, it cannot control which companies may be interested to purchase and/or offer the best terms to finance its shows, nor control whether Netflix or NBC Universal/SyFy will remain a going concern.

Risks Related to CTM

General economic downturns and other factors could negatively impact the tourism industry and reduce CTM’s revenues.

CTM’s brochure distribution business is closely linked to the travel and tourism industry. Travel is highly sensitive to business and personal discretionary spending levels, and thus tends to decline during general economic downturns. CTM’s sales and revenues would be significantly reduced as a result of a decline in travel as its business targets tourists in the locations its brochures are displayed. Reductions in tourism could also result in reduced tourism revenues for attractions, reducing the resources available to attractions to purchase CTM’s services. Further, during economic downturns, governments decrease funding for tourism which also negatively affects CTM’s revenues. In the current recession of the global economy related to the COVID-19 pandemic and other factors, discretionary spending levels have already dropped significantly which has negatively affected the business and financial results of CTM.

Reduction in travel and tourism could reduce CTM’s sales and revenues.

A reduction in overall or regional travel or tourism could negatively affect the business of CTM. Some events that tend to reduce travel and, therefore, could reduce CTM’s sales and revenues include:

●	price escalation in the airline industry or other travel-related industries;

●	airline or other travel related strikes;

●	pandemics or other widespread health risks (including the current outbreak of COVID-19);

●	regional hostilities and terrorism, such as the terrorist events of September 11, 2001;

●	unusual extended periods of bad weather or natural disasters;

●	fuel price escalation;

●	reduction of capacity by travel suppliers;

●	labor force stoppages that impact the Broadway theater industry;

●	increased occurrence of travel-related accidents; and

●	economic downturns and recessions.

If any of the foregoing factors results in a downturn in the tourism and travel industry, there could be a material adverse effect on CTM’s business, prospects and financial condition.

Declines or disruptions in the New York City travel and tourism industry such as those due to terrorist attack or pandemics such as COVID-19, or general economic slowdowns such as the current recession, could negatively affect CTM’s business.

CTM’s brochure distribution business relies on the health of the New York City travel and tourism industry. Travel and tourism are highly sensitive to traveler safety concerns, and thus has historically declined after acts of terrorism such as those on September 11, 2001 or pandemics such as the current COVID-19 pandemic, particularly in New York City. These effects, depending on their scope and duration, could significantly reduce travel and tourism in New York City, which in turn could negatively impact the demand for CTM’s services. Reductions in travel and tourism could negatively impact CTM’s business, and if continuing, could have a material adverse effect on its business, prospects and financial condition.

If CTM’s access to hotels and other locations for its display stations on the current terms were to be limited, it could negatively impact its results of operations.

CTM’s brochure distribution business relies on access to hotels and other locations for the placement of its display stations as a service or convenience for the customers of those businesses and other users of those facilities. If the owners or operators of those facilities were to restrict or substantially reduce such access, CTM’s brochure distribution business, revenues and results of operations could be materially and adversely affected.

Trends and changes in the theater industry, particularly on Broadway, could adversely affect CTM’s revenues.

A significant portion of CTM’s revenue, 15.3% in fiscal 2019, is derived from its distribution of print and digital media related to Broadway shows. If Broadway theater attendance declines, the demand for CTM’s services to the theater industry could soften, adversely affecting its revenues. Further, economic downturns negatively affect the entertainment industry generally and attendance at Broadway shows in particular. Moreover, new shows may not open.

As a result of the COVID-19 pandemic, Broadway shows have been closed since April 2020, and will remain closed at least through May 2021 as announced on October 9, 2020 by the Broadway League industry group, which has materially and negatively affected the business and financial results of CTM. It is unknown when Broadway shows will re-open.

Accordingly, economic downturns in the theater industry, particularly on Broadway, whether currently or in the future, could adversely impact CTM’s business from the theater industry which could have an adverse effect on its business, prospects and financial condition.

Any labor disputes that cause Broadway shows to close could adversely affect CTM’s revenues.

As a significant portion of CTM’s revenue is derived from its distribution of brochures related to Broadway shows, any strikes or other labor disputes that cause the “lights to go off”, or to otherwise materially reduce or affect the number of shows, on Broadway could adversely affect CTM’s revenues.

Seasonal factors affect CTM’s operating results.

Seasonality of revenues will cause CTM’s revenues to fluctuate. Travel is usually slow during non-summer months and during the non-holiday season and customers are less likely to pay for distribution of brochures during such periods. Accordingly, CTM needs adequate liquidity to finance its operations during off-seasons. Although in the past CTM has consistently had sufficient cash reserves to fund its operations year-round, there can be no assurance that it will have sufficient funds from operations or external sources to fund its operations during slower periods.

Risk Factors Generally Relating to Us and Our Class B Common Stock

Our Class B Common Stock may not be approved for listing on the NYSE American.

We intend to apply to have our Class B common stock traded on the NYSE American and we believe that we will satisfy all the requirements for that listing. However, our Class B common stock may not be approved for listing on the NYSE American or any other national securities exchange. We cannot predict how much investor interest in our Company will generate the adequate amount of liquidity in our stock to create an active trading market for our Class B common stock. It is possible that, if our Class B common stock is eventually listed on the NYSE American, an active trading market will not develop or continue, and there can be no assurance as to the price at which our Class B common stock will trade. The initial share price of our Class B common stock listed on the NYSE American may not be indicative of prices that will prevail in any future trading market.

There is a limited trading market for shares of our Class B common stock and stockholders may find it difficult to sell our shares.

Our Class B common stock are quoted on the Pink OTC Markets. As a result, an investor may find it difficult to sell, or to obtain accurate quotations as to the price of, shares of our Class B common stock. In addition, our Class B common stock may be subject to the penny stock rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors. The SEC regulations generally define a penny stock to be an equity that has a market price of less than $5.00 per share, subject to certain exceptions. Unless an exception is available, those regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions and high net worth individuals). In addition, the broker-dealer must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. Moreover, broker-dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to transactions prior to sale. Regulations on penny stocks could limit the ability of broker-dealers to sell our Class B common stock and thus the ability of purchasers of our Class B common stock to sell their shares in the secondary market.

We have no future plans to pay dividends on our Class B common stock.

We do not pay, and do not intend to pay, cash dividends on our Class B common stock. We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. In addition, the terms of our current, as well as any future, financing agreements may preclude us from paying any dividends. As a result, capital appreciation, if any, of our Class B common stock will be investors’ sole source of potential gain for the foreseeable future.

We are a “smaller reporting company” and “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to smaller reporting companies and emerging growth companies will make our Class B common stock less attractive to investors.

We are a “smaller reporting company,” as defined in Rule 12b-2 under the Exchange Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies, including “emerging growth companies” such as, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Our status as a “smaller reporting company” is determined on an annual basis. We cannot predict if investors will find our Class B common stock less attractive or our company less comparable to certain other public companies because we will rely on these exemptions. For example, if we do not adopt a new or revised accounting standard, our future financial results may not be as comparable to the financial results of certain other companies in our industry that adopted such standards. If some investors find our Class B common stock less attractive as a result, there may be a less active trading market for our Class B common stock and our stock price may be more volatile.

If we fail to implement and maintain an effective system of internal controls, we may be unable to accurately report our results of operations, meet our reporting obligations or prevent fraud.

Under Section 404 of the Sarbanes-Oxley Act of 2002, a newly public company is not required to comply with either the management or the auditor reporting requirements related to internal control over financial reporting until its second annual report, if applicable.

Further, we intend to qualify as an “emerging growth company” as defined in the Jumpstart our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

●	an extended transition period to comply with new or revised accounting standards applicable to public companies; and

●	an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002.

We may take advantage of these provisions until the end of the fiscal year ending after the fifth anniversary of the filing of this registration statement, or such earlier time that we are no longer an emerging growth company and, if we do, the information that we provide stockholders may be different than you might receive from other public companies in which you hold equity. We would cease to be an emerging growth company if we have more than $1.0 billion in annual revenue, have more than $700 million in market value of our shares of common stock held by non-affiliates, or issue more than $1.0 billion of non-convertible debt over a three-year period.

In addition, if we no longer qualify as an emerging growth company, as an accelerated filer, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public company, our reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation.

During the course of documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404, we may identify other weaknesses and deficiencies in our internal control over financial reporting. In addition, if we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. If we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could in turn limit our access to capital markets, harm our results of operations, and lead to a decline in the trading price of our stock.

Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations and civil or criminal sanctions. We may also be required to restate our financial statements from prior periods.

The requirements of being a reporting public company may strain our resources, divert management’s attention and affect our ability to attract and retain additional executive management and qualified board members.

As a reporting public company, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, and the Dodd-Frank Act, and other applicable securities rules and regulations. Compliance with these rules and regulations will increase our legal and financial compliance costs, making some activities more difficult, time-consuming or costly. This will put increased demand on our systems and resources, particularly after we are no longer a “smaller reporting company.” The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and results of operations. As a “smaller reporting company” and “emerging growth company”, as stated above, we receive certain reporting exemptions under The Sarbanes-Oxley Act.

Changing laws, regulations and standards relating to corporate governance and public disclosure create uncertainty for public companies, which increases legal and financial compliance costs and time expenditures for internal personnel. These laws, regulations and standards are subject to interpretation, which in many cases due to their lack of specificity, their application in practice may evolve over time as regulators and governing bodies provide new guidance. These changes may result in continued uncertainty regarding compliance matters and may necessitate higher costs due to ongoing revisions to filings, disclosures and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate regulatory or legal proceedings against us and our business may be adversely affected.

As a public company under these rules and regulations, we expect that it may make it more expensive for us to hire external auditors to perform requisite outside audited financial statements, as well as obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation committee and could also make it more difficult to attract qualified executive officers.

As a result of disclosure of information in this Prospectus and in filings required of a public company, our business and financial condition will become more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and results of operations could be adversely affected, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and adversely affect our business and results of operations.

Investors may suffer dilution as a result of future financing needs.

We may engage in equity financing to fund our future operations and growth. If we raise additional funds by issuing equity securities, stockholders may experience significant dilution of their ownership interest (both with respect to the percentage of total securities held, and with respect to the book value of their securities) and such securities may have rights senior to those of the holders of our Class B common stock.

General economic conditions may negatively impact our operations.

Economic downturns may negatively affect our operations. These conditions may be widespread or isolated to one or more geographic regions in which we operate. Higher wages, related labor costs, printing costs, leasing costs, energy, insurance and fuel costs and the increasing cost trends in those markets may decrease our margins. Moreover, economic downturns present an additional challenge to us because a significant portion of our revenues are from sales through retail stores, which are more likely to close during economic downturns. In addition, decreases in travel and entertainment spending during economic downturns could impact our businesses, and thereby negatively impact our operations.

We could find it difficult to raise additional capital in the future.

We may need to raise additional capital in order for stockholders to realize increased value on our securities. Given the current global economy, there can be no assurance that we would be able to obtain funding on commercially reasonable terms in a timely fashion. Failure to obtain additional funding, if necessary, could have a material adverse effect on our business, prospects and financial condition.

Holders of our Class B common stock have significantly less voting power than holders of our Class C common stock.

Holders of our Class B common stock are entitled to one-tenth of a vote per share on all matters on which our stockholders are entitled to vote, while holders of our Class C common stock are entitled to three votes per share. As a result, the ability of holders of our Class B common stock to influence our management is limited.

Eight trusts for the benefit of sons and daughters of Howard S. Jonas, our Chairman of the Board of Directors, hold shares that, in the aggregate, represent more than a majority of the combined voting power of our outstanding capital stock, which may limit the ability of other stockholders to affect our management.

Eight trusts for the benefit of sons and daughters of Howard S. Jonas (the “Trusts”), our Chairman of the Board, collectively have voting power over 1,733,752 shares of our common stock (which includes 545,360 shares of our Class C common stock, which are convertible into shares of our Class B common stock on a 1-for-1 basis, and 1,188,392 shares of our Class B common stock), representing approximately 68.0 % of the combined voting power of our outstanding capital stock, as of October 15, 2020. In addition, as of October 15, 2020, Howard S. Jonas holds 1,729,252 shares of our Class B common stock, warrants to purchase up to 89,243 shares of the Company’s Class B Common Stock at a price per share of $42.02 and warrants to purchase up to 98,336 shares of the Company’s Class B Common Stock at a price per share of $26.44. Each of the Trusts has a different, independent trustee. We are not aware of any voting agreement between or among any of the Trusts and/or Howard S. Jonas, but if such a voting agreement or other similar arrangement exists or were to be consummated, or if all or several or all of the Trusts were to act in concert, certain or all of the Trusts and/or Howard S. Jonas would be able to control matters requiring approval by our stockholders, including the election of all of the directors and the approval of significant corporate matters, including any merger, consolidation or sale of all or substantially all of our assets. As a result, the ability of any of our other stockholders to influence our management may be limited.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus contains forward-looking statements. All statements other than statements of historical facts contained in this Prospectus, including statements regarding our future results of operations and financial position, business strategy, prospective products, product approvals, timing and likelihood of success, plans and objectives of management for future operations, and future results of current and anticipated products are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this Prospectus are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements speak only as of the date of this Prospectus and are subject to a number of risks, uncertainties and assumptions described under the sections in this Prospectus entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this Prospectus. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for us to predict all risk factors and uncertainties. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise. All of the forward-looking statements made in this report are qualified by these cautionary statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of our Class B common stock by the Selling Stockholders pursuant to this Prospectus.

We will pay for the expenses of this offering, except that the Selling Stockholders will pay any broker discounts or commissions or equivalent expenses and expenses of Selling Stockholders legal counsel applicable to any sale of the shares of Class B common stock.

MARKET FOR OUR CLASS B COMMON STOCK AND RELATED STOCKHOLDER MATTERS

The following table sets forth the high and low sale prices for our Class B common stock for each quarterly period within the two most recent fiscal years.

On October 1, 2020, there were 133-- holders of record of our Class B common stock and 8 holders of record of our Class C common stock, which is not quoted on the Pink OTC Markets. These numbers do not include the number of persons whose shares are in nominee or in “street name” accounts through brokers. On October 15, 2020, the last sales price reported on the Pink OTC Markets for our Class B common stock was $3.25 per share.

We were formed in May 2009 and do not pay cash dividends. We do not expect to pay any cash dividends for the foreseeable future. Our current policy is to retain all of our earnings to finance future growth. Any future declaration of dividends will be subject to the discretion of our Board of Directors.

The following table sets forth the high and low closing bid prices for our Class B common stock for the fiscal quarter indicated as reported on the Pink OTC Markets. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

	Fiscal 2020		Fiscal 2019		Fiscal 2018
	High	Low	High	Low	High	Low
First Quarter ended January 31	$13.25	$6.21	$40.40	$20.49	$53	$43.01
Second Quarter ended April 30	$10.10	$4.50	$33	$20.12	$53.99	$40.03
Third Quarter ended July 31	$5.63	$3.50	$24.90	$14.34	$49.75	$40
Fourth Quarter ended October 31*	$4.10	$3.00	$23.50	$9.53	$44	$24.01

*	Through October 15, 2020

DIVIDEND POLICY

We do not pay dividends on our Class B common stock, and currently do not intend to pay any cash dividends on our Class B common stock in the foreseeable future. In addition, we may incur debt financing in the future, the terms of which will likely prohibit us from paying cash dividends or distributions on our Class B common stock. Even if we are permitted to pay cash dividends in the future, we currently anticipate that we will retain all future earnings, if any, to fund the operation and expansion of our business and for general corporate purposes.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION OR PLAN OF OPERATIONS

This Management’s Discussion and Analysis of Financial Condition or Plan of Operations includes a number of forward-looking statements that reflect Management’s current views with respect to future events and financial performance. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “anticipate,” “believe,” “estimate” and “continue,” or similar words. Those statements include statements regarding the intent, belief or current expectations of us and members of our management team as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risk and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements.

Readers are urged to carefully review and consider the various disclosures made by us in this report and in our other reports filed with the Securities and Exchange Commission. Important factors currently known to management could cause actual results to differ materially from those in forward-looking statements. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes in the future operating results over time. We believe that our assumptions are based upon reasonable data derived from and known about our business and operations. No assurances are made that actual results of operations or the results of our future activities will not differ materially from our assumptions. Factors that could cause differences include, but are not limited to, expected market demand for our products, fluctuations in pricing for our products, and competition.

The following discussion provides information that management believes is relevant to an assessment and understanding of our past financial condition and plan of operations. The discussion below should be read in conjunction with the consolidated financial statements and related notes thereto included elsewhere in this Prospectus.

As used below, unless the context otherwise requires, the terms “the Company,” “we,” “us,” and “our” refer to IDW Media Holdings, Inc., a Delaware corporation, and our subsidiaries.

OVERVIEW

Our principal businesses consist of:

i.	IDW Media Publishing, or IDWP, a publishing company that creates comic books, graphic novels, digital content and games through its imprints IDW, IDW Games, Top Shelf Productions. In addition, since April 1, 2020, we own a 19.9% interest in Clover Press, a boutique publishing company that focuses on the book trade and direct market; since April 1, 2020, when our interest in Clover Press decreased to 19.9%, we no longer consolidate the operations of Clover Press but rather value our investment at cost.

ii.	IDW Entertainment, or IDWE, a company that develops, produces, and distributes content across various platforms and formats to audiences globally. IDWE licenses its intellectual property primarily from IDWP, thereby gaining exclusive access to stories and characters from IDWP’s diverse library of comic books and graphic novels.

iii.	CTM Media, or CTM, a company that develops and distributes print and digital-based advertising and information advertising for tourist destinations in targeted tourist markets in 32 states / provinces in the United States and Canada. On July 14, 2020, we and Howard Jonas, our Chairman of the Board of Directors, executed a share purchase agreement pursuant to which we agreed to sell all of the stock of CTM to Mr. Jonas (the “CTM Sale”) for (i) the cancelation of $3.75 million of indebtedness owed to Mr. Jonas by us, (ii) a contingent payment of up to $3.25 million based upon a recovery of quarterly revenues of CTM to 90% of its fiscal 2019 levels during the 18-month period following the closing of the CTM Sale, and (iii) a contingent payment if CTM is sold within 36 months for more than $4.5 million. We expect to close the sale of CTM in calendar 2020.

COVID-19: Overview of Impacts

The COVID-19 pandemic had the following impact on us and our business operations:

●	The Company: We received Paycheck Protection Program (“PPP”) loans, which were established as part of the CARES Act, of $1,195,679 related to IDWE’s and IDWP’s operations.

●	IDWE: Industry-wide production suspensions halted filming and production of Wynonna Earp season four after the completion of six of twelve episodes, with production of the remaining six episodes resumed in early September 2020. Filming of Locke & Key season two has been set to begin production this Fall. IDWE continued to develop, package and pitch from its pipeline on remote basis. Writers’ rooms have transitioned to virtual operations.

●	IDWP: Direct market distribution was halted April 1, 2020 by Diamond Comic Distributors, Inc., the industry’s primary distributor and our distributor of comic books, and IDWP subsequently furloughed approximately 25% of its workforce. In part due to loans received pursuant to the PPP, IDWP was able to bring back 50% of the furloughed workforce. IDWP transitioned to focus on direct-to-consumer and indirect market channels, and was able to substantially offset the lost direct market sales. Diamond resumed partial operations on May 20, 2020, including the distribution of IDWP’s comic books. However, direct market sales volumes remain below pre-pandemic levels. IDWP renegotiated the terms of one of its real estate leases due to COVID-19 impacts, and pursuant to ASC 842 guidance, the lease liabilities were remeasured as of the modification dates as if the lease was a new lease commencing at such time.

●	CTM: CTM received PPP loans of $1,710,977 and $68,270, for its CTM and Ettractions operations. CTM suspended operations in March 2020 as key clients closed and tourism significantly slowed or halted in key markets and furloughed all non-essential personnel, which totaled approximately 90% of its workforce. CTM began gradually resuming operations in June 2020 in accordance with state and local COVID-19 regulations and has gradually been increasing its personnel as needed.

REPORTABLE SEGMENTS

We have the following reportable business segments: IDWP and IDWE, and CTM as a discontinued operation.

IDWP

IDWP is an award-winning publisher of comic books, original graphic novels, and art books as well as board and tabletop games. Founded in 1999, IDWP has a long tradition of supporting original, creator-driven titles. In 2002, IDWP published 30 Days of Night by Steve Niles and Ben Templesmith followed by other horror titles that kickstarted a resurgence in horror-comic publishing across the industry. Since then, IDWP has significantly diversified its publications. Joe Hill and Gabriel Rodríguez’s Locke & Key, Jonathan Maberry’s V Wars, Stan Sakai’s Usagi Yojimbo, Walter Simonson’s Ragnarök, Beau Smith’s Wynonna Earp, Chris Ryall and Ashley Wood’s Zombies vs Robots, and Joe Hill and Martin Simmonds’ Dying is Easy are among the hundreds of award-winning titles published by IDW. Titles such as Canto, Ghost Tree, Road of Bones, Mountainhead are in active development.

In 2015, IDWP acquired Top Shelf Productions, an award-winning, critically-acclaimed publisher of graphic novels, which continues to operate as an imprint. Top Shelf is known for publishing works of literary significance including the #1 New York Times and Washington Post bestselling trilogy, March, by Congressman John Lewis, Andrew Aydin, and Nate Powell. March is the only graphic novel to have won the National Book Award. In July 2019, Top Shelf released George Takei’s graphic memoir, They Called Us Enemy, which debuted at #2 on the New York Times Paperback Nonfiction Best Sellers list and as a #1 bestseller on Amazon. They Called Us Enemy was named a “Best Book of the Year” by NPR, Amazon, Forbes, Publishers Weekly, School Library Journal, Kirkus Reviews, and the New York Public Library.

In addition to its core of creator-driven franchises, IDWP has also partnered with the owners of major licensed brands to publish some of the most successful licensed titles, including: Hasbro’s Transformers, G.I. Joe, and My Little Pony; Sega’s Sonic The Hedgehog; CBS’s Star Trek; Sony’s Ghostbusters; Viacom’s Teenage Mutant Ninja Turtles; the Marvel Action’s line of middle-grade comic books designed for younger readers; Toho’s Godzilla; and Lucasfilm’s Star Wars Adventures. These licensed titles often bring with them diverse built-in audiences and also build cache and retailer support for IDWP. With licensed franchises, IDWP strategy is to focus on licenses that not only have eager, built-in fan followings but also ongoing licensor support through other channels, such as toys, animation, and film. This strategy enables IDWP to expand its audience reach and to pursue sub-license opportunities with foreign publishers. IDWP also collaborates with other comic publishers to co-publish certain titles, including Batman vs. Teenage Mutant Ninja Turtles (with DC Comics) and Rick & Morty vs. Dungeons and Dragons (with Oni Press, Inc.).

IDWP’s largest segment is the publication of comic books and graphic novels, which are primarily distributed through three channels:

●	to comic book specialty stores, on a non-returnable basis (the “direct market”), by Diamond Comic Distributors, Inc.;

●	to traditional retail outlets, including bookstores and mass market stores, on a returnable basis (the “non-direct market”), by Penguin Random House Publisher Services (“Penguin Random House”) to customers such as Amazon, Barnes & Noble, Baker & Taylor, Ingram, Follett, Target, and Walmart; and

●	to Ebook distributors (“digital publishers”).

IDWP’s publications are widely available digitally through popular distributors such as Comixology, Amazon, Apple iTunes and iBooks, Google Play, Hoopla, Overdrive, and via IDWP’s own website (idwpublishing.com). Through the direct market and non-direct market, IDWP sold over 4.2 million units in fiscal year 2019 and is recognized as the fourth largest publisher by Diamond market share ratings, covering both comics and graphic novels in the direct market.

IDWP publishes under specialized, acclaimed imprints that account for a smaller part of our revenue, including: (i) The Library of American Comics (publishing classic comic reprints); (ii) EuroComics (bringing foreign language comics to an English-speaking audience); (iii) Yoe! Books (specializing in creative historical comic collections); (iv) Artist’s Editions (publishing scans of original art printed at the same size they were drawn); and (v) Sunday Press (producing restorations of classic American comic strips while enhancing their visibility, reach of distribution and marketing).

Many of IDWP’s titles are available in a variety of languages worldwide through foreign licensing. In 2019, IDW also announced a major new initiative to release key titles as Spanish-language graphic novels in the North American market. This initiative kicked off in Summer 2020 with the release of Spanish-language editions of They Called Us Enemy, Red Panda & Moon Bear, and Sonic the Hedgehog.

IDWP’s IDW Games develops and publishes card, board, and tabletop games. Similar to IDWP’s book content, IDW Games offers a mix of popular licensed titles, such as Dragon Ball Z and Batman the Animated Series, as well as creator-developed strategic hobby games, such as Towers of Arkhanos and Tonari. IDW Games’ products are sold to distributors worldwide and are available through retailers such as Gamestop, Barnes & Noble, Amazon, and independent games and comics stores, as well as the direct-to-consumer channel through its website and marketing campaigns.

To further expand and build creator-owned properties beyond publishing, IDWP works with IDWE, as well as other outside partners, to bring creator-owned franchises to television and film through licensing arrangements.

As a result of the COVID-19 pandemic, Diamond ceased the direct market distribution of our new comic books from April 1, 2020 through May 19, 2020. Accordingly, IDWP did not publish any new comic books during this period. Based upon distributor capacity, new comic book releases began following a reduced distribution schedule beginning May 20, 2020, with the capacity for new product increasing over the subsequent months. The delay in comic book releases will also have an impact on the publication dates of the related collections in all markets. During this period of reduced output, IDWP paused creative work on many projects, furloughed staff, and experienced a limited number of layoffs. With the receipt of PPP loans and direct market distribution coming back online, furloughed staff have since resumed working and creative work has recommenced.

In order to expand its business and counter a persistent industry-wide decline in direct market sales, IDWP continues to focus on launching new creator-owned titles and partnering with established brands to bring fan-favorite properties to the comic book market. IDWP is also expanding the reach of existing and new products through the development of specialty, library, and education markets; increased direct-to-consumer initiatives; and broadening the reach of creator-driven series through licensing opportunities.

In May 2019, we invested in a new publishing entity, Clover Press, established by Ted Adams and Robbie Robbins, co-founders of IDWP. Clover Press is a separate entity and operates independently from IDWP.

IDWP’s revenues represented 61.5% and 99.4% of our consolidated revenues in the three months ended July 31, 2020 and July 31, 2019, respectively and 57.7% and 98.9% in the nine months ended July 31, 2020 and July 31, 2019, respectively.

IDWE

IDWE is a production company and studio that develops, produces and distributes content for global platforms and services. IDWE generates content primarily from IDWP’s diverse library of comic books and graphic novels.

IDWE has developed and/or produced four series for television that premiered in calendar 2019 and 2020:

●	Wynonna Earp season four will air on SyFy in two parts due to COVID-19-related production shutdowns. The first six episodes of season four premiered on July 26, 2020 and production resumed on the other six episodes on July 16, 2020 with air dates for those episodes yet to be determined. Wynonna Earp was created by Emily Andras and stars Melanie Scrofano and is based on the IDWP comic books of the same name of Beau Smith. Season four’s twelve episodes are being produced by Seven24 Films and distributed by IDWE, in partnership with Syfy and CTV Sci-Fi. Cineflix Studios is the co-producer and global distributor for the series. Season one’s thirteen episodes aired in fiscal 2016, season two’s twelve episodes aired in fiscal 2017, and season three’s twelve episodes aired in fiscal 2018.

●	V Wars, debuted on Netflix on December 5, 2019. The 10-episode vampire thriller stars Ian Somerhalder and was produced by High Park Entertainment. The series is based upon Jonathan Maberry’s IDWP’s comic book series of the same name.

●	October Faction premiered on Netflix January 23, 2020. The 10-episode show is based on the IDWP comic books of Steve Niles and Damien Worm of the same name and was adapted by showrunner Damian Kindler and starred Tamara Taylor and J.C. MacKenzie. It was also produced by High Park Entertainment.

●	Locke & Key premiered on Netflix on February 7, 2020. The show is based on the graphic novels of Joe Hill and Gabriel Rodriguez of the same name that are published by IDWP. Season two has been ordered by Netflix and production began in September 2020.

Previously, IDWE and Ideate Media partnered with AMC Studios to license to BBC America the U.S. broadcast and streaming video on demand (SVOD) rights to Dirk Gently, a live-action series based on the Douglas Adams novels and related comic books on the same name published by IDWP,. Season one of the series premiered October 22, 2016 in the United States on BBC America. The second and final season aired on BBC America in 2017. Netflix currently streams both seasons worldwide.

IDWE’s revenues represented 38.5% and 0.6% of our consolidated revenues in the three months ended July 31, 2020 and July 31, 2019, respectively, and 42.3% and 1.1% in the nine months ended July 31, 2020 and July 31, 2019, respectively.

CTM

As a result of the economic downturn related to the COVID-19 pandemic, and the impact it had on CTM, the Company decided to sell CTM and focus on our entertainment and publishing business.  On July 14, 2020, we and Howard Jonas, our Chairman of the Board of Directors, executed a share purchase agreement pursuant to which we agreed to sell all of the stock of CTM to Mr. Jonas (the “CTM Sale”) for (i) the cancelation of $3.75 million of indebtedness owed to Mr. Jonas by us, (ii) a contingent payment of up to $3.25 million based upon a recovery of quarterly revenues of CTM to 90% of its fiscal 2019 levels during the 18-month period following the closing of the CTM Sale, and (iii) a contingent payment if CTM is sold within 36 months for more than $4.5 million. We expect to close the sale of CTM in calendar 2020.

CTM develops and distributes print-based advertising and information in targeted tourist markets.  Advertisers include entertainment venues, tourist attractions, and cultural sites as well as their related service providers including dining, lodging, and transport services.  CTM services its regional network and partner locations of more than 19,000 diverse locations to distribute printed brochures, magazines and rack cards to the traveling public.

CTM also develops and distributes digital advertising and information through Ettractions’ website, www.visitorfun.com and its ExploreBoard network of interactive touch screen kiosks throughout its market areas.

CTM has grown both geographically and by developing related lines of business.  Geographic growth had been driven both by organic expansion to new territories and through selective purchases of regional businesses. For example, on October 9, 2017, CTM acquired the assets of an additional brochure distribution company in Cape Cod, Massachusetts which expanded CTM’s network and provided CTM with additional exposure within the marketplace.

CTM’s client base includes advertisers in 32 states and provinces in the United States and Ontario, Canada.  Its distribution territory in the United States includes the Northeast, Southeast, Mid-Atlantic and Midwestern states, as well as Southeast Florida.  CTM is a brochure distribution market leader in each of the following greater metropolitan areas: New York City, Boston, Toronto, Ottawa, Miami, Ft. Lauderdale, Philadelphia, Chicago, St. Louis, Kansas City, Minneapolis/St. Paul, Pittsburgh, Detroit, Milwaukee, Cleveland and Atlanta.

Throughout its operating region, CTM operates four integrated and complimentary business lines: Brochure Distribution, Digital Distribution, Publishing and VisitorFun Card (formerly RightCard).

CTM Discontinued Operations:

●	On July 14, 2020, we and Howard Jonas, our Chairman of the Board of Directors, executed a share purchase agreement pursuant to which we agreed to sell all of the stock of CTM to Mr. Jonas (the “CTM Sale”) for (i) the cancelation of $3.75 million of indebtedness owed to Mr. Jonas by us, (ii) a contingent payment of up to $3.25 million based upon a recovery of quarterly revenues of CTM to 90% of its fiscal 2019 levels during the 18-month period following the closing of the CTM Sale, and (iii) a contingent payment if CTM is sold within 36 months for more than $4.5 million.

●	CTM has met the criteria for discontinued operations and has been presented as such in the financial statements. In accordance with ASU 2014-08, “Reporting of Discontinued Operations and Disclosures of Disposals of Components of an Entity,” a disposal is categorized as a discontinued operation if the disposal group is a component of an entity or group of components that meets the held for sale criteria, is disposed of by sale, or is disposed of other than by sale, and represents a strategic shift that has or will have a major effect on an entity’s operations and financial results.

The following unaudited pro forma consolidated balance sheet as of October 31, 2019 gives effect to the disposition of CTM in which the assets are classified as held for sale. The unaudited pro forma consolidated statement of operations for the three months ended and fiscal year ended October 31, 2019 give pro forma effect to the Company as if CTM was a discontinued operation during last fiscal year.

IDW Media Holdings, Inc.

Pro Forma Consolidated Balance Sheet for the Period Ended October 31, 2019

(Unaudited)

(in thousands, except per share data)	Historical IDWMH (audited)	Pro Forma adjustments (a)	Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$10,165	$2,622	$7,543
Trade accounts receivable, net	45,253	1,791	43,462
Inventory	3,313	-	3,313
Prepaid expenses	2,092	773	1,319
Total current assets	60,823	5,186	55,637
Property and equipment, net	3,078	2,516	562
Non-current assets
Taxes receivable	513	-	513
Intangible assets, net	455	340	115
Goodwill	2,309	2,110	199
Television costs	9,388	-	9,388
Other assets	571	199	372
Total non-current assets	16,314	5,165	11,149
Total assets	$77,137	$10,351	$66,786
Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$2,625	$480	$2,145
Accrued expenses	4,173	1,137	3,036
Deferred revenue	2,255	1,197	1,058
Bank loans payable – current portion	29,242	-	29,242
Related party loans payable – current portion	4,550	-	4,550
Income taxes payable	73	73	-
Finance lease obligations – current portion	396	396	-
Other current liabilities	2,068	61	2,007
Total current liabilities	45,382	3,344	42,038
Non-current liabilities
Finance lease obligations – long term portion	683	683	-
Bank loans payable – long term portion	10,500	-	10,500
Related party loans payable – long term portion	4,500	-	4,500
Total non-current liabilities	15,683	683	15,000
Total liabilities	$61,065	$4,027	$57,038
Stockholders’ equity (see note 3):
Preferred stock, $.01 par value; authorized shares – 500; no shares issued at October 31, 2019	-	-	-
Class B common stock, $0.01 par value; authorized shares – 12,000; 7,419 shares issued and 6,899 shares outstanding at October 31, 2019	74	-	74
Class C common stock, $0.01 par value; authorized shares – 2,500; 545 shares issued and outstanding at October 31, 2019	5	-	5
Stock subscription receivable	(1,000)	-	(1,000)
Additional paid-in capital (b)	96,671	43,404	53,267
Accumulated other comprehensive loss	(60)	(60)	-
Accumulated deficit	(78,457)	(37,020)	(41,437)
Treasury stock, at cost, consisting of 519 shares of Class B common stock at October 31, 2019	(1,196)	-	(1,196)
Total IDW Media Holdings Inc. stockholders’ equity	16,037	6,324	9,713
Non-controlling interest	35	-	35
Total stockholders’ equity	16,072	6,324	9,748
Total liabilities and stockholders’ equity	$77,137	$10,351	$66,786

IDW Media Holdings, Inc.

Pro Forma Consolidated Statement of Operations

(Unaudited)

	Three Months Ended			Fiscal Year Ended
	October 31, 2019			October 31, 2019
(in thousands, except per share data)	Historical IDWMH (unaudited)	Pro Forma Adjustments (a)	Pro Forma Combined	Historical IDWMH (audited)	Pro Forma Adjustments (a)	Pro Forma Combined

Revenues	$33,901	$5,525	$28,376	$62,599	$19,764	$42,835
Costs and expenses:
Direct costs	42,002	1,849	40,153	56,184	7,032	49,152
Selling, general and administrative	8,718	2,569	6,149	31,152	12,737	18,415
Depreciation and amortization	369	302	67	1,513	1,226	287
Bad debt expense	31	31	-	113	80	33
Total costs and expenses	51,120	4,751	46,369	88,962	21,075	67,887
(Loss) income from operations	(17,219)	774	(17,993)	(26,363)	(1,311)	(25,052)
Interest expense, net	(17)	(7)	(10)	(208)	(36)	(172)
Other income (expense), net	39	43	(4)	41	57	(16)
(Loss) income before income taxes	(17,197)	810	(18,007)	(26,530)	(1,290)	(25,240)
(Provision for) benefit from income taxes	57	15	42	38	(4)	42
Net (loss) income	(17,140)	825	(17,965)	(26,492)	(1,294)	(25,198)
Net (loss) income attributable to non-controlling interests	35	-	35	63	-	63
Net (loss) income attributable to IDW Media Holdings, Inc	$(17,105)	$825	$(17,930)	$(26,429)	$(1,294)	$(25,135)

Net loss per share	$(2.29)	$0.11	$(2.40)	$(3.90)	$(0.19)	$(3.71)

Weighted-average number of shares used in the calculation of basic and diluted income per share:	7,444	7,444	7,444	6,768	6,768	6,768

Interest Expense	17	7	10	228	35	193

Stock-based compensation included in selling, general and administrative expenses	605	115	490	3,123	601	2,522

Notes to the unaudited pro forma statements:

(a)	Reflects the elimination of 100% of the CTM segment in the Consolidated Balance Sheets and Consolidated Statements of Operations.
(b)	Reflects the intercompany balance with CTM that has been settled and nets to $0 as at July 31, 2020.

PRESENTATION OF FINANCIAL INFORMATION

Basis of presentation

The condensed consolidated financial statements for the periods reflect our financial position, results of operations, and cash flows. The financial statements have been prepared using the historical basis for the assets and liabilities and results of operations.

CRITICAL ACCOUNTING POLICIES

Our condensed consolidated financial statements and accompanying notes are prepared in accordance with accounting principles generally accepted in the United States. Our significant accounting policies are described in Note 1 to the consolidated financial statements. The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses as well as the disclosure of contingent assets and liabilities. Critical accounting policies are those that require application of management’s most subjective or complex judgments, often as a result of matters that are inherently uncertain and may change in subsequent periods. Our critical accounting policies include those related to the allowance for doubtful accounts, intangible assets with indefinite useful lives, valuation of long-lived assets including intangible assets with finite useful lives and ultimate revenues for television costs. Management bases its estimates and judgments on historical experience and other factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

IDW Media Holdings, Inc. EBITDA and Adjusted EBITDA

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States of America (GAAP) for interim financial information, the Company is also disclosing for the three and nine months ended July 31, 2020 and 2019, as well as for the three months and fiscal year ended October 31, 2019 and 2018, EBITDA and Adjusted EBITDA, which are non-GAAP measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

The Company’s measure of EBITDA consists of net income before depreciation, amortization, provision for or benefit from income taxes, and net interest expense or interest income. Adjusted EBITDA makes further adjustments to EBITDA to reflect the elimination of certain income statement items including non-cash compensation, and expenses that we consider to be not indicative of ongoing operations.

These additions and subtractions are non-cash and/or non-routine items in the relevant three and nine months ended July 31, 2020 and July 31, 2019, and three months and fiscal year ended October 31, 2019 and 2018.

Management believes that the Company’s EBITDA and Adjusted EBITDA measures provide useful information to both management and investors by excluding certain expenses and non-routine gains and losses that may not be indicative of the Company’s core operating results. Management uses EBITDA and Adjusted EBITDA, among other measures, as a relevant indicator of core operational strengths in its financial and operational decision making. In addition, management uses EBITDA and Adjusted EBITDA to evaluate operating performance in relation to its competitors. Disclosure of these financial measures may be useful to investors in evaluating performance and allows for greater transparency to the underlying supplemental information used by management in its financial and operational decision-making. In addition, management believes such measures are commonly used by readers of financial information in assessing performance, therefore the inclusion of comparative numbers provides consistency in financial reporting at this time.

Management refers to EBITDA and Adjusted EBITDA to facilitate internal and external comparisons to historical operating results, in making operating decisions, for budget and planning purposes, and to form the basis upon which management is compensated for the Company’s business segments.

While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. The Company’s operating results exclusive of depreciation and amortization charges are useful indicators of its current performance.

Interest is excluded from operating income to arrive at EBITDA as this expense reflects the cost of debt financing and its exclusion may provide users of the financial information with a useful indication of the Company’s operations. Income taxes are excluded in arriving at EBITDA as they reflect costs based on taxable income where computations and rates vary by the jurisdictions in which the Company does business and provides a different measure to evaluate operations and may be useful in evaluating operational performance.

Non-cash compensation is also considered an operating expense under GAAP and represents expenses that do not utilize the Company’s cash resources and are useful in evaluating the Company’s current performance.

EBITDA and Adjusted EBITDA should be considered in addition to, not as a substitute for, or superior to, (loss) income from operations, cash flow from operating activities, net income, and other liquidity and financial performance prepared in accordance with GAAP. In addition, the Company’s measurements of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

Following are reconciliations of EBITDA and Adjusted EBITDA to Net (loss) income, which is the most directly comparable GAAP measure.

Adjusted EBITDA is defined as net income before interest expense, provision for income taxes and depreciation and amortization, with further adjustments to reflect the elimination of income statement items including non-cash charges, and expenses that we consider not indicative of ongoing operations.

Reconciliation of Condensed Consolidated Net (Loss) Income to

Condensed Consolidated EBITDA and Condensed Consolidated Adjusted EBITDA

(unaudited)

	Three Months Ended July 31,		Nine Months Ended July 31,
(in thousands)	2020	2019	2020	2019
Net loss from continuing operations	$(3,422)	$(1,986)	$(7,956)	$(7,231)
Depreciation and amortization	61	72	190	217
Provision for income taxes	-	-	-	-
Interest expense, net	13	1	33	160
EBITDA from continuing operations	(3,348)	(1,913)	(7,733)	(6,854)
Net (loss) income from discontinued operations	(1,126)	474	(3,818)	(2,120)
Depreciation and amortization	355	302	919	924
Provision for (benefit from) income taxes	-	1	-	18
Interest expense, net	30	10	49	31
EBITDA from discontinued operations	(741)	787	(2,850)	(1,147)
EBITDA from continuing and discontinued operations	(4,089)	(1,126)	(10,583)	(8,001)
Warrants issued	-	-	-	118
Non-cash compensation	47	787	567	2,518
Adjusted EBITDA	$(4,042)	$(339)	$(10,016)	$(5,365)

Reconciliation of Consolidated Net (Loss) income to

Consolidated EBITDA and Consolidated Adjusted EBITDA

	Three Months Ended October 31, (unaudited)		Fiscal Year Ended October 31, (audited)
(in thousands)	2019	2018	2019	2018
Net loss attributable to IDW Media Holdings, Inc.	$(17,105)	$(28,847)	$(26,429)	$(36,022)
Depreciation and amortization	369	420	1,513	1,625
(Benefit from) provision for income taxes	(57)	6,883	(41)	9,884
Interest expense, net	17	220	208	524
EBITDA	(16,776)	(21,324)	(24,749)	(23,989)
Warrants issued	-	126	118	126
Stock options issued	58	-	-	-
Non-cash compensation	605	672	3,123	2,960
Adjusted EBITDA	$(16,113)	$(20,526)	$(21,508)	$(20,903)

Net income IDW Media Holdings, Inc.

(in thousands) (unaudited)			Change
Three months ended July 31,	2020	2019	$	%
(Loss) from operations	$(3,409)	$(1,997)	$(1,412)	70.7%
Interest (expense), net	(13)	(1)	(12)	1200%
Other income (expense), net	-	12	(12)	(100)%
(Provision for) benefit from income taxes	-	-	-	-
Net loss from continuing operations	(3,422)	(1,986)	(1,436)	72.3%
Net (loss) income from discontinued operations	(1,126)	474	(1,600)	(337.6)%
Net loss	(4,548)	(1,512)	(3,036)	200.8%
Net income (loss) income attributable to non-controlling interest	-	28	(28)	(100)%
Net loss attributable to IDW Media Holdings, Inc.	(4,548)	(1,484)	(3,064)	206.5%

(in thousands) (unaudited)			Change
Nine months ended July 31,	2020	2019	$	%
(Loss) income from operations	$(7,862)	$(7,072)	$(790)	11.2%
Interest (expense) income, net	(33)	(160)	127	(79.4)%
Other (expense) income, net	(61)	1	(62)	(6200.0)%
(Provision for) benefit from income taxes	-	-	-	-
Net loss from continuing operations	(7,956)	(7,231)	(725)	10%
Net loss from discontinued operations	(3,818)	(2,120)	(1,698)	80.1%
Net loss	(11,774)	(9,351)	(2,423)	25.9%
Net income (loss) attributable to non-controlling interest	-	28	(28)	(100)%
Net loss attributable to IDW Media Holdings, Inc.	(11,774)	(9,323)	(2,451)	26.3%

Loss from continuing operations. Loss from continuing operations increased by $1,412,000 for the three months ended July 31, 2020 compared to the three months ended July 31, 2019 due to an increase in operating losses from IDWE of ($2,467,000) and partially offset by decreases in losses at IDWP of $1,192,000. Additionally, starting in the first quarter of 2020, we stopped allocating all of its costs to the operating segments thus reducing the operating losses at the segments and increasing the total operating loss by $137,000 for the three months ended July 31, 2020. These segment changes are described in the separate segment analyses below.

Loss from continuing operations increased by $790,000 for the nine months ended July 31, 2020 compared to the nine months ended July 31, 2019 due to an increase in operating losses from IDWE of ($3,885,000), offset by decreases in losses at IDWP of $3,741,000. Additionally, starting in the first quarter of 2020, we stopped allocating all of its costs to the operating segments thus reducing the operating losses at the segments and increasing the total operating loss by $646,000 for the nine months ended July 31, 2020. These segment changes are described in the separate segment analyses below.

Interest expense, net. Interest expense decreased by $127,000 in the nine months ended July 31, 2020, compared to the prior year period, principally due to the payback of a bank loan in fiscal 2019.

Other expenses, net. Other expenses, net increased by $62,000 in the nine months ended July 31, 2020, compared to the prior year periods, primarily due to the decreased percentage ownership in Clover Press and realization of the loss by valuing it at cost amounting to $35,000.

Net loss from discontinued operations.Net loss from CTM discontinued operations increased overall due principally to the coronavirus pandemic, COVID-19 and their effects on the travel and tourism industry.  CTM business locations are spread across the United States from the Mid-West to the East Coast and South-Eastern Canada.  A reduction in travel and tourism, state and country mandates and decrees restricting non-essential travel, suspensions of operations and closures of businesses that are core customers of CTM had a significant effect on CTM’s revenues during the spring/summer period when much of CTM’s revenues are earned.

The net loss from discontinued operations increased for the three months ended July 31, 2020 by ($1,600,000) compared to the three months ended July 31, 2019 specifically from declined revenue of ($4,894,000). This decline was somewhat mitigated by CTM’s cost cutting measures, including furloughing employees, salary caps and reductions, suspending certain publications and service areas, and across the board expense reductions wherever feasible.  These measures reduced Cost of Sales by $1,232,000 and Selling, General and Administrative expenses by $2,067,000, respectively. There was also other income of $121,000 reducing the loss, which was offset by an increased bad debt of ($54,000) and other net changes of ($72,000).

The net loss from discontinued operations increased for the nine months ended July 31, 2020 by ($1,698,000) compared to the nine months ended July 31, 2019 specifically from declined revenue of ($6,874,000).  This decline was somewhat mitigated by CTM’s cost cutting measures, including furloughing employees, salary caps and reductions, suspending certain publications and service areas, and across the board expense reductions wherever feasible.  These measures reduced Cost of Sales by $1,541,000 and Selling, General and Administrative expenses by $4,024,000, respectively. There was also other income of $129,000 reducing the loss and other net changes of $10,000, which was offset by an increased bad debt of ($528,000).

IDWP

(in thousands) (unaudited)			Change
Three months ended July 31,	2020	2019	$	%

Revenues	$5,216	$5,342	$(126)	(2.4)%
Direct cost of revenues	2,770	3,302	(532)	(16.1)%
Selling, general and administrative	2,434	3,210	(776)	(24.2)%
Depreciation and amortization	52	62	(10)	(16.1)%
Bad debt	-	-	-	0%
Loss from operations	$(40)	$(1,232)	$1,192	(96.8)%

(in thousands) (unaudited)			Change
Nine months ended July 31,	2020	2019	$	%

Revenues	$16,197	$14,294	$1,903	13.3%
Direct cost of revenues	8,803	8,921	(118)	(1.3)%
Selling, general and administrative	7,824	9,473	(1,649)	(17.4)%
Depreciation and amortization	164	202	(38)	(18.8)%
Bad debt	-	33	(33)	(100)%
Loss from operations	$(594)	$(4,335)	$3,741	(86.3)%

Included in IDWP from June 1, 2019 through March 31, 2020 are IDWP and Clover Press, two publishing entities which operate independently of one another. As of April 1, 2020, Clover Press is no longer a consolidated entity and became a cost method investment.

Revenues. Publishing revenues decreased by ($126,000) in the three months ended July 31, 2020 and increased by $1,903,000 in the nine months ended July 31, 2020 compared to the three and nine months ended July 31, 2019, respectively.

IDWP’s revenues decreased by ($96,000) in the three months ended July 31, 2020 compared to the three months ended July 31, 2019. Publishing revenues were down ($252,000) as a result of declines in the direct market related to a halt in new releases caused by the COVID-19 pandemic. Direct market new releases resumed, at a limited capacity, beginning May 20, 2020. Decreases in the direct market were offset by increased sales and decreased returns in the book market. Games had no new releases in the current year quarter as a result comparative revenues were down ($203,000). An increase in foreign licensing revenue and royalty revenues related to titles co-published at other publishers led to a $219,000 increase in licensing & royalty revenue. With higher sales across most platforms, digital publishing revenue increased $138,000 compared to the prior year quarter, and other net revenue changes of $2,000.

IDWP’s revenues increased by $1,803,000 in the nine months ended July 31, 2020 compared to the nine months ended July 31, 2019. Holiday sales in the first quarter of fiscal 2020 combined with continued strong book market sales in the following quarters led to a $1,005,000 increase in publishing revenue. Games revenue increased $207,000 largely related to the fulfilment of a direct to consumer games campaign in the current year. Digital sales increased $419,000 due to strong sales in the second and third quarter. An increase in foreign licensing revenue and royalty revenues, largely related to titles co-published at other publishers led to a $295,000 increase in licensing & royalty revenue. These increases were offset by other net revenue changes of ($123,000) primarily related to decreased creative service revenue due to a custom project in 2019.

Clover Press consolidated revenues were $0 and $130,000 for the three and nine months ended July 31, 2020, respectively, and $30,000 for both the three and nine months ended July 31, 2019. All sales pertained to book sales.

Direct cost of revenues. Publishing direct cost of revenues decreased by ($532,000) and ($118,000) in the three and nine months ended July 31, 2020 compared to the three and nine months ended July 31, 2019.

IDWP direct cost of revenues consists primarily of printing expenses, costs of artists and writers, and royalties. IDWP direct costs of revenues decreased in the three and nine months ended July 31, 2020 compared to the three and nine months ended July 31, 2019 by ($528,000) and ($169,000), respectively. IDWP’s gross margin for the three months and nine months ended July 31, 2020 increased to 46.9% and 38.2% from 45.7% and 37.6% for the three months and nine months ended July 31, 2019, respectively. Increases principally as a result of higher revenues, change in product mix, and delayed new releases, which generally have a higher initial cost than backlist sales, in the current periods.

Clover Press consolidated direct cost of revenues relate to publishing costs and were $0 and $55,000 for the three and nine months ended July 31, 2020, respectively, and $4,000 for both the three and nine months ended July 31, 2019. A portion of inventory was donated by the owners for the start-up of the Company.

Selling, General and Administrative. Publishing selling, general, and administrative expenses decreased by ($776,000) and ($1,649,000) in the three and nine months ended July 31, 2020 compared to the three and nine months ended July 31, 2019.

IDWP selling, general and administrative expenses decreased by ($604,000) in the three months ended July 31, 2020, compared to the three months ended July 31, 2019 due to decreases in salaries and benefits (including non-cash compensation) of ($100,000), decreased marketing expenses of ($208,000) primarily as a result of cancelled conventions due to COVID-19, decreases in overhead allocations of ($253,000), and other net changes of ($43,000).

IDWP selling, general and administrative expenses decreased by ($1,792,000) in the nine months ended July 31, 2020, compared to the nine months ended July 31, 2019 due primarily to decreases in overhead allocations of ($1,248,000), salaries and benefits (including non-cash compensation) of ($625,000), and occupancy of ($66,000). Decreased expenses were offset by increases in marketing expenses of $87,000, selling & distribution expenses of $88,000, and other net changes of ($28,000). Marketing expense increases largely related to increased book market advertising and promotion of direct to consumer games campaigns, offset by decreased convention expenses.

As a percentage of IDWP’s revenues, selling, general and administrative expenses in the three months ended July 31, 2020 were 46.7% compared to 60.1% for the three months ended July 31, 2019, and 48.3% in the nine months ended July 31, 2020 compared to 66.3% in the nine months ended July 31, 2019.

Clover Press consolidated selling, general, and administrative expenses were $0 and $315,000 for the three and nine months ended July 31, 2020, respectively and $172,000 for both the three and nine months ended July 31, 2019. These costs mostly relate to payroll and rent.

IDWE

(in thousands) (unaudited)			Change
Three months ended July 31,	2020	2019	$	%

Revenues	$3,271	$31	$3,240	10451.6%
Direct cost of revenues	5,323	-	5,323	100%
Selling, general and administrative	1,172	787	385	48.9%
Depreciation and amortization	8	9	(1)	(11.1)%
Loss from operations	$(3,232)	$(765)	$(2,467)	322.5%

(in thousands) (unaudited)			Change
Nine months ended July 31,	2020	2019	$	%

Revenues	$11,896	$162	$11,734	7243.2%
Direct cost of revenues	14,201	78	14,123	18106.4%
Selling, general and administrative	4,292	2,806	1,486	53%
Depreciation and amortization	25	15	10	66.7%
(Loss) income from operations	$(6,622)	$(2,737)	$(3,885)	141.9%

Revenues. For the three months ended July 31, 2020, revenues increased by $3,240,000 compared to the three months ended July 31, 2019 due to the increase of domestic television licensing revenue, primarily attributed to revenue of Wynonna Earp $2,454,000 and October Faction $786,000.

For the nine months ended July 31, 2020, revenues increased by $11,734,000 compared to the nine months ended July 31, 2019. The increase is due to revenues from the releases of October Faction of $4,818,000, Locke & Key of $4,000,000, Dirk Gently of $554,000 and Wynonna Earp of $2,362,000.

Direct costs of revenues. Direct cost of revenues consists primarily of the amortization of production costs that were capitalized during the production of the television episodes and direct costs related to revenue recognized during related periods.

Direct costs of revenues for the three months ended July 31, 2020 increased by $5,323,000 compared to the three months ended July 31, 2019 due to cost of Wynonna Earp of $3,389,000 and V Wars of $1,934,000. For the nine months ended July 31, 2020, direct costs of revenues increased by $14,123,000 compared to the same period last year primarily due to the amortization of production costs of Locke & Key of $1,333,000, October Faction of $7,755,000, Wynonna Earp of $3,389,000 and V Wars of $1,934,000, partially offset by decreases in other costs of ($288,000).

IDWE’s gross margin for the three months ended July 31, 2010 was (62.7%) compared to 100.0% for the three months ended July 31, 2019. Gross margin for the nine months ended July 31, 2020 was (19.4%) compared to 51.9% for the nine months ended July 31, 2019.

Selling, General and Administrative. Selling, General and Administrative expenses increased by $385,000 during the three months ended July 31, 2020 compared to the three months ended July 31, 2019. The increase was driven by higher salary and benefits of $373,000, overhead allocation of $133,000 and consulting of $49,000, promotional production materials $64,000 offset by decreased legal fees of ($78,000), non-cash compensation of ($63,000), travel and entertainment of ($80,000), and other net changes of ($13,000).

Selling, general and administrative expenses increased by $1,486,000 during the nine months ended July 31, 2020 compared to the nine months ended July 31, 2019. The increase was driven by salary and benefits of $410,000, rent of $59,000, consulting fees of $196,000, marketing of $322,000, overhead allocations of $483,000, production materials $502,000, offset by lower non-cash compensation of ($420,000), travel and entertainment of ($69,000), and other net changes of $3,000. Overall, the increase in selling, general and administrative expenses is consistent with the needs and required investment in IDWE in order for the business to be able to operate and thrive.

As a percentage of IDWE’s revenues, selling, general and administrative expenses in the three months and nine months ended July 31, 2020 were 35.8% and 36.1%, compared to 2538.7% and 1732.1% for the three months and nine months ended July 31, 2019 due to the high revenue levels during the respective current year periods compared to the prior year period.

Net income IDW Media Holdings, Inc.

(in thousands) (unaudited)			Change
Three months ended October 31,	2019	2018	$	%
(Loss) income from operations	$(17,219)	$(21,742)	$4,523	(20.8%)
Interest income (expense), net	(17)	(220)	203	(92.3%)
Other income (expense), net	39	(2)	41	(2,050.0%)
(Benefit from) provision for income taxes	57	(6,883)	6,940	(100.8%)
Net loss before non-controlling interests	(17,140)	(28,847)	11,707	(40.6%)
Net loss attributable to non-controlling interest	35	-	35	100%
Net (loss) income	(17,105)	(28,847)	11,742	(40.7%)

(in thousands) (audited)			Change
Fiscal year ended October 31,	2019	2018	$	%
Loss from operations	$(26,363)	$(25,624)	$(739)	2.9%
Interest income (expense), net	(208)	(524)	316	(60.3%)
Other income (expense), net	41	11	30	272.7%
(Benefit from) provision for income taxes	38	(9,884)	9,922	(100.4%)
Net loss before non-controlling interests	(26,492)	(36,021)	9,529	(26.5%)
Net (loss) attributable to non-controlling interest	63	-	63	100%
Net (loss) income	(26,429)	(36,021)	9,592	(26.6%)

Loss from operations. Loss from operations decreased by $4,523,000 for the three months ended October 31, 2019 compared to the three months ended October 31, 2018 due to decreases in operating losses at IDWE and CTM in the amounts of $4,228,000 and $315,000, respectively, partially offset by an increase in operating loss of ($20,000) at IDWP. These changes were the result of lower revenue at IDWP and CTM and higher direct costs of revenue at IDWE and CTM.

Loss from operations increased by ($739,000) for the fiscal year ended October 31, 2019 compared to the fiscal year ended October 31, 2018 due to increases in operating losses from IDWP and CTM in the amounts of ($1,850,000), and ($821,000), offset by a decrease in operating loss of $1,932,000 at IDWE. respectively. These changes were the result of lower revenue and increases in overhead allocations to the segments. These changes are more fully described in the separate segment analyses below.

Interest expense, net. Interest expense decreased by $203,000 and $316,000 in the three months ended October 31, 2019 and fiscal year ended October 31, 2019, respectively, compared to corresponding periods in fiscal 2018, principally due to changes in the financing operations in the IDWE segment.

Income Taxes. On December 22, 2017, the U.S. government enacted “An Act to Provide for Reconciliation Pursuant to Titles II and V of the Concurrent Resolution on the Budget for Fiscal Year 2018”, which is commonly referred to as “The Tax Cuts and Jobs Act” (the “Tax Act”). The Tax Act provides for comprehensive tax legislation that reduces the U.S. federal statutory corporate tax rate from 35.0% to 21.0% effective January 1, 2018, broadens the U.S. federal income tax base, requires companies to pay a one-time repatriation tax on earnings of certain foreign subsidiaries that were previously tax deferred (“transition tax”), and creates new taxes on certain foreign sourced earnings.  The Company completed the analysis and calculations for the changes in the tax law and our prior year financial statements reflect the impact of the changes.

Income tax expense decreased for the three months and fiscal year ended October 31, 2019 compared to the three months and fiscal year ended October 31, 2018 by approximately $6,940 and $9,922, respectively, reflecting the changes in taxable income and the adjustment detailed above as well as the full valuation allowance on our deferred taxes that offsets any tax benefit from the comparative period losses.

Income attributable to non-controlling interest. On May 15, 2019, the Company acquired a majority-ownership in Clover Press through capital funding. The minority owners include our former executives and IDWP founders, Ted Adams and Robbie Robbins.  Clover Press will focus on progressive projects, creator-owned endeavors, and celebration of classic works from authors and artists.  Clover Press will target the book market and direct-to-consumer prestige format publications as a progressive, eclectic, boutique publisher.

IDWP

(in thousands) (unaudited)			Change
Three months ended October 31,	2019	2018	$	%

Revenues	$5,798	$5,847	$(49)	(0.8%	)
Direct cost of revenues	3,921	3,832	89	2.3%
Selling, general and administrative	2,657	2,753	(96)	(3.5%	)
Depreciation and amortization	63	85	(22)	(25.9%	)
Bad debt expense	-	-	-	-
Loss from operations	$(843)	$(823)	$(20)	2.4%

(in thousands) (audited)			Change
Fiscal year ended October 31,	2019	2018	$	%

Revenues	$20,094	$21,927	$(1,833)	(8.4%	)
Direct cost of revenues	12,842	13,679	(837)	(6.1%	)
Selling, general and administrative	12,158	11,263	895	7.9%
Depreciation and amortization	265	340	(75)	(22.1%	)
Bad debt expense	33	-	33	(100%	)
Loss from operations	$(5,204)	$(3,355)	$(1,849)	55.1%

Included in the Publishing segment is IDWP and Clover Press. These have been broken down below.

IDWP

(in thousands) (unaudited)			Change
Three months ended October 31,	2019	2018	$	%

Revenues	$5,715	$5,847	$(132)	(2.3%	)
Direct cost of revenues	3,910	3,832	78	2.0%
Selling, general and administrative	2,408	2,753	(345)	(12.5%	)
Depreciation and amortization	63	85	(22)	(25.9%	)
Bad debt expense	-	-	-		-
Loss from operations	$(666)	$(823)	$157	(19.1%	)

(in thousands) (audited)			Change
Fiscal year ended October 31,	2019	2018	$	%

Revenues	$19,981	$21,927	$(1,946)	(8.9%	)
Direct cost of revenues	12,827	13,679	(852)	(6.2%	)
Selling, general and administrative	11,739	11,263	476	4.2%
Depreciation and amortization	265	340	(75)	(22.1%	)
Bad debt expense	33	-	33	100%
Loss from operations	$(4,883)	$(3,355)	$(1,528)	45.5%

Revenues. IDWP’s revenues decreased by ($132,000) in the three months ended October 31, 2019 compared to the three months ended October 31, 2018. Publishing revenue increased by $387,000, driven by multiple large specialty sales and decreased returns. Digital publishing decreased by ($206,000) largely related to increased revenues from the addition of new platforms in 2018. Licensing and royalty revenue decreased by ($183,000) related to one-time projects in 2018, including television options and crossovers at other publishers. IDWP Games revenue decreased by ($170,000) due to timing of new releases, and other net changes of $40,000 related to custom projects.

IDWP’s revenues decreased by ($1,946,000) in the fiscal year ended October 31, 2019 compared to the fiscal year ended October 31, 2018. The components of this decrease included a decrease in publishing revenue of ($234,000), principally due to declines across all markets, offset by a decrease in book market returns, as well as the timing of significant major brand title releases. IDWP Games revenue decreased by ($849,000) due to timing of new releases. Major games releases scheduled for late fiscal year 2019 experienced increased delays and have been rescheduled for release in fiscal year 2020. IDWP experienced a decrease in licensing and royalty revenue of ($665,000) largely related to one-time projects in fiscal 2018, a decrease in digital publishing of ($255,000) largely related to increased revenues from the addition of new platforms in fiscal 2018, offset by an increase in creative services revenue of $37,000 related to custom projects, and other net changes of $20,000.

Direct cost of revenues. Direct costs of revenues increased in the three months ended October 31, 2019 compared to the three months ended October 31, 2018 by $78,000. Direct cost of revenues decreased by ($852,000) in the fiscal year ended October 31, 2019 compared to the fiscal year ended October 31, 2018. Direct cost of revenues consists primarily of printing expenses, royalties and costs of artists and writers. Additionally, as of October 31, 2019 IDWP performed a full review of open contracts and inventory carrying values. As a result, it was determined that advanced royalties of $519,000 related to contracts entered into by prior management for projects that would no longer be published, and these amounts were expensed. Inventory adjustments of $271,000 were made related to obsolete inventory and revaluation of certain product categories. These adjustments are one-time write-downs and will not have impact on financial statements in future periods. Direct cost of revenues, excluding the described adjustments, was $3,120,000 for the three months ended October 31, 2019, a ($712,000) decrease compared to the three months ended October 31, 2018 and $12,037,000 for the fiscal year ended October 31, 2019, a ($1,642,000) decrease compared to the fiscal year ended October 31, 2018. The changes are principally due to differences in IDWP’s changes in revenue levels and product mix during comparative periods.

IDWP’s gross margin for the three months ended October 31, 2019 decreased to 31.6% from 34.5% for the three months ended October 31, 2018. Gross margin for the fiscal year ended October 31, 2019 decreased to 35.8% from 37.6% for the fiscal year ended October 31, 2018. Fluctuations are principally due to above discussed valuation adjustments. Operating gross margin, excluding adjustments, were 45.4% for the three months ended October 31, 2019 and 39.8% for the fiscal year ended October 31, 2019.

Selling, General and Administrative. Selling, general and administrative expenses decreased by ($345,000) in the three months ended October 31, 2019, compared to the three months ended October 31, 2018 due to decreases in overhead allocation of ($611,000) and non-cash compensation of ($27,000), offset by increases to marketing expenses of $91,000 and salary and benefits of $210,000. Other net changes resulting in a net reduction of ($8,000).

Selling, general and administrative expenses increased by $476,000 in the fiscal year ended October 31, 2019, compared to the fiscal year ended October 31, 2018 due primarily to increases in overhead allocations $411,000, marketing expenses of $143,000, and selling and distribution of $20,000, offset by decreases in salaries and benefits ($46,000), administrative expenses ($28,000), non-cash compensation ($29,000) and other net changes at IDWP of $5,000.

As a percentage of Publishing’s revenues, selling, general and administrative expenses in the three months ended October 31, 2019 were 42.1% compared to 47.1% for the three months ended October 31, 2018, and 58.7% in the fiscal year ended October 31, 2019 compared to 51.4% in the fiscal year ended October 31, 2018.

CLOVER PRESS

(in thousands) (unaudited)			Change
Three months ended October 31,	2019	2018	$	%

Revenues	$83	$-	$83	100%
Direct cost of revenues	11	-	11	100%
Selling, general and administrative	249	-	249	100%
Depreciation and amortization	-	-	-	-
Bad debt expense	-	-	-	-
Loss from operations	$(177)	$-	$(177)	100%

(in thousands) (audited)			Change
Fiscal year ended October 31,	2019	2018	$	%

Revenues	$113	$-	$112	100%
Direct cost of revenues	15	-	15	100%
Selling, general and administrative	420	-	420	100%
Depreciation and amortization	-	-	-	-
Bad debt expense	-	-	-	-
Loss from operations	$(322)	$-	$(322)	100%

Revenues. For the three and twelve months ended October 31, 2019, revenues were $83,000 and $112,000 respectively, pertaining to start-up comic book sales. For the year ended October 31, 2019, revenues were $112,000, relating to start-up comic book sales.

Direct cost of revenues. Direct cost of revenues will generally consist of publishing costs, which are $11,000 for the three months ended October 31,2019 and $15,000 for the fiscal year ended October 31, 2019.

Clover Press’s gross margin was 87% for the three and twelve months ended October 31, 2019, inventory was donated by the owners for the start-up of the Company.

Selling, General and Administrative. For the three and twelve months ended October 31, 2019, selling, general and administrative expenses were $249,000 $420,000, respectively. These costs mostly related to payroll and rent costs.

IDWE

(in thousands) (unaudited)			Change
Three months ended October 31,	2019	2018	$	%
Revenues	$22,578	$8,558	$14,020	163.8%
Direct cost of revenues	36,232	28,015	8,217	29.3%
Selling, general and administrative	3,492	1,919	1,573	82%
Depreciation and amortization	4	2	2	100%
(Loss) income from operations	$(17,150)	$(21,378)	$4,228	(19.8%)

(in thousands) (audited)			Change
Fiscal year ended October 31,	2019	2018	$	%
Revenues	$22,741	$16,928	$5,813	34.3%
Direct cost of revenues	36,310	34,310	2,000	5.8%
Selling, general and administrative	6,256	4,392	1,864	42.4%
Depreciation and amortization	22	5	17	340.0%
(Loss) income from operations	$(19,847)	$(21,779)	$1,932	(8.9%)

Revenues. Revenues increased by $14,020,000 in the three months ended October 31, 2019 compared to the three months ended October 31, 2018 due to releases in the quarter and the timing of revenue for delivered television episodes. During the quarter, IDWE’s increase in revenue consisted of domestic television licensing revenue.

Revenues increased by $5,813,000 in the fiscal year ended October 31, 2019 compared to the fiscal year ended October 31, 2018 primarily due to the timing of revenue for IDWE delivered television episodes. During the fiscal year ended October 31, 2019 and October 31, 2018, IDWE’s increase in revenue consisted of the net result of higher domestic television licensing revenue of $8,480,000, offset by lower foreign licensing revenue of ($2,651,000), and other net negative changes of ($16,000).

Direct costs of revenues. Direct costs of revenues will generally consist of film cost amortization as calculated per the guidelines of the individual film forecast method (IFF) as well as costs required to distribute the shows.

Direct cost of revenues. Direct costs of revenues in the three months ended October 31, 2019 increased by $8,217,000 compared to the three months ended October 31, 2018. The increase is due to amortization of V-Wars production costs $17,837,000, October Faction pilot costs $15,382,000 and Dirk Gently inventory adjustment of $3,103,000, net decrease of Wynonna Earp including the write down in fiscal 2018 ($16,083,000), Locke & Key ($10,608,000), and Brooklyn Animal of ($1,414,000).

Direct costs of revenues. Direct cost of revenues increased by $2,000,000 in the fiscal year ended October 31, 2019 compared to the fiscal year ended October 31, 2018. The change in direct cost of revenues for the periods relate principally to the amortization of V-Wars production costs $17,837,000 and October Faction pilot costs in the fourth quarter of fiscal 2019 $15,382,000, net decrease of Wynonna Earp including the write down in fiscal 2018 ($19,320,000), Locke & Key ($10,608,000) and Brooklyn Animal ($1,414,000) amortized in 2018, and other net changes of $123,000.

IDWE’s gross margin for the three months ended October 31, 2019 was (60.5%) compared to (227.4%) for the three months ended October 31, 2018. Gross margin for the fiscal year ended October 31, 2019 was (59.7%) compared to (102.7%) for the fiscal year ended October 31, 2018. The increase in gross margin for both the three months and fiscal year ended October 31, 2019 is principally related to two major productions during the fourth quarter of fiscal 2019, whereby IDWE recognized the revenue and amortized the costs of episodes delivered during the corresponding periods. Other changes were directly related to adjustments to production cost inventory.

Selling, General and Administrative. Selling, general and administrative expenses increased by $1,573,000 in the three months ended October 31, 2019 compared to the three months ended October 31, 2018. The increase reflects the net increase in compensation and benefits of $146,000, SG&A allocation from the Company of $1,427,000, rent of $8,000, professional fees of $200,000, travel, lodging and meals of $13,000, net decrease of promotional production materials ($255,000), and other net changes of $34,000.

Selling, general and administrative expenses increased by $1,864,000 in the fiscal year ended October 31, 2019 compared to the fiscal year ended October 31, 2018. The increase reflects increases in marketing of $9,000, SG&A allocation from the Company of $961,000, compensation and benefits of $416,000, professional fees of $655,000, rent of $91,000, offset by decreases in travel, lodging and meals of ($24,000), promotional production materials of ($255,000), insurance of ($50,000) and other net changes of $61,000.

As a percentage of IDWE’s revenues, selling, general and administrative expenses in the three months ended October 31, 2019 were 15.5% compared to 22.4% for the three months ended October 31, 2018, and 27.5% in the fiscal year ended October 31, 2019 compared to 25.9% in the fiscal year ended October 31, 2018.

CTM

(in thousands) (unaudited)			Change
Three months ended October 31,	2019	2018	$	%
Revenues	$5,525	$5,668	$(143)	(2.5%)
Direct cost of revenues	1,849	1,836	13	0.7%
Selling, general and administrative	2,569	3,001	(432)	(14.4%)
Depreciation and amortization	302	334	(32)	(9.6%)
Bad debt expense	31	38	(7)	(18.4%)
Income from operations	$774	$459	$315	68.6%

(in thousands) (audited)			Change
Fiscal year ended October 31,	2019	2018	$	%
Revenues	$19,764	$19,825	$(61)	(0.3%)
Direct cost of revenues	7,032	6,849	183	2.7%
Selling, general and administrative	12,737	12,117	620	5.1%
Depreciation and amortization	1,226	1,280	(54)	(4.2%)
Bad debt expense	80	69	11	15.9%
Loss from operations	$(1,311)	$(490)	$(821)	167.6%

Revenues. CTM’s revenues decreased in the three months ended October 31, 2019 compared to the three months ended October 31, 2018 by ($143,000) principally due to the offsetting effects of new and expanded product offerings of $43,000 offset by decreases in the Canadian and New England Markets of ($169,000) and other net changes of ($17,000).

CTM’s revenues decreased in the fiscal year ended October 31, 2019 compared to the fiscal year ended October 31, 2018 by ($61,000) principally due to new and expanded product offerings of $180,000, relatively flat distribution revenue, offset by net reduced revenue in Canadian market based revenue ($144,000), a decrease in digital of ($71,000), due to a special program in the prior year, and other net decreases of ($26,000).

Historical and seasonal trends in travel and tourism marketing budgets that affect CTM’s revenue and its client’s buying patterns have shown to be cyclical period over period and year over year. As a result, there was downward revenue pressure in the fourth quarter of the current fiscal year.

Direct cost of revenues. Direct cost of revenues consists of distribution and fulfillment payroll, warehouse and distribution vehicle expenses, distribution host partner costs, print and design expenses and the cost of ExploreBoard sales.

Direct cost of revenues for the three months ended October 31, 2019 increased by $13,000 compared to the three months ended October 31, 2018, primarily due to the costs of new distribution partners that will provide CTM clients with expanded product offerings.

Direct cost of revenues for the fiscal year ended October 31, 2019 increased by $183,000 compared to the fiscal year ended October 31, 2018, principally due to an increase in payroll of $65,000 resulting from the filling of vacant positions, printing costs of $34,000 due to costs associated with CTM’s new revenue offerings, an increase in vehicle expenses of $43,000, due to increases in insurance and maintenance costs, and other net increases of $41,000.

CTM’s gross margin for the three months ended October 31, 2019 was 66.5% compared to 67.6% for the three months ended October 31, 2018, and 64.4% for the fiscal year ended October 31, 2019 compared to 65.5% for the fiscal year ended October 31, 2018. The changes were due primarily to changes in product mix.

Selling, General and Administrative. Selling, general and administrative expenses consist primarily of payroll and related benefits, facilities costs and insurance.  Selling, general and administrative expenses decreased in the three months ended October 31, 2019 compared to the three months ended October 31, 2018 by ($432,000).  The decrease was principally due to decreases in parent company overhead allocations of ($791,000), offset by increases in salaries and benefits of $345,000 primarily due to the shift in personnel from the parent company to CTM and other net changes of $14,000.

Selling, general and administrative expenses increased in the fiscal year ended October 31, 2019 compared to the fiscal year ended October 31, 2018 by $620,000.  The increase was principally due to increases in salaries and benefits of $1,024,000 primarily due to the shift in personnel from the parent company to CTM and filling of vacant positions, increases in non-cash compensation of $257,000.  These increases were offset by decreases in parent company overhead allocations of ($341,000), reductions in recruiting expenses of ($66,000), decreases in travel, and entertainment, marketing and advertising related expenses of ($124,000), a reduction in office and administration expenses of ($48,000), decreases in professional fees of ($21,000) and other net expense reductions of ($61,000) as a result of cost reduction initiatives.

As a percentage of CTM’s revenues, selling, general and administrative expenses in the three months ended October 31, 2019 were 46.5% compared to 52.9% for the three months ended October 31, 2018, and 64.4% in the twelve months ended October 31, 2019 compared to 61.1% in the twelve months ended October 31, 2018.

LIQUIDITY AND CAPITAL RESOURCES

We satisfied our cash requirements primarily through cash provided by the Company’s financing activities. As more fully discussed below, additional sources of financing will be needed to finance the growth of IDWE.

	Nine months ended July 31,
(in thousands) (unaudited)	2020	2019
Cash flows (used in) provided by:
Operating activities	$11,812	$(20,802)
Investing activities	(487)	(616)
Financing activities	(6,777)	21,513
Effect of exchange rate	(69)	145
Net increase in cash and cash equivalents	$4,479	$240

Operating Activities. Our cash flow from operations varies from quarter to quarter and from year to year, depending on our operating results and the timing of operating cash receipts and payments, specifically trade accounts receivable and trade accounts payable. Cash flows were provided by (used in) operating activities based on these factors amounting to approximately $11,812,000 and ($20,802,000) for the three months ended July 31, 2020 and 2019, respectively.

Investing Activities. Our capital expenditures were approximately $372,000 and $604,000 in the nine months ended July 31, 2020 and 2019, respectively.

Financing Activities. During the nine months ended July 31, 2020 and 2019 we repaid finance/capital lease obligations in the amounts of $308,000 and $304,000, respectively, and repaid bank loans in the amounts of $19,726,000 and $9,378,000, respectively. We received funds from our bank loans in the amounts of $1,021,000 and $18,438,000 for the nine months ended July 31, 2020 and 2019, respectively. We repaid the loan facility with our Chairman in the amounts of $4,000,000 and $19,000,000 in the nine months ended July 31, 2020 and 2019, respectively. In March 2020, we issued common stock for proceeds of $12,242,000 net of financing costs in connection with a private placement offering. In April 2019, we issued common stock for net proceeds of $19,005,000 in connection with a rights offering.

CHANGES IN TRADE ACCOUNTS RECEIVABLE AND ALLOWANCE FOR DOUBTFUL ACCOUNTS

Trade accounts receivable, net of returns allowance, decreased to approximately $28,353,000 at July 31, 2020 compared to $43,462,000 at October 31, 2019 principally due to changes in the accruals and collection of IDWE revenue, as well as the timing of receipts of payments of other receivable balances. The allowance for doubtful accounts as a percentage of gross trade accounts receivable was 0% at July 31, 2020 compared to 0.08% at October 31, 2019, reflecting very minimal bad debts.

OTHER SOURCES AND USES OF RESOURCES

Where appropriate, we evaluate strategic investments and acquisitions to complement, expand, and/or enter into new businesses. In considering acquisitions and investments, we search for opportunities to profitably grow our existing businesses, to add qualitatively to the range of businesses in our portfolio and to achieve operational synergies. At this time, we cannot guarantee that we will be presented with acquisition opportunities that meet our return on investment criteria, or that our efforts to make acquisitions that meet our criteria will be successful.

The COVID-19 pandemic has had a negative financial impact on our business with regard to (a) significant losses of revenues and profits at CTM due to the significant decline of tourism in the United States and the closing of Broadway shows,(b) the temporary closure of IDW Publishing's comic book distributor due to COVID-19 disruptions, and (c) production delays of IDWE’s television show Wynonna Earp. Its production schedule has been delayed which was a direct result of the COVID-19 pandemic that has affected virtually the entire filmed entertainment industry. This production delay has negatively impacted the delivery, which in turn will push out our cash receipts.

We anticipate that our expected cash inflows from operations during the next twelve months together with our working capital, including the balance of cash and cash equivalents held as of July 31, 2020 and proceeds from the private placement closed March 9, 2020, will be sufficient to sustain our next year of operations. This will meet our anticipated working capital and capital expenditure requirements, and fund any anticipated operating cash flow deficits within any of our segments.

While we anticipate that our expected cash balances, as well as cash flows from our operations, will be sufficient to meet our long-term operational liquidity needs, additional sources of financing may be required to meet the production plans of IDWE. The foregoing is based on a number of assumptions, including projected production timeframes and delivery of shows, which may be impacted by industry-wide effects beyond the Company’s control.  Failure to meet such timelines could adversely impact our ability to generate sufficient cash to ensure continuity of company-wide operations.

In the fourth quarter of Fiscal 2020 we paid “pull down” costs pursuant to a previously announced, multi-year agreement with Cineflix related to international sales of Wynonna Earp. Specifically, under this agreement, IDWE purchased the distribution rights to seasons one and two of Wynonna Earp from the current licensor (Netflix) and has agreed to transfer those rights to Cineflix.  In 2021, Cineflix will be the international distributor of all four seasons of Wynonna Earp.  Due to changes in competition as well as the COVID-19 pandemic, the Cineflix deal is not expected to contribute as much as originally expected to IDW’s revenue and operating cash flow in fiscal years 2021 and 2022 as originally anticipated at the inception of the deal in 2019.

IDWMH

On April 27, 2020, we (inclusive of IDWP and IDWE) received loan proceeds of $1,195,679 from Bank of America, N.A. pursuant to the PPP under Division A, Title I of the CARES Act, which was enacted March 27, 2020. The IDWMH PPP Loan, which was in the form of a Note dated April 15, 2020 issued by the Company, matures on April 15, 2022 and bears interest at a rate of 1% per annum, payable monthly commencing on November 24, 2020. The Note may be prepaid by the Company at any time prior to maturity with no prepayment penalties, and under the terms of the loan, payments can be deferred for six months. Funds from the IDWMH PPP Loan may be used primarily for payroll costs and costs used to continue group health care benefits, and, up to a limited extent, on mortgage payments, rent, utilities, interest and other expenses as described in the CARES Act. Under the terms of the PPP, certain amounts of the IDWMH PPP Loans may be forgiven if they are used for those qualifying expenses. The Company intends to use the entire IDWMH PPP Loan amount for those qualifying expenses.

On August 21, 2018, the Company entered into a loan agreement with the Company’s Chairman of the Board of Directors (who, at the time was also the Company’s Chief Executive Officer and majority stockholder) (the “Chairman”) for $5,000,000. Interest accrues at prime rate plus 1% and the loan matures August 20, 2022. Payment of principal and interest are payable from 70% of the Free Cash Flow, as defined in the loan agreement, of the company’s CTM Media Group Inc. subsidiary. All outstanding shares of CTM Media Group Inc. stock are pledged as security under the agreement. On December 1, 2019, the Company amended the agreement providing that up to 60% of the interest due may, at the option of the Company, be paid in shares of Class B common stock (and the remaining amount in cash) with such shares valued based on the average closing prices for the Class B common stock on the ten trading days immediately prior to the applicable interest due date. To date, the shares issued in connection with the loan interest was 28,746. The interest is to be paid quarterly on the loan. In conjunction with the loan, the Company issued the Chairman a warrant to purchase up to 89,243 shares of the Company’s Class B Common Stock at a price per share of $42.02.  The outstanding amount at July 31, 2020 was $3,750,000. The warrant expires August 21, 2023.

The funds from this loan were used as bridge funding for part of IDWE’s slate of current productions, in advance of expected other usual sources of financing for these productions.

IDWE

We utilized the loan described above solely for the purpose of funding the television production operations of IDWE.

The two capital raises descried below will assist IDWE in achieving its long-term strategic plans.

The Company’s 2020 private placement of shares of Class B Common Stock at $6.00 per share, pursuant to which the Company issued 2,051,002 shares of Class B Common Stock for gross proceeds of approximately $12,300,000 inclusive of $4.0 million debt-to-equity conversion by the Company’s Chairman of the Board of Directors and former Chief Executive Officer, Howard S. Jonas to pay down the remaining down bridge loan.

Total proceeds of the issuance of Class B Common Stock in the amount of $23,605,000 from the Company’s 2019 three rounds of offerings, in connection with the Company’s private placements, provided a portion of the funding for IDWE’s operations, in addition to the Company’s other working capital needs. $8,000,000 was used to partially payback the bridge loan.

In addition, we secured bank loan commitments to fund new productions in the third quarter of fiscal 2018.

Dividends

In light of the current growth initiatives of the Company, particularly the television property development of IDWE, the Board of Directors determined to continue the suspension of the payment of cash dividends.  Projects that have already been approved and commenced are placing demands on the Company’s resources, and management and the Board determined that it was in the best interests of the stockholders to utilize available cash resources for investment in these promising and exciting growth opportunities.  This position may continue depending on the timing of projects, the cash generation of the Company’s operations and any financing that the Company may consummate.  Decisions as to the payment of dividends in future periods will depend on the financial position, results of operations, prospects and current and projected competing demands for cash resources at the relevant time.  The Company continues its position of prudent and conservative cash management and is committed to using all of its resources to maximize shareholder value, balancing short, medium and long-term interests.

FOREIGN CURRENCY RISK

Beginning in 2018, IDWE holds Canadian loans. There is a foreign currency exchange risk, as the value of liabilities denominated in CAD will fluctuate due to changes in exchange rates, which will affect our production costs. These loans mature on January 31, 2021. IDWE holds accounts receivables from Canadian tax credits and cash balances.

Foreign Exchange Balances Held	CAD

As at July 31, 2020
Accounts receivable	$17,797,000
Bank loans	23,443,000
Cash and cash equivalents	1,002,000
Total	$42,242,000

OFF-BALANCE SHEET ARRANGEMENTS

We do not have any “off-balance sheet arrangements,” as defined in relevant SEC regulations that are reasonably likely to have a current or future effect on our financial condition, results of operations, liquidity, capital expenditures or capital resources.

BUSINESS

Overview

We were incorporated in the State of Delaware in May 2009.

On September 14, 2009, IDT Corporation, our former parent corporation, completed a tax-free spinoff (the “Spin-Off”) of us through a pro rata distribution of our common stock to its stockholders of record as of the close of business on August 3, 2009.

The Company is a holding company consisting of the following principal businesses:

IDW Publishing (“IDWP”), a publishing company that creates comic books, graphic novels, digital content and games through its imprints IDW, IDW Games and Top Shelf Productions;

IDW Entertainment (“IDWE”), a company that leverages properties, principally those of IDWP, into television series developing, producing and distributing original content worldwide; and

CTM Media, or CTM, develops and distributes print and digital-based advertising and information advertising for tourist destinations in targeted tourist markets in 32 states and provinces in the United States and Canada. We announced an agreement to sell CTM to our Chairman of the Board, Howard S. Jonas, subject to certain conditions to closing.

IDW Publishing

IDWP is an award-winning publisher of comic books, original graphic novels, and art books as well as board and tabletop games. Founded in 1999, IDWP has a long tradition of supporting original, creator-driven titles. In 2002, IDWP published 30 Days of Night by Steve Niles and Ben Templesmith followed by other horror titles that kickstarted a resurgence in horror-comic publishing across the industry. Since then, IDWP has significantly diversified its publications. Joe Hill and Gabriel Rodríguez’s Locke & Key, Jonathan Maberry’s V Wars, Stan Sakai’s Usagi Yojimbo, Walter Simonson’s Ragnarök, Beau Smith’s Wynonna Earp, Chris Ryall and Ashley Wood’s Zombies vs Robots, Joe Hill and Martin Simmonds’ Dying is Easy are among the hundreds of award-winning titles published since IDWP’s inception. Titles such as Canto, Ghost Tree, Road of Bones, Mountainhead, and others in active development now.

In 2015, IDWP acquired Top Shelf Productions, an award-winning, critically-acclaimed publisher of graphic novels, which continues to operate as an imprint. Top Shelf is known for publishing works of literary significance including the #1 New York Times and Washington Post bestselling trilogy, March, by Congressman John Lewis, Andrew Aydin, and Nate Powell. March is the only graphic novel to have won the National Book Award. In July 2019, Top Shelf released George Takei’s graphic memoir, They Called Us Enemy, which debuted at #2 on the New York Times Paperback Nonfiction Best Sellers list and as a #1 bestseller on Amazon. They Called Us Enemy was named a “Best Book of the Year” by NPR, Amazon, Forbes, Publishers Weekly, School Library Journal, Kirkus Reviews, and the New York Public Library.

In addition to its core of creator-driven franchises, IDWP has also partnered with the owners of major licensed brands to publish some of the most successful licensed titles, including: Hasbro’s Transformers, G.I. Joe, and My Little Pony; Sega’s Sonic The Hedgehog; CBS’s Star Trek; Sony’s Ghostbusters; Viacom’s Teenage Mutant Ninja Turtles; the Marvel Action’s line of middle-grade comic books designed for younger readers; Toho’s Godzilla; and Lucasfilm’s Star Wars Adventures. These licensed titles often bring with them diverse built-in audiences and also build cache and retailer support for IDWP. With licensed franchises, IDWP strategy is to focus on licenses that not only have eager, built-in fan followings but also ongoing licensor support through other channels, such as toys, animation, and film. This strategy enables IDWP to expand its audience reach and to pursue sub-license opportunities with foreign publishers. IDWP also collaborates with other comic publishers to co-publish certain titles, including Batman vs. Teenage Mutant Ninja Turtles (with DC Comics) and Rick & Morty vs. Dungeons and Dragons (with Oni Press, Inc.).

IDWP’s largest segment is the publication of comic books and graphic novels, which are primarily distributed through three channels:

(i)	to comic book specialty stores on a non-returnable basis (the “direct market”) by Diamond Comic Distributors, Inc, which serves as IDWP’s distributor to the direct market, worldwide;

(ii)	to traditional retail outlets, including bookstores and mass market stores, on a returnable basis (the “non-direct market”), by IDWP’s non-direct market distributor, Penguin Random House. IDWP works hand-in-hand with Penguin Random House to sell-in and promote IDWP titles to buyers at non-direct market customers such as Amazon, Barnes & Noble, Baker & Taylor, Ingram, Follett, Target, Walmart, and more; and

(iii)	to Ebook distributors (“digital publishers”), where IDWP’s publications are widely available digitally through popular distributors such as Comixology, Amazon, Apple iTunes and iBooks, Google Play, Hoopla, Overdrive, and via IDWP’s own website, idwpublishing.com.

IDWP’s publications are widely available digitally through popular distributors such as Comixology, Amazon, Apple iTunes and iBooks, Google Play, Hoopla, Overdrive, and via IDWP’s own website (idwpublishing.com). Through the direct market and non-direct market, IDWP sold over 4.2 million units in fiscal year 2019 and is recognized as the fourth largest publisher by Diamond market share ratings, covering both comics and graphic novels in the direct market.

IDWP publishes under specialized, acclaimed imprints that account for a smaller part of our revenue, including: (i) The Library of American Comics (publishing classic comic reprints); (ii) EuroComics (bringing foreign language comics to an English-speaking audience); (iii) Yoe! Books (specializing in creative historical comic collections); (iv) Artist’s Editions (publishing scans of original art printed at the same size they were drawn); and (v) Sunday Press (producing restorations of classic American comic strips while enhancing their visibility, reach of distribution and marketing).

Many of IDWP’s titles are available in a variety of languages worldwide through foreign licensing. In 2019, IDW also announced a major new initiative to release key titles as Spanish-language graphic novels in the North American market. This initiative kicked off in Summer 2020 with the release of Spanish-language editions of They Called Us Enemy, Red Panda & Moon Bear, and Sonic the Hedgehog.

In 2014, IDWP launched the IDW Games imprint to develop and publish card, board, and tabletop games. Similar to IDWP’s book content, IDW Games offers a mix of popular licensed titles, such as Dragon Ball Z and Batman the Animated Series, as well as creator developed strategic hobby games, such as Towers of Arkhanos and Tonari. IDW Games’ products are sold to distributors worldwide and are available through retailers such as Gamestop, Barnes & Noble, and Amazon, independent games and comics stores, as well as the direct-to-consumer channel through its website and marketing campaigns.

To further expand and build creator-owned properties beyond publishing, IDWP works with IDWE, as well as other outside partners, to bring creator-owned franchises to television and film through licensing arrangements.

As a result of the COVID-19 pandemic, Diamond ceased the direct market distribution of our new comic books from April 1, 2020 through May 19, 2020. Accordingly, IDWP did not publish any new comic books during this period. Based upon distributor capacity, new comic book releases began following a reduced distribution schedule beginning May 20, 2020, with the capacity for new product increasing over the subsequent months. The delay in comic book releases will also have an impact on the publication dates of the related collections in all markets. During this period of reduced output, IDWP paused creative work on many projects, furloughed staff, and experienced a limited number of layoffs. With the receipt of PPP loans and direct market distribution coming back online, furloughed staff have since resumed working and creative work has recommenced.

In order to expand its business and counter a persistent industry-wide decline in direct market sales, IDWP continues to focus on launching new creator-owned titles and partnering with established brands to bring fan-favorite properties to the comic book market. IDWP is also expanding the reach of existing and new products through the development of specialty, library, and education markets; increased direct-to-consumer initiatives; and broadening the reach of creator-driven series through licensing opportunities.

In May 2019, we invested in a new publishing entity, Clover Press, established by Ted Adams and Robbie Robbins, co-founders of IDWP. Clover Press is a separate entity and operates independently from IDWP.

IDWP’s revenues represented 61.5% and 99.4% of our consolidated revenues in the three months ended July 31, 2020 and 2019, respectively and 57.7% and 98.9% in the nine months ended July 31, 2020 and 2019, respectively.

IDW Entertainment

IDWE is a production company and studio that develops, produces and distributes content for global platforms and services. IDWE generates content primarily from IDWP’s diverse library of comic books and graphic novels.

IDWE has developed and/or produced four series for television that premiered in calendar 2019 and 2020:

●	Wynonna Earp season four will air on SyFy in two parts due to COVID-19-related production shutdowns. The first six episodes of season four premiered on July 26, 2020 and production resumed on the other six episodes on July 16, 2020 with air dates for those episodes yet to be determined. Wynonna Earp was created by Emily Andras and stars Melanie Scrofano and is based on the IDWP comic books of the same name of Beau Smith. Season four’s twelve episodes are being produced by Seven24 Films and distributed by IDWE, in partnership with Syfy and CTV Sci-Fi. Cineflix Studios is the co-producer and global distributor for the series. Season one’s thirteen episodes aired in fiscal 2016, season two’s twelve episodes aired in fiscal 2017, and season three’s twelve episodes aired in fiscal 2018.

●	V Wars, debuted on Netflix on December 5, 2019. The 10-episode vampire thriller stars Ian Somerhalder and was produced by High Park Entertainment. The series is based upon Jonathan Maberry’s IDWP’s comic book series of the same name.

●	October Faction premiered on Netflix January 23, 2020. The 10-episode show is based on the IDWP comic books of Steve Niles and Damien Worm of the same name and was adapted by showrunner Damian Kindler and starred Tamara Taylor and J.C. MacKenzie. It was also produced by High Park Entertainment.

●	Locke & Key premiered on Netflix on February 7, 2020. The show is based on the graphic novels of Joe Hill and Gabriel Rodriguez of the same name that are published by IDWP. Season two has been ordered by Netflix and production began in September 2020.

Previously, IDWE and Ideate Media partnered with AMC Studios to license to BBC America the U.S. broadcast and streaming video on demand (SVOD) rights to Dirk Gently, a live-action series based on the Douglas Adams novels and related comic books on the same name published by IDWP,. Season one of the series premiered October 22, 2016 in the United States on BBC America. The second and final season aired on BBC America in 2017. Netflix currently streams both seasons worldwide.

IDWE’s revenues represented 38.5% and 0.6% of our consolidated revenues in the three months ended July 31, 2020 and July 31, 2019, respectively, and 42.3% and 1.1% in the nine months ended July 31, 2020 and July 31, 2019, respectively.

CTM (Discontinued operations)

As a result of the economic downturn related to the outbreak of the COVID-19 pandemic, and the impact it had on small businesses in the tourist markets, the Company decided to make a strategic shift to sell CTM and focus on our entertainment and publishing business.

CTM develops and distributes print-based advertising and information in targeted tourist markets.  Advertisers include entertainment venues, tourist attractions, and cultural sites as well as their related service providers including dining, lodging, and transport services.  CTM services its regional network and partner locations of more than 19,000 diverse locations to distribute printed brochures, magazines and rack cards to the traveling public.

CTM also develops and distributes digital advertising and information through its affiliate Ettractions Inc.’s website, visitorfun.com, which was renamed from ettractions.com in December 2017 to be more easily searched and accessed, and its ExploreBoard network of interactive touch screen kiosks throughout its market areas.

In January 2018, CTM launched a refreshed branding and marketing platform to ensure its communications with customers and host partners accurately reflected the audience and value their services deliver. As CTM has entered its 35th year of business, it has leveraged the re-branding to communicate its position in the marketplace as a current and impactful media company.  Management believes that the changes made will better connect CTM with current and potential customers and enhance their selling position.

CTM has grown both geographically and by developing related lines of business.  Geographic growth had been driven both by organic expansion to new territories and through selective purchases of regional businesses.

On October 9, 2017, CTM acquired the assets of an additional brochure distribution company in Cape Cod, Massachusetts which expanded CTM’s network and provided CTM with additional exposure within the marketplace.

CTM’s client base includes advertisers in 32 states and provinces in the United States and Ontario, Canada.  Its distribution territory in the United States includes the Northeast, Southeast, Mid-Atlantic and Midwestern states, as well as Southeast Florida.  CTM is a brochure distribution market leader in each of the following greater metro areas: New York City, Boston, Toronto, Ottawa, Miami, Ft. Lauderdale, Philadelphia, Chicago, St. Louis, Kansas City, Minneapolis/St. Paul, Pittsburgh, Detroit, Milwaukee, Cleveland and Atlanta.

Throughout its operating region, CTM operates four integrated and complimentary business lines: Brochure Distribution, Digital Distribution, Publishing and VisitorFun Card (formerly RightCard).

Our Strategy

We seek to improve our financial performance by primarily focusing on development of entertainment that can generate value from our intellectual property and to increase coordination between IDWP and IDWE to improve our development pipeline. IDWP and IDWE will seek to jointly and synergistically develop and produce books and entertainment so as to allow us to capitalize on the global demand for original content from streaming services including Netflix, Disney+, Hulu, AppleTV+, Amazon Prime Video, HBO Max, Peacock (Comcast), and CBS All Access, as well as traditional networks such as NBC, ABC, CBS, Fox, USA, Comedy Central, Discovery Channel, Syfy, BBC America, Disney Channel, Nickelodeon, Showtime, Starz and dozens of other content services.

We seek to own “all rights” to intellectual property (“IP”) of our content in order to, afford us significant production-based fees supplemented by merchandising, games, video and other fandom-driven revenue opportunities.

We believe that our key strategic points of differentiation include:

●	IP creation, control and ownership through a creator-friendly (e.g., Steve Niles, Joe Hill) publishing engine and high-value licenses (e.g. Hasbro, Marvel).

●	TV and film development, production and distribution (e.g., Locke & Key, V Wars) through “cost plus” business model amidst content arms race.

●	Merchandise via partnerships and direct-to-consumer sales

Given recent developments surrounding COVID-19, IDWP has revised its ongoing release schedule to better align with the needs and capacity of the changing retail marketplace. IDWP continues to serve both the direct and non-direct markets through its distribution partners and has added an increased focus on direct to consumer, digital initiatives, and development of merchandise. Content generation remains a key priority for IDWP as we continue to launch new creator-owned titles and expand partnerships with established brands to bring fan-favorite properties to the comics, graphic novel, and games markets. During the market slowdown, IDWP was able to quickly reduce ongoing content production to better suit the needs of the organization at the time, picking back up as the market showed signs of recovery.

In an effort to manage the risks associated with COVID-19, IDWE is diversifying its development slate to focus on both kids and adult animation projects which minimize the effects of COVID-19 through remote work-from-home initiatives. IDWE can shift into work-from-home protocols seamlessly thanks to our centralized filing and workflow systems. Though television will remain the core business, we are also expanding into podcasts, and other digital content as a way to increase the creation of IP.

Competition

IDWP competes most directly with both public and privately held companies that publish or license for publishing comic books and graphic novels, and further develop their franchises through digital media including shows and feature films. Public company competitors for IDWP include Disney (Marvel) and ATT/Time Warner (DC), as well as smaller capitalized companies such as Wildbrain. Privately held competitors include Skybound Entertainment, Oni Press, Legendary Entertainment, Dark Horse and Image Comics.

IDWE competes with all forms of entertainment. A significant number of companies produce and/or distribute television shows and films, and provide pay television and SVOD programming services. IDWE also competes to obtain creative talents and story properties that are essential to the success of our IDWE business.

The success of our operations is heavily dependent upon public taste and preferences. In addition, operating results fluctuate due to the timing and performance of releases in the television and book markets. Release dates are determined by several factors, including competition and the timing of vacation and holiday periods.

Intellectual Property

There are two primary sources of the content that IDWP develops, publishes, and exploits across a range of distribution channels:

●	Original, creator-owned material that marks its debut to the consuming public via IDWP’s published products (“Creator Content”); and

●	Content that has already been successfully exploited in other media (“Licensed Content”).

IDWP enters into publishing agreements with owners of both Creator Content and Licensed Content pursuant to which IDWP licenses the right to exploit such content (“Publishing Agreements”).

IDWP’s Publishing Agreements grant to IDWP exclusive, long term, worldwide rights to publish and sell the licensed content in all languages via traditional channels such as print and digital comics, graphic novels, and trade collections, and niche channels such as board games, coloring books, audio on demand, and high-end limited edition publications (“Publishing Rights”).

A smaller percentage of Publishing Agreements cover a more limited range of licensed rights in order to accommodate pre-existing products and markets already established by licensors such as foreign publishers seeking to have IDWP publish an English only version, licensed content owners seeking expansion into niche markets that can be more successfully exploited by IDWP, and establish authors who have already enjoyed publishing success prior to partnering with IDWP.

Many of IDWP’s Creator Content Publishing Agreements also grant to IDWP exclusive film, television, merchandising, and other ancillary worldwide rights in all formats, languages, and current and future media and delivery technologies (“Ancillary Rights”) that can then be exploited through IDWE or otherwise.

IDWP exploits the Publishing Rights via sales to comic book specialty stores, traditional retail outlets, and direct to consumers, and via sublicenses to digital distribution platforms and foreign territory sub-publishers.

IDWP exploits the Ancillary Rights primarily via its relationship with IDWE, but also through other third-party buyers.

IDWP owns or co-owns the copyright to certain published products that were developed pursuant to Publishing Agreements with first time authors, but most copyrights filed by IDWP are registered in the name of the licensor.

IDWP has registered and owns domain names that it uses to digitally promote and sell its products. It also has trademarked its name and logo, as well as the name and logo of its Top Shelf Productions imprint, and Micro Fun Packs product.

IDWP has developed game mechanics for certain of its game products that it treats as proprietary intellectual property in its Publishing Agreements.

Regulation

The County of Los Angeles, in the state of California, has been subject to regulatory protocols associated with reopening the music, television and film production industries, which were closed as a result of COVID-19. Effective June 12, 2020, the County of Los Angeles Department of Public Health adopted a staged approach, supported by science and public health expertise, to allow music, television and film production to resume. These protocols, which are required to be adhered, cover (1) workplace policies and practices to protect employee health; (2) measures to ensure physical distancing; (3) measures to ensure infection control; (4) communication with employees and the public; and (5) measures to ensure equitable access to critical services. We are complying with all regulatory protocols associated with the County of Los Angeles Department of Public Health.

Employees

As of September 17, 2020, the Company had 144 full-time United States employees, including 57 at IDWP, 9 at IDWE, 73 in the United States for CTM and 12 in Canada for CTM, and 5 at IDW Media Holdings.

Properties

IDW Media Holdings is headquartered at 520 Broad St, Newark, New Jersey, fourth floor. The term of the lease commenced on December 1, 2018 and is month-to-month with 30 days written notice upon termination. Currently, the annual rent expense is $19,200.

IDWP is headquartered in 18,344 square feet of leased space at 2765/2785 Truxtun Road, San Diego, CA. In addition, IDWP leases 18,000 square feet of warehouse space at 4937 Market Street, San Diego CA this lease expires May 2022 and the fiscal 2020 rent is $164,998.

IDWE is headquartered at 11969 Ventura Blvd., Suite 100, Studio City, CA. The annual rent for fiscal 2020 is $129,117 and the lease term expires May 31, 2022.

CTM is headquartered at 11 Largo Drive South, Stamford, CT. The lease term is through December 31, 2028 and the amount of rent for fiscal 2020 is $378,080. CTM leases 16 field offices, which include distribution facilities and about 14 additional standalone distribution facilities within its territory. CTM’s strategically located display stations are managed by a dedicated organization utilizing our 30 leased warehouses, branded delivery vans, and uniformed distribution and delivery teams.

Legal Proceedings

From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business. We are not currently a party to any legal proceedings, the adverse outcome of which, in our management’s opinion, individually or in the aggregate, would have a material adverse effect on the results of our operations or financial position. There are no material proceedings in which any of our directors, officers or affiliates or any registered or beneficial holder of more than 5% of our Class B common stock is an adverse party or has a material interest adverse to our interest.

MANAGEMENT

Directors, Executive Officers and Named Executive Officer

Set forth below is certain information with respect to the individuals who are our directors, executive officers and key employees as of the date of this Prospectus:

Name	Age	Position
Ezra Y. Rosensaft	49	Chief Executive Officer and Named Executive Officer
Brooke Feinstein	31	Chief Accounting Officer
William Rapfogel	65	Executive Chairman
Howard S. Jonas	64	Chairman of the Board, Former Chief Executive Officer and Named Executive Officer
Perry Davis	71	Director
Allan I. Grafman	67	Director
Irwin Katsof	65	Director
Marc E. Knoller	59	Director
Christopher McGurk	63	Director
Lydia Antonini	45	Key Employee, President, IDW Entertainment, LLC
Nachie Marsham	44	Key Employee, Publisher, IDW Publishing

Howard S. Jonas has served as our Chairman of the Board since our inception and served as our Chief Executive Officer from February 2019 through April 2020. Mr. Jonas founded IDT Corporation in August 1990, and has served as its Chairman of the Board of Directors since its inception. Mr. Jonas served as Chief Executive Officer of IDT from October 2009 through December 2013 and from December 1991 until July 2001. IDT spun off the Company to its stockholders in September 2009. Mr. Jonas is also the founder and has been President of Jonas Media Group (formerly Jonas Publishing) since its inception in 1979. From January 2014 until November 2017, Mr. Jonas served as the Chief Executive Officer of Genie Energy Ltd., a former subsidiary of IDT that was spun off to stockholders in October 2011, and has served as Chairman of the board of directors of Genie Energy since the spin-off. From June 2016 to November 2016, Mr. Jonas served as the Chairman of the Board of Zedge, Inc., a former subsidiary of IDT that was spun off to stockholders in June 2016. Mr. Jonas has served as the Vice Chairman of Zedge, Inc. since November 2016. Mr. Jonas has served as the Chief Executive Officer of Rafael Holdings, Inc., a former subsidiary of IDT since it was spun off to stockholders in March 2018, and has served as Chairman of the Board of Directors of since the spin-off. Mr. Jonas has been a director of Rafael Pharmaceuticals, Inc. (f/k/a Cornerstone Pharmaceuticals) since April 2013 and was appointed Chairman of the Board in April 2016. Mr. Jonas received his B.A. in Economics from Harvard University.

Key Attributes, Experience and Skills:

As founder of the Company and Chairman of the Board since its inception, Mr. Jonas brings to the Board significant knowledge of all aspects of our Company and each of the industries in which it operates. In addition, having Mr. Jonas on the Board provides our Company with effective leadership.

Ezra Y. Rosensaft, CFA, has been the Company’s Chief Executive Officer since July 2020. He was previously our Chief Financial Officer from August 2018 until September 2020, and prior to that, the Executive Vice President of Finance of the Company’s IDW Entertainment division from November 2017 until August 2018. Immediately prior to joining the Company, Mr. Rosensaft worked in the Corporate Development and Financial Planning & Analysis groups of Genie Energy (NYSE: GNE) from 2016 to 2017. From 2002 to 2015, Mr. Rosensaft served as SVP of Financial Planning & Analysis at HBO, a division of Time Warner, now Warner Media owned by AT&T (NYSE: T; previously, NYSE: TWX), and was responsible for HBO's finance and strategy functions, overseeing budgets, long-term plans, financial operations for content and original programming, theatrical output deals, corporate development, competitive analysis, investor relations with parent company, Time Warner, and creating innovative business models such as HBO's over-the-top strategy (HBO OTT). Mr. Rosensaft was integrally involved in the financial oversight and growth of HBO’s Emmy-award winning original programming slate including shows such as Curb Your Enthusiasm, Sex and the City, Sopranos, and Game of Thrones. Prior to his tenure at HBO, Mr. Rosensaft held positions at Primedia (NYSE: PRM), a B2B and B2C media company, and KPMG LLP. Mr. Rosensaft holds a BSc in Accounting from Yeshiva University, an MBA in Finance from Fordham University and is a CFA charterholder.

William E. Rapfogel has been the Company’s Executive Chairman since March 2020. He has also served as Chief of Staff to the Chairman of IDT Corporation, Genie Energy Ltd., Rafael Holdings, Inc. and Zedge, Inc. since June 2017.  From December 2015 to June 2017, Mr. Rapfogel was Senior Advisor at Realty Crown LLC, a New York City-based real estate company with more than 1,000 units under management. Prior to that, he has served as an Executive Director working for various non-profit companies for more than two decades and spent approximately a decade working in the New York City government in senior roles with Mayor Ed Koch and Comptroller Harrison J. Goldin.  Mr. Rapfogel has served on various government and private boards including the Primary Care Development Corporation, Senior Health Partners, Brooklyn Navy Yard Development Corporation and the New York City Holocaust Memorial Commission.  He has also served in advisory capacities to the White House Office of Faith & Community Based Initiatives (2003-2008) and with the Conference of Presidents of Major American Organizations. William Rapfogel was a named defendant and entered into a plea agreement with the New York State Attorney General’s Officer in 2014. In May 2018, Mr. Rapfogel completed parole receiving a Certificate of Relief from New York State permitting Mr. Rapfogel to engage in any and all activities.

Brooke Feinstein has been the Company’s Chief Accounting Officer since July 2020 and immediately prior to that she was our Controller since November 2018.  Before joining the Company, she worked as a Supervisor in the auditing and accounting quality control department at Buchbinder Tunick & Company LLP from 2016 to 2018.  From 2012 to 2015, Mrs. Feinstein worked at Grant Thornton LLP as a Senior Accountant obtaining international experience in both GAAP and IFRS. Mrs. Feinstein has her BBA from Wilfrid Laurier University; she is a Certified Public Accountant (CPA) and also is a Charted Professional Accountant (CPA)/Charted Accountant (CA) in Canada.

Board of Directors

Perry Davis has been a director of the Company since August 2009. Mr. Davis is a partner at Perry Davis Associates, Inc. (PDA), an international consulting firm providing management and development assistance to non-profit organizations. Mr. Davis is a founder of PDA and has been its President since 1986. Mr. Davis received his B.A. in Political Science from Yeshiva College and his Ph.D. in Public Law and Government from Columbia University.

Key Attributes, Experience and Skills:

Mr. Davis has extensive experience providing management advice to entities of different sizes and provides input to the Company’s management on organizational and other matters. His long tenure with the Company provides important perspective on the Company’s future development.

Allan I. Grafman has been a director of the Company since May 2019. Mr. Grafman has served since 1996 as founder and Chief Executive Officer of All Media Ventures, which provides executive, board and advisory services to media and technology companies. Since July 2020, Mr. Grafman has served on the Board of HappyNest REIT, Inc., a real estate investment trust. Mr. Grafman served as Chairman of the Board of Majesco from 2007 to 2014. From 2005 to 2013, Mr. Grafman served as Operating Partner of Mercury Capital. From 2003 to 2005, Mr. Grafman served as President of Archie Comics. Previous executive roles included those at Hallmark Entertainment, Tribune Entertainment and CCB/ABC/Disney. He has served on 10 boards of companies that are either publicly traded or private equity/venture capital-sponsored. Mr. Grafman received his B.A. in Russian Language and literature from Indiana University (Phi Betta Kappa), his Masters in International Affairs from Columbia University (International Fellow) and his MBA in Finance from Columbia University (Beta Gamma Sigma).

Key Attributes, Experience and Skills:

As having previously served on 9 boards of directors of both public and private companies, Mr. Grafman brings significant experience as a board member in addition to his experiences as a media operating executive and investment banker for growth, turnaround, VC and PE portfolio companies. Mr. Grafman is an innovator known for monetizing content, brands and intellectual property for investors and companies, domestic and international, public and private.

Irwin Katsof has been a director of the Company since October 2010. Mr. Katsof is the founder and the President of Katsof Consulting. In 2014, Mr. Katsof formed TradeMissions.Org, which has organized more than 30 international trade missions in partnership with the U.S. Department of Commerce to countries including Brazil, Canada, Switzerland, Germany, Israel, Singapore, India, the United Kingdom, Sweden, and Hong Kong. From 2010 to present, Mr. Katsof has also been Executive Director of America’s Voices In Israel, which arranges weeklong, all-expense paid trips to Israel for celebrities and athletes, including from broadcast shows such as House MD, Scandal, Grey’s Anatomy, Hawaii Five-O and athletes such as NFL Quarterback Deshaun Watson and NBA Hall of Famer Ray Allen. Mr. Katsof received his B.A. in Psychology and Organizational Development from Loyola College – Concordia University, Montreal and his Rabbinical Ordination from Yeshivat Aish Hatorah, Jerusalem.  Mr. Katsof also completed his Series 7 exams.

Key Attributes, Experience and Skills:

Mr. Katsof’s breadth of experience brings important perspectives to the Company’s Board. He has important contacts in the entertainment, publishing and other industries as well as in the public sector. His skills in interpersonal relationships and working with disparate groups is useful in enabling the Company’s business units to work in a collaborative and mutually beneficial manner.

Marc E. Knoller has been a director of the Company since our inception. Mr. Knoller has served as the Chief Executive Officer of CTM Media Group, Inc. since its inception. Mr. Knoller served as the Company’s Interim Chief Executive Officer from March 2020 to July 2020, the Company’s Chief Executive Officer and President from inception to March 2015, and as Chief Operating Officer from March 2015 through December 2018. Prior to the Spin- Off, Mr. Knoller had served as an Executive Vice President of IDT since December 1998 and served as a director of IDT from March 1996 to August 2007. Mr. Knoller joined IDT as a Vice President in March 1991 and also served as a director of its predecessor. Mr. Knoller has served as Vice President of Jonas Media Group (f/k/a Jonas Publishing) since 1991. Mr. Knoller received his B.B.A. from Baruch College.

Key Attributes, Experience and Skills:

Mr. Knoller’s long experience with the Company and his past service as CEO and COO provide him with institutional knowledge about all of the Company’s businesses. His perspective on past efforts is important in developing and overseeing growth plans for the Company.

Chris McGurk has been a director of the Company since December 2019. Mr. McGurk has served as Chairman of the Board and Chief Executive Officer of Cinedigm Corp., NASDAQ-listed digital distribution and streaming channel company, since 2011. Mr. McGurk currently serves on the Strategic Advisory Board of LIVX, a NASDAQ-listed music streaming Company. Mr. McGurk also serves on the Board of Directors of the Creative Coalition and ASPIRE (Academy for Special Purpose in Responsible Entertainment). Mr. McGurk was the founder and CEO of Overture Films from 2006 until 2010 and was also CEO of Anchor Bay Entertainment, which distributed Overture Films’ product to the home entertainment industry. From 1999 to 2005, McGurk was Vice Chairman of the Board and Chief Operating Officer of Metro-Goldwyn-Mayer Inc. (“MGM”), acting as the company’s lead operating executive until MGM was sold for approximately $5 billion to a consortium of investors. Mr. McGurk joined MGM from Universal Pictures, where he served in various executive capacities, including President and Chief Operating Officer, from 1996 to 1999. From 1988 to 1996, McGurk served in several senior executive roles at The Walt Disney Studios, including Studios CFO and President of The Walt Disney Motion Picture Group. McGurk has previously served on the boards of BRE Properties, Inc., DivX Inc., DIC Entertainment, Pricegrabber.com, LLC and MGM Studios, Inc. Mr. McGurk received his B.S. (summa cum laude) from Syracuse University School of Management, and his MBA from the University of Chicago Graduate School of Business.

Key Attributes, Experience and Skills:

In addition to Mr. McGurk’s service on the board of directors of six major corporations, Mr. McGurk has had a long and successful career in the film and television industry which provides invaluable guidance and oversight for IDW Entertainment business.

Key Employees

Lydia Antonini is the President of IDW Entertainment. Prior to IDW Entertainment, Ms. Antonini was a freelance consultant and producer. Ms. Antonini is a recognized leader in the digital entertainment industry, having worked with entertainment and technology companies such as Xbox, Fusion, Fullscreen, and Warner Bros. Studios. In addition to strategic consulting and creative leadership, Ms. Antonini was the Executive Producer of the award-winning Halo: Forward Unto Dawn. While at Warner Bros., Ms. Antonini was the studio executive on multi-platform digital series for DC Comics (Batman, Superman, Watchmen), Mortal Kombat, Charles Schulz’s Peanuts as well as original projects with H+, One Eskimo and Aim High. Ms. Antonini has been recognized with the Next TV Women in Digital Leadership Award 2014 by Broadcasting & Cable Magazine, and was named to the Hollywood Reporter’s Next Generation (35 Under 35).

Nachie Marsham is the Publisher of IDW Publishing overseeing all publishing operations, and has been working in publishing since 1997. Prior to IDW Publishing, Mr. Marsham was Executive Editor at Disney Publishing Worldwide from 2015 to 2020, overseeing editorial teams working with various creative divisions of The Walt Disney Company, working on books including original and extension content for a variety of franchises, and working on new IP development for best-selling series from Disney. From 2018 to 2020, Mr. Marsham led the Marvel Press imprint of Disney Publishing Worldwide, editing and providing creative direction for prose and picture books, in addition to asset creation for both the vertical publishing division and the licensed business. Previous to his time at Disney Publishing, Mr. Marsham spent over eight years in editorial at DC Comics across a wide variety of titles and age ranges, and before that spent years in different positions within Wizard Entertainment.

CORPORATE GOVERNANCE

Director Independence

The Corporate Governance Guidelines adopted by the Board of Directors provide that a majority of the members of the Board of Directors, and each member of the Audit and Compensation Committees, must meet the independence requirements set forth therein. The full text of the Corporate Governance Guidelines, including the independence requirements, is available for your review in the Governance section of our website at https://idwmediaholdings.com/investor-relations/corporate-governance/governance-documents. For a director to be considered independent, the Board of Directors must determine that a director meets the Independent Director Qualification Standards set forth in the Corporate Governance Guidelines, and upon our intended listing on the NYSE American which we expect to be in conjunction with the effectiveness of this Registration Statement, will comply with the NYSE American Company Guide definitions of independent, and is free from any material relationship with the Company and its executive officers. The Board of Directors considers all relevant facts and circumstances known to it in making an independence determination, and not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation or significant financial interest. In addition to considering all relevant information available to it, the Board of Directors uses the following categorical Independent Director Qualification Standards in determining the “independence” of its directors:

Director Selection Process

The Nominating Committee considers candidates suggested by its members, other directors, senior management and stockholders in anticipation of upcoming elections and actual or expected board vacancies. The Nominating Committee has not adopted a formal diversity policy or established specific minimum criteria or qualifications because from time to time the needs of the Board and the Company may change. All candidates, including those recommended by stockholders, are evaluated on the same basis in light of the entirety of their credentials and the needs of the Board of Directors and the Company. Of particular importance is the candidate’s wisdom, integrity, ability to make independent analytical inquiries, understanding of the business environment in which the Company operates, as well as his or her potential contribution to the diversity of the Board of Directors and his or her willingness to devote adequate time to fulfill his or her duties as a director. The Nominating Committee will consider director candidates recommended by the Company’s stockholders. Stockholders may recommend director candidates by contacting the Chairman of the Board as provided under the heading “Communications with the Board of Directors.”

Board Leadership Structure

Our Board of Directors has no formal policy with respect to separation of the positions of Chairman and Chief Executive Officer or with respect to whether the Chairman should be a member of management or an independent director, and believes that these are matters that should be discussed and determined by the Board from time to time based on the position and direction of the Company and the membership of the Board. The Board has determined that having Howard S. Jonas, although not considered independent due to his ownership of the Company and his position as Chief Executive Officer, serve as Chairman is in the best interest of the Company’s stockholders at this time due to his extensive knowledge of the Company and its industries.

Risk Management

Our Board of Directors believes that risk management is an important component of the Company’s corporate strategy.  While the Board assesses specific risks at its committee levels, the Board, as a whole, oversees our risk management process, and discusses and reviews with management major policies with respect to risk assessment and risk management. The Board is regularly informed through its interactions with management and committee reports about risks we currently face, as well as the most likely areas of future risk, in the course of our business including economic, financial, operational, legal and regulatory risks.

Committees of the Board of Directors

Our Board of Directors has established an Audit Committee, a Nominating Committee, a Compensation Committee, and, prior to any listing on the NYSE American, will establish a Corporate Governance Committee. All members of the Audit and Compensation Committees meet the criteria for independence as established by our Corporate Governance Guidelines and under the Sarbanes-Oxley Act of 2002. Each of the Committees is described in greater detail below. The Board of Directors has established written charters for each of the Committees, which are available on our website in the Corporate Governance section located at https://idwmediaholdings.com/investor-relations/corporate-governance/committees and which are also available in print to any stockholder upon request to the Corporate Secretary. Any changes to the charters are promptly reflected on our website.

Audit Committee

Messrs. Davis, Grafman (Chairman), and Katsof have been designated as members of our Audit Committee. The principal duties of the Audit Committee under its written charter include: (i) responsibilities associated with our external and internal audit staffing and planning; (ii) accounting and financial reporting issues associated with our financial statements and filings with the SEC; (iii) financial and accounting organization and internal controls; (iv) auditor independence and approval of non-audit services; and (v) “whistle-blower” procedures for reporting questionable accounting and audit practices.

The Audit Committee charter requires that the Committee be comprised of at least two directors, both of whom must be independent under our Corporate Governance Guidelines and the Sarbanes-Oxley Act of 2002. In addition, each member of the Audit Committee is financially literate within the meaning of our Corporate Governance Guidelines, and our Board of Directors has determined that Mr. Grafman has sufficient accounting or financial management expertise to qualify as an “audit committee financial expert,” in accordance with SEC rules.

Nominating Committee

Messrs. Jonas (Chairman) and Knoller have been designated as members of our Nominating Committee. The principal duties of the Nominating Committee under its charter include: (i) developing the criteria and qualifications for membership on the Board of Directors; (ii) recommending candidates to fill new or vacant positions on the Board of Directors; and (iii) conducting appropriate inquiries into the backgrounds of potential candidates.

Compensation Committee

Messrs. Davis, Grafman and Katsof (Chairman) have been designated as members of our Compensation Committee. The principal duties of the Compensation Committee under its charter include: (i) ensuring that a succession plan for the Chief Executive Officer is in place; (ii) reviewing management’s recommendations for executive officers and making recommendations to the Board of Directors; (iii) approving the compensation for the Chief Executive Officer; (iv) reviewing and approving compensation policies and practices for other executive officers including their annual salaries; (v) reviewing and approving major changes in employee benefit plans; (vi) reviewing short and long-term incentive plans and equity grants; and (vii) recommending to the full Board of Directors changes to the compensation of the independent members of the Board of Directors, such as retainers, committee and other fees, stock option, restricted stock and other stock awards, and other similar items as deemed appropriate. The Compensation Committee confers with our executive officers when making the above determinations. The Compensation Committee charter requires that the Committee be comprised of at least two directors, both of whom must be independent under our Corporate Governance Guidelines.

Governance Practices

We observe corporate governance practices and have adopted principal governance documents which are designed to ensure that we maximize stockholder value in a manner that is consistent with both the legal requirements applicable to us and a business model that requires our employees to conduct business with the highest standards of integrity. Our Board of Directors has adopted and adheres to corporate governance principles which the Board of Directors and senior management believe promote this purpose, are sound and represent best practices, and will review these governance practices, the corporate laws of the State of Delaware under which we are incorporated and the regulations of the SEC, as well as best practices recognized by governance authorities to benchmark the standards under which it operates. Our principal governance documents are as follows:

●	Corporate Governance Guidelines;

●	Board of Directors committee charters, including:

●	Audit Committee charter;

●	Nominating Committee charter; and

●	Compensation Committee charter.

●	Code of Business Conduct and Ethics.

Our governance documents are available on our website at www.idwmediaholdings.com.

Our Board of Directors, with assistance from its Corporate Governance Committee if formed, will regularly assess our governance practices in light of legal requirements and governance best practices.

Executive Director Sessions

Under our Corporate Governance Guidelines, the non-employee directors meet in regularly scheduled executive sessions without management.

Communications with the Board of Directors

Stockholders and other interested persons seeking to communicate directly with the Board of Directors, the independent directors as a group or any of the Audit, Compensation, Nominating or Corporate Governance Committees of the Board of Directors, should submit their written comments c/o Corporate Secretary, Ezra Y. Rosensaft, Stockholder Communications at our principal executive offices at 520 Broad Street, Newark, New Jersey 07102 and should indicate in the address whether the communication is intended for the Chairman of the Board, the Independent Directors or a Committee Chair. The Chairman of the Board will review any such communication at the next regularly scheduled Board of Directors meeting unless, in his or her judgment, earlier communication to the Board of Directors is warranted.

If a stockholder communication raises concerns about our ethical conduct of the ethical conduct of our management, it should be sent directly to our Corporate Secretary at our principal executive offices. The Corporate Secretary will promptly forward a copy of any such communication to the Chairman of the Audit Committee and, if appropriate, our Chairman of the Board, and take such actions as they authorize to ensure that the subject matter is addressed by the appropriate committee of the Board of Directors, by management and/or by the full Board of Directors.

At the direction of the Board of Directors, we reserve the right to screen all materials sent to its directors for potential security risks, harassment purposes or routine solicitations.

Code of Business Conduct and Ethics

Our Board of Directors has adopted a Code of Business Conduct and Ethics which applies to our directors, Chief Executive Officer, Chief Financial Officer and other Company employees.

Review of Related Person Transactions

Our Board of Directors has adopted a Statement of Policy with Respect to Related Person Transactions which is administered by our Audit Committee. This policy applies to any transaction or series of transactions in which (i) the Company or a subsidiary is a participant, (ii) the amount involved exceeds the lesser of $120,000 or 1% of the average of the Company’s total assets at year-end for the last two completed fiscal years and (iii) a Related Person has a direct or indirect material interest. Related Persons include directors, director nominees, executive officers, any beneficial holder of more than 5% of any class of the Company’s voting securities, and any immediate family member of any of the foregoing persons. Under the Policy, the Company’s legal department will determine whether a transaction meets the requirements of a Related Person Transaction requiring review by the Audit Committee. Transactions that fall within this definition will be referred to the Audit Committee for approval, ratification or other action. Based on its consideration of all of the relevant facts and circumstances, the Audit Committee will decide whether or not to approve such transaction and will approve only those transactions that are in the best interests of the Company and its stockholders. If the Company becomes aware of an existing Related Person Transaction that has not been approved under this Policy, the matter will be referred to the Audit Committee. The Audit Committee will evaluate all options available, including ratification, revision or termination of such transaction.

Compensation Committee Interlocks and Insider Participation

None of our executive officers has served as a member of a compensation committee (or other committee serving an equivalent function) of any other entity whose executive officers served as one of our directors.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the total compensation received by, or earned by, our named executive officers, Howard Jonas, our former chief executive officer, Ezra Y. Rosensaft, our chief executive officer and former chief financial officer, and Davidi Jonas, our former chief strategy officer.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)(1)	Share Awards ($)(2)	Option Awards ($)(3)	All other Compensation ($)	Total ($)
Howard Jonas Former Chief Executive Officer	2019	$0	$—	$—	$—	$—	$—
	2018	$0	$—	$—	$—	$—	$—

Ezra Y. Rosensaft	2019	$220,000	$80,000	$—	$—	$—	$300,000
Chief Executive Officer and former Chief Financial Officer	2018	$200,000	$—	$—	$—	$—	$200,000

Davidi Jonas	2019	$0	$—	$—	$240,212	$—	$240,212
Former Chief Strategy Officer	2018	$0	$—	$—	$—	$—	$—

(1)	The amounts shown in these columns reflect salary and annual performance-based bonus for performance during the relevant period irrespective of when such salary and bonus was paid.

(2)	The amounts shown in this column reflect the aggregate grant date fair value of restricted share awards computed off the average common stock price on the grant date in accordance with FASB ASC Topic 718.

(3)	The amounts shown in this column reflect the aggregate grant date fair value of restricted share awards computed off the average common stock price on the grant date in accordance with FASB ASC Topic 718.

Narrative Disclosure Regarding Summary Compensation Table

Employment Agreements

We have not entered into any employment agreements with any of our current named executive officers or directors.

On March 14, 2019, the Company’s Board of Directors adopted the 2019 Stock Option and Incentive Plan (the “2019 Incentive Plan”) to provide incentives to executive officers, employees, directors and consultants of the Company and/or its subsidiaries.  The Company reserved 300,000 shares of Class B Common Stock for the grant of awards under the 2019 Incentive Plan, subject to adjustment.  Incentives available under the 2019 Incentive Plan may include stock options, stock appreciation rights, limited stock appreciation rights, restricted stock and deferred stock units.   As of October 1, 2020, 153,366 shares remained available to be awarded under the 2019 Incentive Plan.

During Fiscal 2020, the Company made the following equity grants to its named executive officers:

On January 23, 2020, we granted to our former Chief Financial Officer and current Chief Executive Officer options to purchase 25,000 shares of its Class B common stock with a 10-year term at an exercise price of $10.50 per share pursuant to the 2019 Incentive Plan with such options vesting as follows: 10,000 immediately and 5,000 on each of January 23, 2021, January 23, 2022 and January 23, 2023.

On January 23, 2020, we granted to our former Chief Strategy Officer options to purchase 42,735 shares of Class B common stock with a 10-year term at an exercise price of $10.50 per share pursuant to the 2019 Incentive Plan with such options vesting in full upon grant.

On July 14, 2020, we granted to our Chief Executive Officer options to purchase of 120,000 shares of its Class B common stock, with a 10-year term and an exercise price of $3.98, under the 2019 Incentive Plan, with such options scheduled to vest in equal one-third installments on July 14, 2021, July 14, 2022, and July 14, 2023.

The following table presents certain data for our 2019 Stock Option and Incentive Plan as of October 31, 2019.

Plan	Total shares of Class B common stock reserved under plan	Shares available for future grants under plan	Aggregate number of options exercised	Aggregate number of options outstanding	Weighted average exercise price of options outstanding
2019 Stock Option and Incentive Plan	300,000	292,000	0	0	$ N/A

The following table presents certain data for our 2009 Stock Option and Incentive Plan as of October 31, 2019.

Plan	Total shares of Class B common stock reserved under plan	Shares available for future grants under plan	Aggregate number of options exercised	Aggregate number of options outstanding	Weighted average exercise price of options outstanding
2009 Stock Option and Incentive Plan	285,860	94,656	0	10,000	$31.00

Outstanding Equity Awards at 2019 Fiscal Year-End

The following table provides information on the current holdings of stock options and unvested Restricted Stock by our Named Executive Officers at October 31, 2019.

		Option Awards				Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(1) ($)
Howard Jonas	—	—	—	—	—	23,490	278,826	(1)
Ezra Y. Rosensaft	—	—	—	—	—	—	—
Davidi Jonas	—	—	—	—	—	—	—

(1)	Calculated using a value of $11.87 per share, which was the closing price of the Class B Common Stock on October 31, 2019 on the OTC Pink.

Potential Payments upon Termination or Change-in-Control

There are no potential payments to any of our Named Executive Officers upon termination or change-in-control.

Director Compensation

Each non-employee director of the Company who attends at least 75% of the meetings of the Board of Directors during a calendar year receives an annual cash retainer of $12,000. Such payment is made in January of the calendar year following attendance of at least 75% of the Board of Directors meetings during the preceding year, and is pro-rated for non-employee directors who join the Board of Directors or depart from the Board of Directors during the prior year, if such director attended 75% of the applicable Board of Directors meetings for such partial year. The Company’s Chief Executive Officer may, in his discretion, waive the requirement of 75% attendance by a director to receive the annual retainer in the case of mitigating circumstances. The Compensation Committee periodically reviews our director compensation practices. The Compensation Committee believes that our director compensation is fair and appropriate in light of the responsibilities and obligations of our directors.

Fiscal 2019 Director Compensation Table

The following table lists the Fiscal 2019 compensation for each person who served as a non-employee director during fiscal 2019. This table does not include compensation to Howard S. Jonas and Marc E. Knoller, who serve as directors. Mr. Jonas is a named executive officer, as he did not receive compensation for his service as a director during fiscal 2019. Mr. Howard Jonas’ compensation is set forth in the Executive Compensation section of this Prospectus. Mr. Knoller is Chief Executive Officer of CTM Media Group, Inc. and did not receive any compensation for his service as a director. This table also does not include Christopher McGurk as he joined the board in Fiscal 2020 on December 9, 2019 and therefore did not earn of paid any compensation in Fiscal 2019.

Name	Dates of Board Service During Fiscal 2019	Fees Earned or Paid in Cash ($)	Fees Earned or Paid in Stock ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)
Perry Davis	11/01/2018 – 10/31/2019	$12,000	$—	$	$—	$12,000
Allan I. Grafman	06/03/2019 – 10/31/2019	$24,000	$—	$	$—	$24,000
Irwin Katsof	11/01/2018 – 10/31/2019	$12,000	$—	$	$—	$12,000

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee has served as an officer or employee of the Company or has any relationship with the Company that is required to be disclosed under the heading “Related Person Transactions.” No executive officer of the Company served or serves on the compensation committee (or other board committee performing equivalent functions) of any company that employed or employs as an executive officer any member of the Company’s Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Certain Relationships and Related Party Transactions

Transactions with Related Persons, Promoters and Certain Control Persons

On August 21, 2018, the Company entered into a loan agreement with the Company’s Chairman of the Board of Directors (who, at the time was also the Company’s Chief Executive Officer and majority stockholder) (the “Chairman”) for $5,000,000. Interest accrues at prime rate plus 1% and the loan matures August 20, 2022. Payment of principal and interest are payable from 70% of the Free Cash Flow, as defined in the loan agreement, of the Company’s CTM Media Group Inc. subsidiary. All outstanding shares of CTM Media Group Inc. stock are pledged as security under the agreement. On December 1, 2019, the Company amended the agreement providing that up to 60% of the interest due may, at the option of the Company, be paid in shares of Class B common stock (and the remaining amount in cash) with such shares valued based on the average closing prices for the Class B common stock on the ten trading days immediately prior to the applicable interest due date. To date, the shares issued in connection with the loan interest was 46,835. The interest is to be paid quarterly on the loan. In conjunction with the loan, the Company issued the Chairman a warrant to purchase up to 89,243 shares of the Company’s Class B Common Stock at a price per share of $42.02. On July 13, 2020 $1,250,000 was converted into 314,070 shares of Class B Common Stock (Note 3- Equity). The outstanding amount at July 31, 2020 was $3,750,000. The warrant expires August 21, 2023.

On September 21, 2018, the Company entered into a bridge loan facility agreement with its Chairman for up to $26,000,000. The balance due under the facility was $0 at July 31, 2020. The proceeds from the private placement offering on March 9, 2020 were used to pay off the remaining $4,000,000 of the loan facility (Note 3- Equity). $8,000,000 of the loan facility was paid off in connection with the 2019 offering. In conjunction with the amendment to the loan, the Company issued the Chairman a warrant to purchase up to 98,336 shares of the Company’s Class B Common Stock at a price per share of $26.44. The warrant expires March 30, 2022.

Interest on the above loans amounted to $49,000 for the three months ended July 31, 2020 and $331,000 for the nine months ended July 31, 2020, and was charged to production cost.

The maturities under this loan are anticipated to be as follows:

Quarter ending July 31,	Amount
2021	$-
2022	3,750,000
Total	$3,750,000

The Company is the sole member of IDW Media Charitable Foundation, Inc., an IRS Section 501(c)(3) non-profit corporation (the “Foundation”), and the Company’s former COO and CFO are the directors and officers of the Foundation. There were no balances outstanding between the Company and the Foundation as of October 31, 2019 and 2018.

On July 14, 2020, the Company and Howard Jonas executed a share purchase agreement pursuant to which the Company agreed to sell all of the stock of CTM to Mr. Jonas (the “CTM Sale”) for (i) the cancelation of $3.75 million of indebtedness owed to Mr. Jonas by the Company, (ii) a contingent payment of up to $3.25 million based upon a recovery of quarterly revenues of CTM to 90% of its fiscal 2019 levels during the 18-month period following the closing of the CTM Sale, and (iii) a contingent payment if CTM is sold within 36 months from the closing of the CTM Sale for more than $4.5 million. Prior to executing the share purchase agreement, the Company obtained a third-party’s valuation of CTM and a fairness opinion that stated the consideration being received by the Company in the CTM Sale was fair. In addition to the Company’s Board of Directors approving the CTM Sale, the Audit Committee of the Board of Directors, which is comprised entirely of independent directors, approved the CTM Sale in compliance with the Company’s Statement of Policy with respect to Related Person Transactions. The transaction is still pending as of the date of this Prospectus and is subject to the satisfaction of the parties satisfying certain conditions to closing. The Company expects the sale to close by the end of calendar 2020. We do not expect to have significant continuing involvement with CTM after the sale closes.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information regarding the beneficial ownership of the Company’s Class B common stock (and Class C common stock, assuming conversion of all shares of Class C common stock into Class B common stock on a one-for-one basis) by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of the Class B common stock or Class C common stock, (ii) each of the Company’s directors, and Named Executive Officers, and (iii) all directors and executive officers of the Company as a group. Unless otherwise noted in the footnotes to the table, to the best of the Company’s knowledge, the persons named in the table have sole voting and investing power with respect to all shares indicated as being beneficially owned by them and except as otherwise noted, the address of the referenced individual is c/o IDW Media Holdings, Inc. 520 Broad Street, Newark, New Jersey 07102.

Unless otherwise noted, the security ownership information provided below is given as of October 1, 2020 and all shares are owned directly. Percentage ownership information is based on 9,445,489 shares of Class B common stock issued and outstanding. The numbers reported for the eight 2020 trusts listed below assume the conversion of the Class C Common Stock into Class B Common Stock held by those trusts which in the aggregate represent all 545,360 currently outstanding shares of Class C Common Stock.  In computing the number of shares of Class B Common Stock beneficially owned by a person and the percentage ownership of that person, we considered shares of Class B Common Stock subject to options and warrants held by that person that are currently exercisable or exercisable within sixty days of October 1, 2020

Name	Number of Shares of Class B Common Stock		Percentage of Ownership of Class B Common Stock	Percentage of Aggregate Voting Power δ

Howard S. Jonas 520 Broad Street Newark, NJ 07102	1,916,831	(1)	19.9%	6.7%

The Liora Jonas Stein 2020 Florida Trust, Alan Grayson, Trustee, dd. 04/06/2020	216,719	(2)	2.2%	8.5%

The Michael Jonas 2020 New Jersey Trust, Mark Berger, Trustee, dd. 04/06/2020	216,719	(2)	2.2%	8.5%

The Miriam Jonas 2020 New Jersey Trust, Liore Alroy, Trustee, dd. 04/06/2020	216,719	(2)	2.2%	8.5%

The Samuel Jonas 2020 New Jersey Trust, Jason Cyrulnik, Trustee, dd. 04/06/2020	216,719	(2)	2.2%	8.5%

The Jonathan Jonas 2020 South Dakota Trust, Bridgeford Trust Company, Trustee, dd. 04/06/2020	216,719	(2)	2.2%	8.5%

The Joseph Jonas 2020 Alaska Trust, Peak Trust Company – Ak, Trustee, dd. 04/06/2020	216,719	(2)	2.2%	8.5%

The Rachel Jonas 2020 Nevada Trust, Premier Trust, Inc., Trustee, dd. 04/06/2020	216,719	(2)	2.2%	8.5%

The Tamar Jonas 2020 Nevada Trust, Peak Trust Company – Nv, Trustee, dd. 04/06/2020	216,719	(2)	2.2%	8.5%

Entities affiliated with Nantahala Capital Management, LLC 130 Main Street 2nd Floor, New Canaan, CT 06840	1,242,243	(3)	13.1%	4.8%

Raging Capital Master Fund, Ltd 10 Princeton Avenue, Rocky Hill, NJ 08553	1,354,248	(4)	14.3%	5.2%

Ezra Y. Rosensaft	12,002	(5)	*	*

Davidi Jonas	42,375	(6)	*	*

Perry Davis	0		*	*

Allan I. Grafman	3,000		*	*

Irwin Katsof	0		*	*

Marc E. Knoller	105,434		1.1%	*

Chris McGurk	0		*	*

All directors, Named Executive Officers and executive officers as a group (9 persons)	2,079,642		21.5%	7.1%

*	Less than 1%.
δ	Voting power represents combined voting power of our Class A Common Stock (three votes per share) and our Class B Common Stock and Preferred Stock (one-tenth of one vote per share). Excludes stock options.

(1)	Consists of (i) 20,045 shares of the Company’s Class B Common Stock held by Mr. Howard Jonas, directly, (ii) 1,675,957 shares of the Company’s Class B Common Stock held by the HSJ 2019 Annuity Trust, (iii) 32,000 shares of Class B Common Stock owned by the Jonas Foundation, (iv) an aggregate of 1,250 shares of the Company’s Class B Common Stock beneficially owned by custodial accounts for the benefit of the children of Mr. Howard Jonas (of which Mr. Howard Jonas is the custodian) and (v) warrants to purchase up to 89,243 shares of the Company’s Class B Common Stock at a price per share of $42.02 and up to 98,336 shares of the Company’s Class B Common Stock at a price per share of $26.44. Does not include (a) an aggregate of 1,840,111 shares of the Company’s Class B Common Stock beneficially owned by trusts for the benefit of the children of Mr. Howard Jonas, as Mr. Howard Jonas does not exercise or share investment control of these shares and (b) 105,550 shares of the Company’s Class B Common Stock owned by the Howard S. & Deborah Jonas Foundation, as Mr. Howard Jonas does not beneficially own these shares.

(2)	Consists of an aggregate of 148,549 shares of the Company’s Class B Common Stock and 68,170 shares of the Company’s Class C Common Stock. Shares held by the trusts for the benefit of Mr. Howard Jonas’ children were transferred from the Howard Jonas on April 6, 2020 and Mr. Howard Jonas is the trustor of the trusts with the power to replace the trustee.

(3)	Amounts include the shares of Class B Common Stock held by managed funds and/or separate accounts affiliated with Nantahala Capital Management, LLC. Nantahala Capital Management, LLC is a registered investment adviser and has been delegated the legal power to vote and/or direct the disposition of such shares as a general partner or investment manager and would be considered the beneficial owner of such shares. The above shall not be deemed to be an admission by the record owners that they are themselves beneficial owners of these securities for purposes of Section 13(d) of the Exchange Act or any other purpose. Wilmot Harkey and Daniel Mack are managing members of Nantahala Capital Management, LLC and may be deemed to have voting and dispositive power over the reported shares. The address of Nantahala Capital Management, LLC is 130 Main St., 2nd Floor, New Canaan, Connecticut 06840.

(4)	Consists of 19,342 shares owned by William Martin directly, who has investment and voting control over the shares of Raging Capital Master Fund, Ltd.

(5)	Consist of (i) 2,002 shares of Company’s Class B Common Stock held directly, and (ii) options to purchase 10,000 shares of the Company’s Class B Common Stock, all of which are currently exercisable.

(6)	Consist of options to purchase 42,375 shares of the Company’s Class B Common Stock, all of which are currently exercisable.

SELLING STOCKHOLDERS

This prospectus relates to the resale, from time to time, by the selling stockholders identified in this Prospectus (the “Selling Stockholders”), of up to 2,051,002 shares of our Class B common stock, par value $0.01 per share (the “Resale Shares”). All of the Resale Shares are being offered for sale by the Selling Stockholders.

We are registering the shares hereby pursuant to the terms of our agreement with the Selling Stockholders. The Selling Stockholders identified in the table below may offer all or part of the Resale Shares from time to time. However, the Selling Stockholders are under no obligation to sell all or any portion of such shares nor is the Selling Stockholders obligated to sell any Resale Shares immediately upon effectiveness of this Prospectus.

The table below sets forth certain information regarding the Selling Stockholders and the Resale Shares offered by them in this Prospectus. The Selling Stockholders have not had a material relationship with us within the past three years other than as described in the footnotes to the table below or as a result of their acquisition of our shares or other securities. To our knowledge, subject to community property laws where applicable, each person named in the table has sole voting and investment power with respect to the shares of Class B common stock set forth opposite such person’s name. Except where indicated, the mailing address of the Selling Stockholders is c/o IDW Media Holdings, Inc., 520 Broad Street, Newark, New Jersey 07102.

	Number of Shares Beneficially Owned Prior to this Offering		Number of Shares Being Sold	Number of Shares Beneficially Owned After this Offering
Selling Stockholders	Number	Percent	Offered	Number (1)	Percent
Howard Jonas	1,916,831	19.9	666,667	1,250,164	13
Nantahala Capital Partners II Limited Partnership (2)	226,089	2.4	190,199	35,890	*
Nantahala Capital Partners Limited Partnership (2)	83,639	*	54,368	29,271	*
NCP QR LP (2)	93,432	*	93,432	0	*
Nantahala Capital Partners SI, LP (2)	603,175	6.4	520,653	82,612	*
Blackwell Partners LLC -Series A (2)	178,526	1.9	110,711	67,815	*
Silver creek CS SAV, LLC (2)	57,382	*	30,637	26,745	*
Rangeley Capital Partners LP	81,830	*	81,830	0	*
Rangeley Capital Partners II, LP	56,780	*	56,780	0	*
Rangeley Capital Special Opportunities LP	28,390	*	28,390	0	*
Raging Capital	1,334,906	14.1	50,000	1,284,906	13.6
David Nagelberg	60,000	*	50,000	10,000	*
Tim McCollum	152,216	1.6	50,000	102,216	1.1
Osher Capital (Ari Kluger)	20,000	*	20,000	0	*
Jeff Benton	20,000	*	20,000	0	*
Bill Martin	19,342	*	16,667	2,675	*
Allan I. Grafman (3)	3,000	*	3,000	0	*
William Ulrey(4)	2,000	*	2,000	0	*
Ezra Y. Rosensaft (5)	2,002	*	1,001	1,001	*
Joyce Mason (6)	6,620	*	1,000	5,620	*
Karina Fedasz (7)	167	*	167	0	*

*	Less than one percent.

(1)	Assumes that all the shares purchased in the private placement are sold.
(2)

Nantahala Capital Management, LLC is a Registered Investment Adviser and has been delegated the legal power to vote and/or direct the disposition of such securities on behalf of the Selling Stockholder as a General Partner or Investment Manager and would be considered the beneficial owner of such securities. The above shall not be deemed to be an admission by the record owners or the Selling Stockholder that they are themselves beneficial owners of these securities for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, or any other purpose. Wilmot Harkey and Daniel Mack are managing members of Nantahala Capital Management, LLC and may be deemed to have voting and dispositive power over the shares held by the Selling Stockholder.

(3)	Mr. Grafman has served as a director of the Company since May 2019.
(4)	Mr. Ulrey has served as a consultant to the Company since February 2020.
(5)	Mr. Rosensaft has served as the Company’s Chief Executive Officer since July 2020. Mr. Rosensaft was previously the Company’s Chief Financial Officer from August 2018 until September 2020, and prior to that, served as the Executive Vice President of Finance of the Company’s IDW Entertainment division from November 2017 until August 2018.
(6)	Ms. Mason has served as the Company’s Assistant Corporate Secretary since September 2019.
(7)	Ms. Fedasz has served as a consultant to the Company since August 2019.

PLAN OF DISTRIBUTION

This prospectus relates to the resale of an aggregate of 2,051,002 shares of our Class B common stock, par value $0.01 per share by the Selling Stockholders.

The Selling Stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of the shares of our Class B common stock covered by this Prospectus on the over-the-counter market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions.  The Selling Stockholders may sell all or a portion of their respective shares of Class B common stock covered by this Prospectus from time to time at prevailing market prices at the time of sale, at varying prices or at negotiated prices. A Selling Stockholders may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 under the Securities Act of 1933, if available, rather than under this Prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as may be set forth in a supplement to this Prospectus, in the case of an agency transaction, not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out such short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities that require the delivery to such broker-dealer or other financial institution of securities offered by this Prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this Prospectus (however, in such case, we must file a prospectus supplement or an amendment to this registration statement under applicable provisions of the Securities Act amending it to include such successors in interest as Selling Stockholders under this Prospectus).

The Selling Stockholders might not sell any, or all, of the shares of our Class B common stock offered pursuant to this Prospectus. In addition, we cannot assure you that the Selling Stockholders will not transfer the shares of our Class B common stock by other means not described in this Prospectus.

The Selling Stockholders and any brokers, dealers, agents or underwriters that participate with the Selling Stockholders in the distribution of our common stock pursuant to this Prospectus may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In this case, any commissions received by these broker-dealers, agents or underwriters and any profit on the resale of our common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. In addition, any profits realized by the Selling Stockholders may be deemed to be underwriting commissions. If the Selling Stockholders and any brokers, dealers, agents or underwriters that participate with the Selling Stockholders in the distribution of our common stock pursuant to this Prospectus are deemed to be an underwriter, the Selling Stockholders and such other participants in the distribution may be subject to certain statutory liabilities and would be subject to the prospectus delivery requirements of the Securities Act in connection with sales of shares of our common stock.

The Resale Shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities of the common stock by the Selling Stockholders or any other person. We will make copies of this Prospectus available to the Selling Stockholders and will inform them of the need to deliver a copy of this Prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF CAPITAL STOCK

The Company’s authorized capital stock consists of Class B Common Stock, Class C Common Stock and Preferred Stock. As of October 1, 2020, there were 12,000,000 shares of Class B Common Stock authorized, 2,500,000 shares of Class C Common Stock authorized and 500,000 shares of Preferred Stock authorized.

Class B Common Stock

Holders of shares of Class B Common Stock are entitled to one-tenth of one vote for each share on all matters to be voted on by the stockholders. Holders of Class B Common Stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available therefor. There are no conversion or redemption rights or sinking fund provisions with respect to the Class B Common Stock.

Class C Common Stock

Holders of shares of Class C common stock are entitled to three votes for each share on all matters to be voted on by the stockholders. Holders of Class C common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available therefor. Each share of Class C common stock may be converted, at any time and at the option of the holder thereof, into one fully paid and non-assessable share of Class B common stock.

As of October 1, 2020, there were 9,445,489 shares of Class B Common Stock and 545,360 shares of Class C common stock issued and outstanding (excluded from these numbers are 519,360 shares of Class B Common Stock held in treasury by IDW Media Holdings)

Preferred Stock

The Board of Directors has the authority to fix the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders.

As of October 1, 2020, no shares of Preferred Stock were outstanding.

Options

As of October 1, 2020, we had options to purchase 217,735 Class B common stock outstanding pursuant to the 2009 and 2019 Plans with a weighted average exercise price of $7.18 per share.

Warrants

As of October 1, 2020, the Company has outstanding warrants issued to Howard Jonas to purchase up to (i) 89,243 shares of Class B common stock, par value $0.01 per share at a price of $42.02 per share and (ii) 98,336 shares of Class B common stock, par value $0.01 per share at a price of $26.44 per share.  The warrants have a term of five and three years, respectively.

Anti-Takeover Effects of Our Charter and By-Laws

Some provisions of Delaware law and our Certificate of Incorporation and By-Laws could make the following more difficult:

●	acquisition of us by means of a tender offer;

●	acquisition of us by means of a proxy contest or otherwise; or

●	removal of our incumbent officers and directors.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions also are designed to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us and outweigh the disadvantages of discouraging those proposals because negotiation of them could result in an improvement of their terms.

Certificate of Incorporation; By-Laws

Our Certificate of Incorporation and By-Laws contain provisions that could make more difficult the acquisition of us by means of a tender offer, a proxy contest or otherwise. These provisions are summarized below.

Undesignated Preferred Stock. The authorization of our undesignated preferred stock makes it possible for our Board of Directors to issue our preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes of control of our management.

Size of Board and Vacancies. Our Certificate of Incorporation provides that the number of directors on our Board of Directors will be fixed exclusively by our Board of Directors. Newly created directorships resulting from any increase in our authorized number of directors or any vacancies in our Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause will be filled solely by the vote of our remaining directors in office.

Stockholder Meetings. Under our By-Laws, only our (i) Chairman of the Board, (ii) Chief Executive Officer, or (iii) Secretary may call special meetings of our stockholders.

Indemnification and Limitation of Liability of Directors and Officers

Our Certificate of Incorporation provides that, to the fullest extent permitted by the Delaware General Corporate Law (“DGCL”), our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Section 102(7) of the DGCL, however, states that such a provision may not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, relating to unlawful dividends, distributions or the repurchase or redemption of stock or (iv) for any transaction from which the director derives an improper personal benefit.

Our By-Laws provide we shall indemnify and hold harmless, to the fullest extent permitted by the DGCL, any person against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with any threatened, pending or completed legal proceedings in which such person is involved by reason of the fact that he is or was a director or officer of ours if he acted in good faith and in a manner that he reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe that his conduct was unlawful. If the legal proceeding, however, is by or in our right, such director or officer may not be indemnified in respect of any claim, issue or matter as to which he shall have been adjudged to be liable to us unless a court determines otherwise.

We may enter into agreements to indemnify our directors and officers in addition to the indemnification provided for in our Certificate of Incorporation. Such agreements, among other things, would indemnify our directors and officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in our rights, on account of services as our director or officer or as a director or officer of any subsidiary of ours, or as a director or officer of any other company or enterprise to which the person provides services at our request.

We obtain directors and officers’ liability insurance providing coverage to our directors and officers.

Registration Rights Agreements

Pursuant to substantially similar Registration Rights Agreements (the “RRAs”) entered into between the Company and each of the purchasers of 2,051,002 shares of Class B Common Stock (the “Resale Shares”) on or about March 2, 2020, the Company agreed to file, as soon as reasonably practicable following the closing of the sale by the Company of the Resale Shares, with the Securities and Exchange Commission (the “SEC”) a registration statement covering the resale of the Resale Shares; provided, however, that with respect to 66,667 of the Resale Shares, the Company agreed to use commercially reasonable best efforts to file the Registration Statement with the SEC as soon as reasonably practicable but in any event no later April 20, 2020. Certain of the RRAs was amended on or about March 25, 2020 to extend the deadline to file the Registration Statement with the SEC as soon as reasonably practicable but in any event no later than September 2020 or September 1, 2020, as applicable.

Listing

Our Class B common stock is quoted on OTC Pink Market under the trading symbol “IDWM”. We intend to apply to have our Class B common stock listed on the NYSE American and request the symbol “IDW.”

Transfer Agent

American Stock Transfer & Trust Company will serve as our transfer agent and registrar. Its address is 59 Maiden Lane Plaza Level, New York, New York 10038, and its telephone number is (800) 937-5449.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No experts or counsel to the Company have been hired on a contingent basis and none of them will receive a direct or indirect interest in the Company. However, attorneys at Schwell Wimpfheimer & Associates own shares of the Company’s Class B Common Stock with an aggregate value of $83,250 as of October 15, 2020.

EXPERTS

Our financial statements for the fiscal years ended October 31, 2019 and 2018 have been audited by Zwick & Banyai P.L.L.C., an independent registered public accounting firm as set forth in its report and are included in reliance upon such report given on the authority of such firm as experts in accounting.

LEGAL MATTERS

Schwell Wimpfheimer & Associates LLP., New York, New York, will pass upon the validity of the shares of our Class B common stock to be sold in this offering.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities we are offering to sell. This prospectus, which constitutes part of the registration statement, does not include all of the information contained in the registration statement and the exhibits, schedules and amendments to the registration statement. For further information with respect to us and our securities, we refer you to the registration statement and to the exhibits and schedules to the registration statement. Statements contained in this Prospectus about the contents of any contract, agreement or other document are not necessarily complete, and, in each instance, we refer you to the copy of the contract, agreement or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

You may read and copy the registration statement of which this Prospectus is a part at the SEC’s public reference room, which is located at 100 F Street, N.E., Room 1580, Washington, DC 20549. You can request copies of the registration statement by writing to the Securities and Exchange Commission and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the SEC’s public reference room. In addition, the SEC maintains a website, which is located at www.sec.gov, that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. You may access the registration statement of which this Prospectus is a part at the SEC’s website.

Upon effectiveness of this registration statement, we will be subject to the information reporting requirements of the Securities Exchange Act of 1934, and we will file reports, proxy statements and other information with the SEC. All documents filed with the SEC are available for inspection and copying at the public reference room and website of the SEC referred to above. We maintain a website at www.precisionopinion.com. You may access our reports, proxy statements and other information free of charge at this website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information on such website is not incorporated by reference and is not a part of this Prospectus.

QUARTERLY REPORT OF IDW MEDIA HOLDINGS, INC.

FOR THE THREE AND NINE MONTHS ENDED JULY 31, 2020 AND 2019

IDW MEDIA HOLDINGS, INC.

IDW MEDIA HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)	July 31, 2020 (unaudited)	October 31, 2019 (audited)
Assets
Current assets:
Cash and cash equivalents	$12,488	$7,543
Trade accounts receivable, net	28,354	43,462
Taxes receivable	513	-
Inventory	3,724	3,313
Prepaid expenses	1,449	1,319
Current assets held for sale from discontinued operations	12,635	5,186
Total current assets	59,163	60,823
Property and equipment, net	434	562
Right-of-use assets, net	884	-
Non-current assets
Taxes receivable	-	513
Investments	25
Intangible assets, net	63	115
Goodwill	199	199
Television costs	3,300	9,388
Other assets	633	372
Non-current assets held for sale from discontinued operations	-	5,165
Total assets	$64,701	$77,137
Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$786	$2,145
Accrued expenses	5,452	3,036
Deferred revenue	1,915	1,058
Bank loans payable – current portion	21,037	29,242
Related party loans payable – current portion	-	4,550
Government loans- current portion	592	-
Operating lease obligations – current portion	541	-
Other current liabilities	33	2,007
Current liabilities held for sale from discontinued operations	9,526	3,344
Total current liabilities	39,882	45,382
Non-current liabilities
Operating lease obligations – long term portion	520	-
Bank loans payable – long term portion	-	10,500
Government loans – long term portion	603	-
Related party loans payable – long term portion	3,750	4,500
Non-current liabilities held for sale from discontinued operations	-	683
Total non-current liabilities	4,873	15,683
Total liabilities	$44,755	$61,065
Stockholders’ equity (see note 3):
Preferred stock, $.01 par value; authorized shares – 500; no shares issued at July 31, 2020 and October 31, 2019	-	-
Class B common stock, $0.01 par value; authorized shares – 12,000; 9,927 and 7,419 shares issued and 9,407 and 6,899 shares outstanding at July 31, 2020 and October 31, 2019, respectively	93	74
Class C common stock, $0.01 par value; authorized shares – 2,500; 545 shares issued and outstanding at July 31, 2020 and October 31, 2019	5	5
Stock subscription receivable	-	(1,000)
Additional paid-in capital	111,145	96,671
Accumulated other comprehensive loss	(129)	(60)
Accumulated deficit	(89,972)	(78,457)
Treasury stock, at cost, consisting of 519 shares of Class B common stock at July 31, 2020 and October 31, 2019	(1,196)	(1,196)
Total IDW Media Holdings Inc. stockholders’ equity	19,946	16,037
Non-controlling interest	-	35
Total stockholders’ equity	19,946	16,072
Total liabilities and stockholders’ equity	$64,701	$77,137

See accompanying notes to condensed consolidated financial statements.

IDW MEDIA HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended July 31,		Nine Months Ended July 31,
(in thousands, except per share data)	2020	2019	2020	2019

Revenues	$8,487	$5,373	$28,093	$14,456

Costs and expenses:
Direct cost of revenues	8,093	3,299	23,004	8,998
Selling, general and administrative	3,742	3,999	12,761	12,280
Depreciation and amortization	61	72	190	217
Bad debt expense	-	-	-	33
Total costs and expenses	11,896	7,370	35,955	21,528
Loss from operations	(3,409)	(1,997)	(7,862)	(7,072)

Interest expense, net	(13)	(1)	(33)	(160)
Other income (expense), net	-	12	(61)	1
Loss before income taxes	(3,422)	(1,986)	(7,956)	(7,231)
(Provision for) benefit from income taxes	-	-	-	-
Net loss from continuing operations	(3,422)	(1,986)	(7,956)	(7,231)

(Loss) income from discontinued operations, net	(1,126)	474	(3,818)	(2,120)

Net loss	(4,548)	(1,512)	(11,774)	(9,351)

Net income attributable to non-controlling interests	-	28	-	28

Net loss attributable to IDW Media Holdings, Inc	$(4,548)	$(1,484)	$(11,774)	$(9,323)

Basic and diluted income (loss) per share (note 3):
Continuing operations	$(.35)	$(.27)	$(.44)	$(1.11)
Discontinued operations, net	(.12)	.07	(.92)	(.32)
Net loss	$(.47)	$(.20)	$(1.36)	$(1.43)

Weighted-average number of shares used in the calculation of basic and diluted loss per share:	9,641	7,339	8,646	6,541

Dividend declared per common share:	$0.00	$0.00	$0.00	$0.00

See accompanying notes to condensed consolidated financial statements.

IDW MEDIA HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Unaudited)

	Three Months Ended July 31,		Nine Months Ended July 31,
(in thousands)	2020	2019	2020	2019
Net loss	$(4,548)	(1,512)	$(11,774)	$(9,351)
Foreign currency translation adjustments	(24)	119	(69)	145
Comprehensive loss	(4,572)	(1,393)	(11,843)	(9,206)
Comprehensive loss attributable to non-controlling interest	-	28	-	28
Total comprehensive loss	$(4,572)	(1,365)	$(11,843)	$(9,178)

See accompanying notes to condensed consolidated financial statements

IDW Media Holdings, Inc.

Consolidated Stockholders’ Equity

Nine Months Ended July 31, 2020 and 2019

(in thousands)

	Class B Common Stock		Class C Common Stock		Stock	Additional	Accumulated Other		Non- Controlling	Treasury Stock, at Cost		Total
(in thousands) (unaudited)	Number of Shares	Amount	Number of Shares	Amount	Subscriptions Receivable	Paid In Capital	Comprehensive Loss	Retained Deficit	Interest (“NCI”)	Number of Shares	Amount	Shareholders’ Equity
Balance October 31, 2019	7,419	74	545	5	(1,000)	96,671	(60)	(78,457)	35	519	(1,196)	16,072
Stock based compensation						567						567
Issuance of common stock	2,508	19				13,531						13,550
Subscriptions receivable					1,000	11						1,011
Issuance of stock options						365						365
NCI divestment in subsidiary								259	(35)			224
Comprehensive loss
Net Loss								(11,774)				(11,774)
Other comprehensive income							(69)					(69)
Total comprehensive loss							(69)	(11,774)	-			(11,843)
Balance July 31, 2020	9,927	93	545	5	-	111,145	(129)	(89,972)	-	519	(1,196)	19,946

Balance October 31, 2018	6,072	61	545	5	-	69,780	(228)	(51,930)		519	(1,196)	16,492
Stock based compensation						2,518						2,518
Issuance of common stock	1,345	13				23,620						23,633
Subscriptions receivable					(1,000)							(1,000)
Issuance of warrants						118						118
Comprehensive loss
Net Loss								(9,323)	(28)			(9,351)
Other comprehensive income							145					145
Total comprehensive loss	-	-	-	-	-	-	145	(9,323)		-	-	(9,178)
Balance July 31, 2019	7,417	74	545	5	(1,000)	96,036	(83)	(61,253)	(28)	519	(1,196)	32,555

See accompanying notes to condensed consolidated financial statements.

IDW MEDIA HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

Nine months ended July 31, (in thousands)	2020	2019
Operating activities:
Net loss	$(11,774)	$(9,351)
Adjustments to reconcile net income to net cash provided by (used in) provided by operating activities:
Depreciation and amortization	794	1,141
Amortization of finance leases	315	-
Bad debt expense	576	82
Stock based compensation	567	2,518
Stock options	365	-
Amortization of right-of-use asset	1,210	-
Loss on deconsolidation of subsidiary	35	-
Changes in assets and liabilities:
Trade accounts receivable	15,136	9,195
Inventory	(410)	75
Prepaid expenses and other assets	(33)	(647)
Television costs	6,088	(18,776)
Operating lease liability	(1,243)	-
Trade accounts payable, accrued expenses and other current liabilities	(767)	(6,712)
Deferred revenue	649	1,673
Deconsolidation of subsidiary	304	-
Net cash provided by (used in) operating activities	11,812	(20,802)
Investing activities:
Disposition of subsidiary, net of cash received	(115)
Capital expenditures	(372)	(604)
Business acquisitions	-	(12)
Net cash used in investing activities	(487)	(616)
Financing activities:
Proceeds from issuance of common stock	14,561	22,751
Repayments of finance lease obligations	(308)	6
Repayments of capital lease obligations	-	(304)
Proceeds of related party loans	-	9,000
Proceeds of government loans	2,975	-
Proceeds of bank loans	1,021	18,438
Repayments of related party loans	(5,300)	(19,000)
Repayments of bank loans	(19,726)	(9,378)
Net cash provided by (used in) financing activities	(6,777)	21,513
Effect of exchange rate changes on cash and cash equivalents	(69)	145
Net increase in cash and cash equivalents	4,479	240
Cash and cash equivalents at beginning of period	10,165	13,445

Cash and cash equivalents at end of period	$14,644	$13,685

Supplemental schedule of investing and financing activities
Cash paid for interest	$27	$216
Cash paid for income taxes	$-	$18

See accompanying notes to condensed consolidated financial statements.

IDW MEDIA HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED JULY 31, 2020 AND 2019

(Unaudited)

Note 1—Basis of Presentation and Summary of Significant Accounting Policies

The accompanying unaudited condensed consolidated financial statements of IDW Media Holdings, Inc. and its subsidiaries (the “Company”) have been prepared by Company management in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information. Accordingly, they do not include all information and footnotes required by U.S. GAAP for complete financial statements. In the opinion of management, all adjustments (consisting principally of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine months ended July 31, 2020 are not necessarily indicative of the results that may be expected for the full fiscal year ending October 31, 2020. The balance sheet at October 31, 2019 has been derived from the Company’s audited financial statements at that date but does not include all of the information and footnotes required by U.S. GAAP for complete financial statements. For further information, please refer to the Company’s annual report for the fiscal year ended October 31, 2019 posted on January 27, 2020 with the OTC Markets Group: IDWM.

Description of Business and Segment Information

IDW Media Holdings, Inc. together with its subsidiaries is a diversified media company with operations in publishing, television entertainment and media distribution.

The terms “Company,” “we,” “us,” and “our” are used in this report to refer collectively to the parent company and the subsidiaries through which various businesses are conducted. The term IDWMH is used to refer to the parent company.

The following are our principal businesses and segments:

IDW Media Publishing, or IDWP, a publishing company that creates comic books, graphic novels, digital content and games through its imprints IDW, IDW Games, Top Shelf Productions; and Clover Press, a boutique publishing company that focuses on the book trade and direct market.  Effective April 1, 2020, our interest in Clover Press decreased to 19.9% and the Company no longer consolidates the operations of Clover Press, but rather values the investment at cost.

IDW Entertainment, or IDWE, a company that develops, produces, and distributes content across various platforms and formats to audiences globally. IDWE licenses its intellectual property primarily from IDW, thereby gaining exclusive access to stories and characters from IDWP’s diverse library of comic books and graphic novels.

CTM Media Group, or CTM, a Company that develops and distributes print and digital-based advertising and information advertising for tourist destinations in targeted tourist markets in 32 states / provinces in the United States and Canada.

Variable Interest Entities

The Company, through its subsidiary IDWE has arrangements with seven special-purpose entities (“SPEs”), some formed for the sole purpose of providing production services in Canada for the production of a television pilot and television series, others for production and writing purposes. The SPEs are independently owned companies that are effectively controlled by IDWE, that are parties to the related bank production financing arrangements. The Company has determined that SPEs are variable interest entities and that the Company is the primary beneficiary of the SPEs activities and obligor on the SPEs’ debt. All financial activity of the SPEs have been included IDWE’s financial statements, which are a part of these consolidated financial statements. IDWE does not need to provide any support to the VIE's and therefore no foreseen potential losses associated. They have finished all of the productions and these shows have been delivered. The outstanding loans will be partially paid off by the tax credits in the receivable balances. The carrying amounts and classification of the VIE's assets and liabilities are presented below:

(in thousands)	July 31, 2020 (unaudited)	October 31, 2019 (audited)
Cash and cash equivalents	$749	$231
Accounts receivable	13,293	16,103
Bank loans payable	21,037	39,743
Total	$35,079	$56,077

IDW MEDIA HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED JULY 31, 2020 AND 2019

(Unaudited)

Note 1—Basis of Presentation and Summary of Significant Accounting Policies (continued)

Revenue Recognition

Revenues from CTM’s brochure and digital distribution services are recognized on a straight-line basis over the term of the relevant services arrangement, which is typically between six months and one year. Brochure distribution services include distribution of marketing materials to display stations and straightening and refilling of the stations. Digital distribution services include electronic distribution of marketing materials to video touchscreen displays. Revenues from CTM’s printing services are recognized based on payment by customers to the print vendor. Revenues from CTM’s publications are recognized over the term of the publication distribution dates.  IDWP’s primary revenue is recognized, net of an allowance for estimated sales returns, at the time of shipment of its graphic novels and comic books by IDWP’s distributor to its customers. IDWE’s revenue is recognized when evidence of a sale or licensing arrangement exists, the product is complete, has been delivered or is available for immediate and unconditional delivery, the license period has begun, the fee is fixed or determinable, and collection is reasonably assured. IDWE’s production activities included those provided by Canadian SPEs, and some of those productions qualify for tax credits in Canada. These credits are recorded as reductions in production cost when the SPE becomes entitled to the Canadian tax credits. These tax credits have been estimated and are subject to change based on Canada Revenue Agency audits. IDWE and IDWP revenues are product revenues and since CTM is disclosed as a discontinued operation there are no service revenues.

Concentration Risks

IDWP has two significant customers Diamond Comic Distributors, Inc. (“Diamond”) and Penguin Random House, that pose a concentration risk.

Revenues from Diamond, IDWP’s direct market distributor, represented approximately 17.5% and 39.3% of the total consolidated revenues for three months ended July 31, 2020 and 2019, respectively. It represented 17.2% and 41.7% of the total consolidated revenues for the nine months ended July 31, 2020 and 2019, respectively. The receivable balances from this customer represented approximately 2.7% and 21.1% of consolidated trade accounts receivable at July 31, 2020 and 2019, respectively.

Revenues from Penguin Random House amounted to 27.8% and 29.6% of consolidated revenue in three months ended July 31, 2020 and 2019, respectively, and 23.8% and 26.7% of consolidated revenue in nine months ended July 31, 2020 and 2019, respectively. The receivable balances represented 9.6% and 35.8% of consolidated receivables at July 31, 2020 and 2019, respectively. Diamond and Penguin Random House in turn sell to their book market customers with right of return. No other single customer accounted for more than 10% of consolidated revenues in nine months ended July 31, 2020 or 2019 or in the three months ended July 31, 2020 and 2019. This concentration of customers increases the Company’s risk associated with non-payment by those customers.

IDWE has two significant customers Netflix and NBC Universal/SyFy that pose a concentration risk.

IDWE recognizes its revenue based on the completed episodes it delivers, they had two major customers in fiscal 2020 and 2019. Netflix, a leading streaming video subscription service, that represented 0% and 0% of consolidated revenue for three months ended July 31, 2020 and 2019, and 28.6% and 0% of consolidated revenue in nine months ended July 31, 2020 and 2019, respectively. The receivable balances from this customer represented 33.9% and 9.4% of consolidated trade receivables at July 31, 2020 and 2019, respectively.

NBC Universal/SyFy, a major television network, which accounted for 29.1% and 0% of consolidated revenue for three months ended July 31, 2020 and 2019, respectively and 8.8% and 0% of consolidated revenue for the nine months ended July 31, 2020 and 2019, respectively. The accounts receivable accounted for 3.5% and 0% of consolidated receivables at July 31, 2020 and 2019, respectively.

Deferred Revenue

The Company records deferred revenue upon invoicing for contracted commitments for products and services. Revenue is recognized on the date such product or service is provided or delivered in accordance with the contract.

Discontinued Operations

CTM has met the criteria for discontinued operations and has been presented as such in the financial statements. In accordance with ASU 2014-08, “Reporting of Discontinued Operations and Disclosures of Disposals of Components of an Entity,” a disposal is categorized as a discontinued operation if the disposal group is a component of an entity or group of components that meets the held for sale criteria, is disposed of by sale, or is disposed of other than by sale, and represents a strategic shift that has or will have a major effect on an entity’s operations and financial results.

IDW MEDIA HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED JULY 31, 2020 AND 2019

(Unaudited)

Note 1—Basis of Presentation and Summary of Significant Accounting Policies (continued)

As the discontinued operation is classified as held for sale, the pre-tax net income or loss, income tax or benefit, and gain or loss on the disposal of assets held for sale are reclassified as a separate line item in the income statement. Assets and liabilities are also separately reclassified in the balance sheet for all periods presented. Cash flows from a discontinued operation and the continuing business are presented together without separate identification within cash flows from operating, investing and financing activities. However total operating and investing cash flows for discontinued operations are disclosed separately for all periods presented.

Recently Issued Accounting Pronouncements Adopted Subsequent to 2019 Fiscal Year End

In February 2016, the Financial Accounting Standards Board, or FASB, issued Accounting Standards Update, or ASU, Leases (Topic 842), which requires lessees to recognize most leases on their balance sheets as a right-of-use asset with a corresponding lease liability. Lessor accounting under the standard is substantially unchanged. Additional qualitative and quantitative disclosures are also required. The Company adopted the standard effective November 1, 2019 using the modified retrospective adjustment transition method, which applies the provisions of the standard at the effective date without adjusting the comparative periods presented. The Company adopted the following practical expedients and elected the following accounting policies related to this standard update:

●	The option to not reassess prior conclusions related to the identification, classification and accounting for initial direct costs for leases that commenced prior to November 1, 2019;

●	Short-term lease accounting policy election allowing lessees to not recognize right-of-use assets and liabilities for leases with a term of 12 months or less;

●	The option to not separate lease and non-lease components for certain equipment lease asset categories such as freight car, vehicles and work equipment; and

●	The package of practical expedients applied to all of its leases, including (i) not reassessing whether any expired or existing contracts are or contain leases, (ii) not reassessing the lease classification for any expired or existing leases, and (iii) not reassessing initial direct costs for any existing leases.

Adoption of this standard resulted in the recognition of operating lease right-of-use assets of $6,746,149 and lease liabilities of $6,980,233 on the consolidated balance sheet as of November 1, 2019. The Company’s accounting for finance leases remained substantially unchanged. The standard did not materially impact operating results or liquidity. Disclosures related to the amount, timing and uncertainty of cash flows arising from leases are included in Note 10, Commitments.

On November 1, 2019 we adopted the FASB ASU 2018-07 to provide guidance about which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting. Pursuant to this ASU, an entity should account for the effects of a modification unless all the following are met: (1) the fair value (or calculated value or intrinsic value, if such an alternative measurement method is used) of the modified award is the same as the fair value (or calculated value or intrinsic value, if such an alternative measurement method is used) of the original award immediately before the original award is modified (if the modification does not affect any of the inputs to the valuation technique that the entity uses to value the award, the entity is not required to estimate the value immediately before and after the modification); (2) the vesting conditions of the modified award are the same as the vesting conditions of the original award immediately before the original award is modified; and (3) the classification of the modified award as an equity instrument or a liability instrument is the same as the classification of the original award immediately before the original award is modified. The company has adopted this guideline for the fiscal year beginning November 1, 2019. The Company has evaluated this guidance and determined there is no material effect on the financial statements.

IDW MEDIA HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED JULY 31, 2020 AND 2019

(Unaudited)

Note 1—Basis of Presentation and Summary of Significant Accounting Policies (continued)

Recently Issued Accounting Standard Not Yet Adopted

In January 2017, the FASB issued ASU 2017-04, Intangibles—Goodwill and Other (Topic 350), which simplifies the measurement of goodwill by eliminating the Step 2 impairment test. Step 2 measures a goodwill impairment loss by comparing the implied fair value of a reporting unit’s goodwill with the carrying amount of that goodwill. The new guidance requires an entity to compare the fair value of a reporting unit with its carrying amount and recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value. Additionally, an entity should consider income tax effects from any tax-deductible goodwill on the carrying amount of the reporting unit when measuring the goodwill impairment loss, if applicable. The new guidance becomes effective for goodwill impairment tests in fiscal years beginning after December 15, 2019, though early adoption is permitted. The company will adopt this guideline prospectively for fiscal year November 1, 2020. The Company does not believe that the adoption of this new accounting guidance will have any material impact on its consolidated financial statements.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments, that changes the impairment model for most financial assets and certain other instruments. For receivables, loans and other instruments, entities will be required to use a new forward-looking “expected loss” model that generally will result in the earlier recognition of allowance for losses. For available-for-sale debt securities with unrealized losses, entities will measure credit losses in a manner similar to current practice, except the losses will be recognized as allowances instead of reductions in the amortized cost of the securities. In addition, an entity will have to disclose significantly more information about allowances, credit quality indicators and past due securities. The new provisions will be applied as a cumulative-effect adjustment to retained earnings. The new guidance becomes effective in fiscal years beginning after December 15, 2019. We will adopt the new standard on November 1, 2020. We are evaluating the impact that the new standard will have on our consolidated financial statements.

In March 2019, the FASB issued ASU No. 2019-02, Improvements to Accounting for Costs of Films and License Agreements for Program Materials. ASU 2019-02 aligns the accounting for production costs of episodic television series with the accounting for production costs of films. It also requires an entity to test a film or license agreement within the scope of Subtopic 920-350 for impairment at the film group level, when the film or license agreement is predominantly monetized with other films and/or license agreements. The new guidance becomes effective in fiscal years beginning after December 15, 2019. The changes in this standard are effective for the fiscal year beginning November 1, 2020, with early adoption permitted. The Company is currently evaluating the impact the adoption of the prospective disclosure requirements will have on its consolidated financial statements.

Note 2—Earnings Per Share

Basic earnings per share is computed by dividing net income attributable to all classes of common stockholders by the weighted average number of shares of all classes of common stock outstanding during the applicable period. Diluted earnings per share is computed in the same manner as basic earnings per share except that the number of shares is increased to include restricted stock still subject to risk of forfeiture (non-vested) using the treasury stock method, unless the effect of such increase is anti-dilutive. The Company excluded 69,022 shares of unvested restricted stock from the calculation of diluted earnings per share as the effect would have been anti-dilutive.

IDW MEDIA HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED JULY 31, 2020 AND 2019

(Unaudited)

Note 3—Equity

Stock based compensation included in selling, general and administrative expenses is $47,000 and $787,000 in the three months ended July 31, 2020 and 2019, respectively and $567,000 and $2,518,000 in the nine months ended July 31, 2020 and 2019, respectively.

On July 16, 2020, we settled its intercompany payable to CTM totaling $6,982,305 and subsequently received a distribution of $6,800,000 from CTM. This transaction was booked into additional paid in capital with CTM and IDWMH to have a nil impact and did not trigger any tax impacts.

On July 14, 2020, the Company granted to its Chief Executive Officer options to purchase 120,000 shares of its Class B common stock (“Class B Common Stock”), with a 10-year term and an exercise price of $3.98, under the Company’s 2019 Stock Option and Incentive Plan (the “2019 Incentive Plan”), with such options scheduled to vest in equal one-third installments on July 14, 2021, July 14, 2022, and July 14, 2023.

On July 13, 2020, the Company issued 314,070 shares of Class B Common Stock to Howard S. Jonas, the Company’s Chairman of the Board of Directors and former Chief Executive Officer, pursuant to a Loan Modification Agreement in which Mr. Jonas and the Company agreed to convert $1.25 million of indebtedness owed by the Company to Mr. Jonas to such 314,070 shares.

On June 30, 2020, the Company issued 10,335 shares of Class B Common Stock to Howard S. Jonas, the Company’s Chairman of the Board of Directors and former Chief Executive Officer, for payment of certain interest payable on a loan made by Mr. Jonas to the Company.

On July 3, 2020, the Company granted options to purchase an aggregate of 25,000 shares of Class B Common Stock, each with a 10-year term and an exercise price of $4.00, under the 2019 Incentive Plan, to three employees of the Company with 20,000 of such options scheduled to vest in approximately equal one-third installments on June 25, 2021, June 25, 2022, and June 25, 2023 and 5,000 of such options scheduled to vest in approximately equal one-third installments on July 1, 2021, July 1, 2022, and July 1, 2023.

On June 8, 2020, the Company granted 3,000 restricted shares of Class B Common Stock (“Restricted Stock”) under the 2019 Incentive Plan to a consultant of the Company with such shares of Restricted Stock scheduled to vest in equal one-third installments on March 15, 2021, March 15, 2022, and March 15, 2023.

On March 31, 2020, the Company issued 14,816 shares of Class B Common Stock to Howard S. Jonas, the Company’s Chairman of the Board of Directors and former Chief Executive Officer, for payment of certain interest payable on loans made by Mr. Jonas to the Company.

On March 10, 2020, the Company granted options to purchase 5,000 shares of Class B Common Stock, with a 10-year term and an exercise price of $6.40, and 2,500 shares of Restricted Stock, each under the 2019 Incentive Plan, to each of two non-executive officers of the Company, with such options and shares of Restricted Stock scheduled to vest in approximately equal one-third installments on March 15, 2021, March 15, 2022, and March 15, 2023.

On March 10, 2020, the Company granted an aggregate of 25,000 shares of Restricted Stock under the 2019 Incentive Plan to five individuals who provide legal services to the Company, with such shares scheduled to vest in approximately equal one-third installments on March 15, 2021, March 15, 2022, and March 15, 2023.

On March 9, 2020, the Company granted to an employee 13,699 shares of Restricted Stock under the 2019 Incentive Plan, with such shares originally scheduled to vest in full on March 9, 2021. On June 2, 2020, pursuant to a Separation Agreement with the employee, the Company agreed to change the scheduled vesting of these 13,699 shares of Restricted Stock to October 31, 2020.

On March 9, 2020, the Company closed a private placement of shares of Class B Common Stock at $6.00 per share, pursuant to which the Company issued 2,051,002 shares of Class B Common Stock for gross proceeds of approximately $12,300,000 inclusive of $4.0 million debt-to-equity conversion by the Company’s Chairman of the Board of Directors and former Chief Executive Officer, Howard S. Jonas. The shares issued were subject to a contractual restriction on transfer for six months following the closing of the placement and are subject to other restrictions under applicable law. The proceeds from the issuance of common stock have been netted with $415,000 of costs related to the private placement.

IDW MEDIA HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED JULY 31, 2020 AND 2019

(Unaudited)

Note 3—Equity (continued)

On February 4, 2020, the Company granted options to purchase 10,000 shares of Class B Common Stock, with a 10-year term and an exercise price of $9.99, under the 2019 Incentive Plan to an employee with the options scheduled to vest as follows: 1,667 upon grant, 834 on March 1, 2020, 833 on April 1, 2020, 833 on May 1, 2020, 834 on June 1, 2020, 833 on July 1, 2020, 833 on August 1, 2020, 834 on September 1, 2020, 833 on October 1, 2020, 833 on November 1, 2020 and 833 on December 1, 2020.

On January 23, 2020, the Company granted to its Chief Financial Officer options to purchase 25,000 shares of Class B Common Stock, with a 10-year term and an exercise price of $10.50, pursuant to the 2019 Incentive Plan. Options with respect to 10,000 shares vested on grant and the remainder are scheduled to vest as to 5,000 shares on each of January 23, 2021, January 23, 2022 and January 23, 2023.

On January 23, 2020, the Company granted to its former Chief Strategy Officer options to purchase 42,735 shares of Class B Common Stock, with a 10-year term and an exercise price of $10.50, pursuant to the 2019 Incentive Plan with such options vesting in full upon grant.

On January 9, 2020, the Company issued 36,586 shares of Class B Common Stock to Howard S. Jonas, the Company’s Chairman of the Board of Directors and former Chief Executive Officer, for payment of certain interest payable on loans made by Mr. Jonas to the Company.

On April 24, 2019, the Company closed the initial round of a private placement offering of shares of Class B Common Stock to certain existing stockholders at $18.00 per share. In connection with this initial round, on April 24, 2019, the Company issued 767,630 shares of Class B Common Stock for gross proceeds of $13,817,337.

On May 7, 2019, the Company closed the follow-on round of the placement and issued 345,792 shares of Class B Common Stock for gross proceeds of $5,186,885. The follow-on round involved participants in the initial round of the placement who elected to participate in the purchase of unsubscribed shares of Class B Common Stock at $15.00 per share.  In the offering, the Company issued a total of 1,113,422 shares of Class B Common Stock and received total gross proceeds of $19,004,229.  The shares issued in the offering were subject to a contractual restriction on transfer for six months following the closing of the offering as well as other restrictions under applicable law.

In connection with a non-brokered private placement offering, on June 15, 2019, the Company issued 240,187 shares of Class B Common Stock at a price of $17.07 per share for aggregate proceeds of approximately $4,600,000.

On April 17, 2019, the Company agreed to grant to a consultant 5,000 shares of Restricted Stock under the 2019 Incentive Plan on or about each of May 1, 2019, January 2, 2020 and January 2, 2021. On May 1, 2019, 5,000 shares of Restricted Stock were issued to the consultant, with such shares having vested on January 1, 2020. On January 2, 2020, 5,000 shares of Restricted Stock were issued to the consultant, with such shares scheduled to vest on January 2, 2021.

On March 14, 2019, the Company’s Board of Directors adopted the 2019 Incentive Plan to provide incentives to executive officers, employees, directors and consultants of the Company and/or its subsidiaries.  The Company reserved 300,000 shares of Class B Common Stock for the grant of awards under the 2019 Incentive Plan, subject to adjustment.  Incentives available under the 2019 Incentive Plan may include stock options, stock appreciation rights, limited stock appreciation rights, restricted stock and deferred stock units. On July 13, 2020, the Board of Directors of the Company increased by 150,000, to 450,000, the number of shares of Class B Common Stock reserved for the grant of awards under the 2019 Incentive Plan, subject to adjustment   As of July 31, 2020, 156,816 shares remained available to be awarded under the 2019 Incentive Plan.

On December 24, 2018, an employee was granted 1,370 shares of Class B Common Stock.  In addition, in fiscal 2018, the Company agreed to grant this employee 15,000 shares of Restricted Stock pursuant to the Company’s 2009 Stock Option and Incentive Plan, as amended and restated (the “2009 Incentive Plan”), with such shares scheduled vest in equal monthly installments over the 12-month period beginning on October 15, 2018.  This employee left the employ of the Company on February 13, 2019 and therefore only 5,000 shares of Restricted Stock vested on January 24, 2019, and the remaining 10,000 shares of unvested Restricted Stock were cancelled due to the executive no longer being an employee of the Company.

IDW MEDIA HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED JULY 31, 2020 AND 2019

(Unaudited)

Note 3—Equity (continued)

On November 26, 2018, the Company agreed to issue to an employee 3,030 shares of Restricted Stock under the 2009 Incentive Plan, which vested in equal monthly installments ending on December 10, 2019.  In addition, 758 shares of fully vested Restricted Stock were granted to this same employee on March 14, 2019.

In fiscal 2018, the Company granted to an employee 1,000 shares of Restricted Stock under the 2009 Incentive Plan, with 666 of such shares vesting on June 20, 2018 and the remaining 334 shares originally scheduled to vest on September 20, 2019 and which are now scheduled to vest on September 30, 2020.  On March 20, 2019, the Company issue options to purchase 10,000 shares of Class B Common Stock, with a 10-year term and an exercise price of $31.00, under the 2009 Incentive Plan to this employee with the options being fully vested as of December 1, 2019.

In fiscal 2018, the Company agreed to grant to a consultant 750 fully vested shares of Restricted Stock per month during the term of his consulting agreement.  Accordingly, on March 14, 2019, the consultant was granted under the 2009 Incentive Plan 3,000 fully vested shares of Restricted Stock, for service provided in December 2018, January 2019, February 2019 and March 2019, and 750 fully vested shares of Restricted Stock on each of April 15, 2019 and May 15, 2019 for service provided in the applicable month.  On each of June 15, 2019, July 15, 2019, August 15, 2019, and September 15, 2019, the Company granted to the consultant under the 2019 Incentive Plan 750 fully vested shares of Restricted Stock for service provided in the applicable month.

Note 4—Notes Payable

Related party loans

 On August 21, 2018, the Company entered into a loan agreement with the Company’s Chairman of the Board of Directors (who, at the time was also the Company’s Chief Executive Officer and majority stockholder) (the “Chairman”) for $5,000,000. Interest accrues at prime rate plus 1% and the loan matures August 20, 2022. Payment of principal and interest are payable from 70% of the Free Cash Flow, as defined in the loan agreement, of the Company’s CTM Media Group Inc. subsidiary. All outstanding shares of CTM Media Group Inc. stock are pledged as security under the agreement. On December 1, 2019, the Company amended the agreement providing that up to 60% of the interest due may, at the option of the Company, be paid in shares of Class B common stock (and the remaining amount in cash) with such shares valued based on the average closing prices for the Class B common stock on the ten trading days immediately prior to the applicable interest due date. To date, the shares issued in connection with the loan interest was 46,835. The interest is to be paid quarterly on the loan. In conjunction with the loan, the Company issued the Chairman a warrant to purchase up to 89,243 shares of the Company’s Class B Common Stock at a price per share of $42.02. On July 13, 2020 $1,250,000 was converted into 314,070 shares of Class B Common Stock (Note 3- Equity). The outstanding amount at July 31, 2020 was $3,750,000. The warrant expires August 21, 2023.

On September 21, 2018, the Company entered into a bridge loan facility agreement with its Chairman for up to $26,000,000. The balance due under the facility was $0 at July 31, 2020. The proceeds from the private placement offering on March 9, 2020 were used to pay off the remaining $4,000,000 of the loan facility (Note 3- Equity). $8,000,000 of the loan facility was paid off in connection with the 2019 offering. In conjunction with the amendment to the loan, the Company issued the Chairman a warrant to purchase up to 98,336 shares of the Company’s Class B Common Stock at a price per share of $26.44. The warrant expires March 30, 2022.

Interest on the above loans amounted to $49,000 for the three months ended July 31, 2020 and $331,000 for the nine months ended July 31, 2020, and was charged to production cost.

The maturities under this loan are anticipated to be as follows:

Date	Amount
2021	$-
2022	3,750,000
Total	$3,750,000

IDW MEDIA HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED JULY 31, 2020 AND 2019

(Unaudited)

Note 4—Notes Payable (continued)

Bank loans

On November 21, 2018, a Variable Interest Entity (the “VIE”) (see Note 1) controlled by IDWE entered into a loan agreement with a bank that provides for a production financing commitment in the aggregate amount up to CAD 27,700,000. The loan is secured by the VIE’s assets, rights in the related television production’s episodes and distribution agreements for the production and is repayable from the assignment of proceeds of the related license agreements and tax credits, including interest based on the prime rate. The loan matures on January 31, 2021. On July 31, 2020, $11,487,000 was outstanding under the commitment.

On June 21, 2018, a VIE controlled by IDWE entered into a loan agreement with a bank that provides for a production financing commitment in the aggregate amount up to CAD 23,521,000. The loan is secured by the VIE’s assets, rights in the related television production’s episodes and distribution agreements for the production and is repayable from the assignment of proceeds of the related license agreements, including interest based on the prime rate. The loan matures on January 31, 2021. On July 31, 2020 $9,550,000 was outstanding under the commitment.

Future maturities under the VIE bank loans are as follows:

Date	Amount
2021	$21,037,000
Total	$21,037,000

Government loans

On April 27, 2020, the Company (inclusive of IDWP and IDWE) received loan proceeds of $1,195,679 (the “IDWMH PPP Loan”) from Bank of America, N.A. pursuant to the Paycheck Protection Program (the “PPP”) under Division A, Title I of the CARES Act, which was enacted March 27, 2020. The IDWMH PPP Loan, which was in the form of a Note dated April 15, 2020 issued by the Company, matures on April 15, 2022 and bears interest at a rate of 1% per annum, payable monthly commencing on November 24, 2020. The Note may be prepaid by the Company at any time prior to maturity with no prepayment penalties, and under the terms of the loan, payments can be deferred for six months. Funds from the IDWMH PPP Loan may be used primarily for payroll costs and costs used to continue group health care benefits, and, up to a limited extent, on mortgage payments, rent, utilities, interest and other expenses as described in the CARES Act. Under the terms of the PPP, certain amounts of the IDWMH PPP Loans may be forgiven if they are used for those qualifying expenses. The Company intends to use the entire IDWMH PPP Loan amount for those qualifying expenses.

IDW MEDIA HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED JULY 31, 2020 AND 2019

(Unaudited)

Note 5—Business Segment Information

The Company has the following three reportable business segments: IDWP, IDWE and CTM.

The Company’s reportable segments are distinguished by types of service, customers and methods used to provide their services. The operating results of these business segments are regularly reviewed by the Company’s chief decision making officers.

The accounting policies of the segments are the same as the accounting policies of the Company as a whole. The Company evaluates the performance of its business segments based primarily on operating income. There are no other significant asymmetrical allocations to segments.

Operating results for the business segments of the Company are as follows:

(in thousands) (unaudited)	IDWP(a)	IDWE	CTM	IDWMH	Total
			(discontinued operations)	(unallocated overhead)
Three months ended July 31, 2020
Revenues	$5,216	$3,271	$-	$-	$8,487
Loss from operations	(40)	(3,232)	-	(137)	(3,409)
Loss from discontinued operations, net	-	-	(1,126)	-	(1,126)
Net loss	(40)	(3,232)	(1,126)	(150)	(4,548)
Total assets at July 31, 2020	12,836	29,972	12,635	9,258	64,701
Three months ended July 31, 2019
Revenues	$5,342	$31	$-	NA(b)	$5,373
Loss from operations	(1,232)	(765)	-	NA(b)	(1,997)
(Loss) income from discontinued operations, net	-	-	474	-	474
Net (loss) income	(1,202)	(756)	474	NA(b)	(1,484)
Total assets at July 31, 2019	11,753	59,994	18,378	NA(b)	90,125

(in thousands) (unaudited)	IDWP(a)	IDWE	CTM	IDWMH	Total
			(discontinued operations)	(unallocated overhead)
Nine months ended July 31, 2020
Revenues	$16,197	$11,896	$-	$-	$28,093
Loss from operations	(594)	(6,622)	-	(646)	(7,862)
Loss from discontinued operations, net	-	-	(3,818)		(3,818)
Net loss	(593)	(6,623)	(3,818)	(740)	(11,774)
Total assets at July 31, 2020	12,836	29,972	12,635	9,258	64,701
Nine months ended July 31, 2019
Revenues	$14,294	$162	$-	NA(b)	$14,456
Loss from operations	(4,335)	(2,737)	-	NA(b)	(7,072)
Loss from discontinued operations, net	-	-	(2,120)	-	(2,120)
Net loss	(4,289)	(2,914)	(2,120)	NA(b)	(9,323)
Total assets at July 31, 2019	11,753	59,994	18,378	NA(b)	90,125

(a)	IDWP includes Clover Press through March 31, 2020. As of April 1, 2020, Clover Press was valued at the cost method and was no longer consolidated.

(b)	In prior fiscal year 100% of IDWMH overhead was allocated to business segments.

IDW MEDIA HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED JULY 31, 2020 AND 2019

(Unaudited)

Note 6 —Fair Value Measurement

In determining fair value, the Company uses a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are described below:

Level l Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Company has the ability to access.

Level 2 Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

Level 3 Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The asset’s or liability’s fair value measurement level within the fair value hierarchy is based on the most conservative level of input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

The valuation methods described below may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Company believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in different fair value measurement at the reporting date.

The following tables set forth by level, within the fair value hierarchy, the Plan’s assets at fair value as of July 31, 2020 and 2019:

(in thousands)	Level 1	Level 2	Level 3	Total

Investments as of July 31, 2020
Clover Press investment	$-	$-	$25	$25
Total Investments	$-	$-	$25	$25

Investments as of October 31,2019
Investments	$-	$-	$-	$-
Total Investments	$-	$-	$-	$-

Level 3 Gains and Losses

The following table sets forth a summary of changes in the fair value of Level 3 assets:

(in thousands)
Beginning balance, October 31, 2019	$-
Acquisition	25
Sales	-
Realized gains, net	-
Unrealized losses, net	-
Ending balance, July 31, 2020	$25

The investment in Clover Press does not have readily determined fair values and are valued at cost. There have been no events or changes in circumstances to indicate any signs of impairment as at July 31, 2020. Due to the small nature of the investment a change in the fair value would not be a significant impact to the Company’s performance or cash flows. There have not been any transfers between investment levels.

IDW MEDIA HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED JULY 31, 2020 AND 2019

(Unaudited)

Note 7 —Trade Accounts Receivable and Deferred Revenues

Trade accounts receivable consists of the following:

(in thousands)	July 31, 2020 (unaudited)	October 31, 2019 (audited)
Trade accounts receivable	$28,622	$43,643
Less allowance for sales returns	(239)	(152)
Less allowance for doubtful accounts	(29)	(29)
Trade accounts receivable, net	$28,354	$43,462

Allowance for Doubtful Accounts

The allowance for doubtful accounts reflects the Company’s best estimate of probable losses inherent in the accounts receivable balance. The allowance is determined based on known troubled accounts, historical experience and other currently available.

Changes in deferred revenue consist of the following:

(in thousands)
Beginning balance, October 31, 2019	$1,058
Deferral of revenue	1,826
Recognition of deferred revenue	(969)
Ending balance, July 31, 2020	$1,915

We expect to recognize approximately 100% of this revenue over the next 12 months.

Note 8—Accrued Expenses

Accrued expenses consist of the following:

(in thousands)	July 31, 2020 (unaudited)	October 31, 2019 (audited)
Royalties	$1,056	$813
Payroll & payroll taxes	517	803
Bonus	140	162
Production costs and participation	3,349	196
Other	390	1,062
Total	$5,452	$3,036

IDW MEDIA HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED JULY 31, 2020 AND 2019

(Unaudited)

Note 9—Property and Equipment

Property and equipment consist of the following:

(in thousands)	July 31, 2020 (unaudited)	October 31, 2019 (audited)
Equipment	$396	$378
Vehicles	0	0
Furniture & Fixtures	106	100
Leasehold improvements	826	829
Computer software	20	20
	1,348	1,327
Less accumulated depreciation and amortization	(914)	(765)
Property and equipment, net	$434	$562

Depreciation expense of all property and equipment was $61,000 and $190,000 for the three and nine months ended July 31, 2020, respectively.

Note 10—Commitments

Lease Commitments

 The Company has various lease agreements with terms up to 4 years, including leases of office space, warehouses, and equipment. Some leases include options to purchase, terminate or extend for one or more years. These options are included in the lease term when it is reasonably certain that the option will be exercised.

The assets and liabilities from operating leases are recognized at the commencement date based on the present value of remaining lease payments over the lease term using the Company’s secured incremental borrowing rates or implicit rates, when readily determinable. Short-term leases, which have an initial term of 12 months or less, are not recorded on the balance sheet.

The Company’s operating leases do not provide an implicit rate that can readily be determined. Therefore, we use a discount rate based on our incremental borrowing rate, which is determined using the Company’s interest rate on its line of credit.

The Company’s weighted-average remaining lease term relating to its operating leases is 1.9 years, with a weighted-average discount rate of 4.59%.

The Company recognized lease expense for its operating leases of $139,437 and $493,149 for the three months and nine months ended July 31, 2020, respectively. The cash paid under operating leases during the three months and nine months ended July 31, 2020 was $178,508 and $543,561, respectively.

At July 31, 2020, the Company had a right-of-use-asset related to operating leases of $1,329,086, accumulated amortization related to operating leases of $444,867 both of which are included as a component of right-of-use assets.

The lease commitments for the continuing operations are presented below:

Maturity of Lease Liability (in thousands)	Total
Fiscal years ending October 31:
2020	$143
2021	594
2022	354
2023	13
2024	7
Thereafter	-
Total undiscounted operating lease payments	$1,111
Less: imputed interest	(50)
Present value of operating lease liabilities	$1,061

IDW MEDIA HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED JULY 31, 2020 AND 2019

(Unaudited)

Note 11— Deconsolidation of Subsidiary (Clover Press)

a.	Effective April 1, 2020, the Company’s interest in Clover Press decreased to 19.9% and we no longer consolidate the operations of Clover Press. Accordingly, the Company derecognized related assets, liabilities and noncontrolling interests of Clover Press.

b.	Analysis of assets and liabilities over which the Company lost control

(in thousands)	March 31, 2020
Current assets
Cash and cash equivalents	$215
Trade accounts receivable	1
Inventory	62
Other current assets	9
Noncurrent assets
Intangible assets, net	10
Right-of-use assets	226
Other noncurrent assets	64
Current liabilities
Trade accounts payable	(38)
Operating lease obligation- current	(64)
Related party notes payable	(50)
Non-current liabilities
Operating lease obligations -long term	(169)
Net assets deconsolidated	$266

c.	Loss on deconsolidation of subsidiary

(in thousands)	Nine Month Ended July 31, 2020
Fair value of interest retained	$25
Consideration received	100
Carrying amount of interest retained:
Net assets deconsolidated	(266)
Noncontrolling interests	106
Loss on deconsolidation of subsidiary	$(35)

Loss on deconsolidation of subsidiary was included in other expenses. The technique used to measure fair value was calculating the net present value of future EBITDA projected over five years. The transaction was not with a related party. The continuing involvement consists of 19.9% ownership and our officer has one of three seats on the board.

d.	Net cash outflow arising from deconsolidation of the subsidiary

(in thousands)	Nine Month Ended July 31, 2020
The balance of cash and cash equivalents deconsolidated	$(115)

IDW MEDIA HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED JULY 31, 2020 AND 2019

(Unaudited)

Note 12— Discontinued Operations (CTM)

As a result of the economic downturn related to the COVID-19 pandemic, and the impact it had on small businesses in the tourist markets, we decided to make a strategic shift to sell CTM and focus on its entertainment and publishing business.  CTM substantially suspended operations in March 2020 as key clients closed and tourism halted in key markets and gradually resumed partial operation since June 2020 in accordance with and permitted by state and local COVID-19 regulations. In March 2020, CTM furloughed all non-essential personnel, approximately 90% of its workforce, and has gradually been growing its active personnel roster as needed in its resumption of operations.

On July 14, 2020, we and Howard S. Jonas, our Chairman of the Board, executed a share purchase agreement pursuant to which we agreed to sell all of the stock of CTM to Mr. Jonas (the “CTM Sale”) for (i) the cancelation of $3.75 million of indebtedness owed to Mr. Jonas by us, (ii) a contingent payment of up to $3.25 million based upon a recovery of quarterly revenues of CTM to 90% of its fiscal 2019 levels during the 18-month period following the closing of the CTM Sale, and (iii) a contingent payment if CTM is sold within 36 months from the closing of the CTM Sale for more than $4.5 million. Prior to executing the share purchase agreement, we obtained a third-party’s valuation of CTM and a fairness opinion that stated the consideration being received by us in the CTM Sale was fair. The CTM Sale was approved by: (1) our Board of Directors; (2) a Special Committee of our Board of Directors comprised solely of independent directors; (3) the Audit Committee of the Board of Directors, which is comprised entirely of independent directors, in compliance with the Company’s Statement of Policy with respect to Related Person Transactions; (4) the holders of a majority of the voting power of outstanding shares of our capital stock; and (5) a majority of our Class B Common Stock not held by Mr. Jonas or immediate family members of Mr. Jonas, including, without limitation, trusts or other vehicles for the benefit of any of such immediate family members or entities under the control of such persons. The CTM Sale is pending as of the date of this Prospectus and is subject to the parties receiving the consent to the transaction from the Small Business Administration and/or the lender of two loans made to CTM and a subsidiary of CTM pursuant to the Payroll Protection Program. the satisfaction of the parties satisfying certain conditions to closing. The Company expects the sale to close by the end of calendar 2020. The Company does not expect to have significant continuing involvement with CTM after the closing of the CTM Sale.

According to ASC 205-20-45-9 general corporate overhead should not be allocated to discontinued operations. The Company did not allocate any corporate overhead to CTM for the quarter ending July 31, 2020 in which CTM was classified as held for sale. In the prior quarters in 2020 corporate allocated a specific percentage and in fiscal 2019 100% of IDWMH overhead was allocated to business segments.

There is no loss to recognize on the classification of CTM as held for sale since the sale price of $3.75 million is greater than the net assets of $3.109 million.

Following is a summary of the Company’s results of discontinued operations for the three and nine months ended for 2020 and 2019. A schedule of assets and liabilities from discontinued operations as of July 31, 2020 and October 31, 2019, and total operating and investing cash flows of CTM operations for July 31, 2020 and July 31, 2019.

IDW MEDIA HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED JULY 31, 2020 AND 2019

(Unaudited)

Results of discontinued operations	Three months ended July 31,		Nine months ended, July 31,
(in thousands)	2020	2019	2020	2019

Revenue	$1,272	$6,166	$7,367	$14,241
Direct cost of revenue	718	1,950	3,645	5,186
Selling, general and administrative	1,321	3,388	6,124	10,148
Depreciation and amortization	355	302	919	924
Bad Debt	95	41	577	49
Total costs and expenses	2,489	5,681	11,265	16,307
Loss (income) from operations	(1,217)	485	(3,898)	(2,066)
Interest expense, net	(30)	(10)	(49)	(31)
Other income (expense), net	121	-	129	(5)
Loss (income)before income taxes	(1,126)	475	(3,818)	(2,102)
(Provision for) benefit from income taxes	-	(1)	-	(18)
Net (loss) income	$(1,126)	$474	$(3,818)	$(2,120)

	July 31,	October 31,
Assets and liabilities of discontinued operations (in thousands)	2020 (unaudited)	2019 (audited)

Assets
Cash	$2,156	$2,622
Trade receivables, net	1,187	1,791
Prepaid expenses	417	773
Total current assets*		5,186
Property and equipment, net	1,368	2,516
Right-of-use assets, net	5,034	-
Intangibles assets, net	190	340
Goodwill	2,110	2,110
Other assets	173	199
Total Assets	$12,635	$10,351
Liabilities
Trade accounts payable	1,127	479
Accrued expenses	443	1,138
Deferred revenue	989	1,197
Government loan- current portion	860	-
Operating lease obligations-current portion	954	-
Finance lease obligations- current portion	368	396
Income taxes payable & other current liabilities	75	134
Total current liabilities*		3,344
Government loan- long term portion	919	-
Operating lease obligations – long term portion	3,260	-
Finance lease obligations – long term portion	531	683
Total non-current liabilities*		683
Total Liabilities	$9,526	$4,027

*	The assets and liabilities of the disposal group classified as held for sale are all classified as current on the July 31, 2020 balance sheet since its probable the sale will occur and proceeds will be collected within one year. Therefore, no sub totals between current and non-current have been displayed.

IDW MEDIA HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED JULY 31, 2020 AND 2019

(Unaudited)

Operating and investing cash flows from discontinued operations for the nine months ended (in thousands)	July 31, 2020	July 31, 2019

Operating Activities:
Net loss	$(3,818)	$(2,120)
Depreciation and amortization	604	924
Bad debt	577	49
Amortization of finance lease	315	-
Amortization of right-of-use asset	1,078	-
Trade accounts receivable	604	(394)
Prepaid expenses and other assets	381	(101)
Deferred taxes	-	-
Trade accounts payable, accrued expenses and other current liabilities	(68)	(5)
Deferred revenue	(208)	882
Operating lease liability	(727)	-
Net cash used in operating activities	$(1,241)	$(765)

Investing Activities:
Business activities	-	(12)
Capital expenditure	(322)	(507)
Net cash used in investing activities	$(322)	$(519)

Note 13—Reclassification of prior year presentation

Certain prior year amounts have been reclassified for consistency with the current year presentation.

Note 14—Subsequent events

Management has evaluated subsequent events through September 14, 2020, the date on which the consolidated financial statements were available to be issued. There were no material subsequent events that require recognition or additional disclosures in these consolidated financial statements.

IDW MEDIA HOLDINGS, INC. AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of IDW Media Holdings, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of IDW Media Holdings, Inc. and its subsidiaries (the “Company”) as of October 31, 2019 and 2018, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the two years in the period ended October 31, 2019, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of October 31, 2019 and 2018, and the results of its operations and its cash flows for each of the two years in the period ended October 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the entity’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ ZWICK & BANYAI, PLLC

Southfield, Michigan

January 27, 2020

We have served as the Company's auditor since 2010.

IDW MEDIA HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)	October 31, 2019	October 31, 2018
Assets
Current assets:
Cash and cash equivalents	$10,165	$13,445
Trade accounts receivable, net	45,253	15,998
Inventory – print and production costs	12,701	41,525
Prepaid expenses	2,092	1,757
Total current assets	70,211	72,725
Property and equipment, net	3,078	3,167
Non-current assets
Trade accounts receivable – non-current portion	-	408
Taxes receivable – non-current	513	513
Intangible assets, net	455	766
Goodwill	2,309	2,297
Other assets	571	463
Total non-current assets	3,848	4,447
Total assets	$77,137	$80,339
Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$2,625	$2,150
Accrued expenses	4,173	10,116
Deferred revenue	2,255	1,540
Bank loans payable – current portion	29,242	19,238
Related party loans payable – current portion	4,550	14,500
Income taxes payable	73	79
Capital lease obligations – current portion	396	402
Other current liabilities	2,068	95
Total current liabilities	45,382	48,120
Non-current liabilities
Capital lease obligations – long term portion	683	727
Bank loans payable – long term portion	10,500	10,500
Related party loans payable – long term portion	4,500	4,500
Total non-current liabilities	15,683	15,727
Total liabilities	61,065	63,847
Commitments and contingencies (see note 14)	-	-
Stockholders’ equity (see note 1):
Preferred stock, $.01 par value; authorized shares – 500; no shares issued at October 31, 2019 and October 31, 2018	-	-
Class B common stock, $0.01 par value; authorized shares – 12,000; 7,419 and 6,072 shares issued and 6,899 and 5,553 shares outstanding at October 31, 2019 and October 31, 2018, respectively	74	61
Class C common stock, $0.01 par value; authorized shares – 2,500; 545 shares issued and outstanding at October 31, 2019 and 2018	5	5
Stock subscription receivable	(1,000)	-
Additional paid-in capital	96,671	69,780
Accumulated other comprehensive loss	(60)	(228)
Retained deficit	(78,457)	(51,930)
Treasury stock, at cost, consisting of 519 shares of Class B common stock at October 31, 2019 and 2018	(1,196)	(1,196)
Total IDW Media Holdings Inc. stockholders’ equity	16,037	16,492
Non-controlling interest	35	-
Total stockholders' equity	16,072	16,492
Total liabilities and stockholders’ equity	$77,137	$80,339

See accompanying notes to consolidated financial statements.

IDW MEDIA HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended October 31, (unaudited)		Fiscal Years Ended October 31,
(in thousands, except per share data)	2019	2018	2019	2018

Revenues	$33,901	$20,073	$62,599	$58,680
Costs and expenses:
Direct cost of revenues	42,002	33,684	56,184	54,838
Selling, general and administrative (i)	8,718	7,673	31,152	27,772
Depreciation and amortization	369	420	1,513	1,625
Bad debt expense	31	38	113	69
Total costs and expenses	51,120	41,815	88,962	84,304
Loss from operations	(17,219)	(21,742)	(26,363)	(25,624)
Interest expense, net	(17)	(220)	(208)	(524)
Other income (expense), net	39	(2)	41	10
Loss before income taxes	(17,197)	(21,964)	(26,530)	(26,138)
Benefit from (provision for) income taxes	57	(6,883)	38	(9,884)
Net loss	$(17,140)	$(28,847)	$(26,492)	$(36,022)
Net (loss) attributable to non-controlling interests	35	-	63	-
Net loss attributable to IDW Media Holdings, Inc.	(17,105)	(28,847)	(26,429)	(36,022)

Basic and diluted loss per share (note 3):
Net loss per share	$(2.29)	$(4.69)	$(3.90)	$(5.88)

Weighted-average number of shares used in the calculation of basic and diluted income per share:	7,444	6,153	6,768	6,130

Interest Expense	$17	$172	$228	$551

(i) Stock-based compensation included in selling, general and administrative expenses	$605	$672	$3,123	$2,960

See accompanying notes to consolidated financial statements.

IDW MEDIA HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Three Months Ended October 31, (unaudited)		Fiscal Years Ended October 31,
(in thousands)	2019	2018	2019	2018
Net loss	$(17,140)	(28,847)	$(26,492)	$(36,022)
Foreign currency translation adjustments	23	(33)	168	(45)
Comprehensive loss	(17,117)	(28,880)	(26,324)	(36,067)
Comprehensive loss attributable to non-controlling interest	35	-	63	-
Total comprehensive loss	$(17,082)	(28,880)	$(26,261)	$(36,067)

See accompanying notes to consolidated financial statements

IDW Media Holdings, Inc.

Consolidated Stockholders’ Equity

Fiscal Years Ended October 31, 2019 and 2018

(in thousands)

	Class B Common Stock		Class C Common Stock		Stock	Additional	Accumulated Other		Non-	Treasury Stock, at Cost		Total
(in thousands)	Number of Shares	Amount	Number of Shares	Amount	Subscriptions Receivable	Paid In Capital	Comprehensive Loss	Retained Deficit	Controlling Interest	Number of Shares	Amount	Shareholders’ Equity
Balance October 31, 2018	6,072	61	545	5	-	69,780	(228)	(51,930)	-	519	(1,196)	16,492
Stock based compensation						3,123						3,123
Issuance of common stock	1,347	13				23,592						23,605
Subscriptions receivable					(1,000)							(1,000)
Issuance of warrants						118						118
Issuance of stock options						58						58
Acquisition of subsidiary								(98)	98			-
Comprehensive loss
Net Loss								(26,429)	(63)			(26,492)
Other comprehensive income							168					168
Total comprehensive loss							168	(26,429)				(26,261)
Balance October 31, 2019	7,419	74	545	5	(1,000)	96,671	(60)	(78,457)	35	519	(1,196)	16,072

Balance October 31, 2017	6,085	61	545	5	-	66,694	(183)	(15,908)	-	519	(1,196)	49,473
Stock based compensation						2,960						2,960
Stock rescinded	(13)											-
Warrants issued						126						126
Comprehensive loss
Net Loss								(36,022)				(36,022)
Other comprehensive income							(45)					(45)
Total comprehensive loss	(13)	-	-	-	-	-	(45)	(36,022)		-	-	(36,067)
Balance October 31, 2018	6,072	61	545	5	-	69,780	(228)	(51,930)	-	519	(1,196)	16,492

See accompanying notes to consolidated financial statements.

IDW MEDIA HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Fiscal years ended October 31, (in thousands)	2019	2018
Operating activities:
Net loss	$(26,492)	(36,022)
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	1,513	1,625
Bad debt expense	113	69
Warrants issued	118	126
Stock based compensation	3,123	2,960
Changes in assets and liabilities:
Trade accounts receivable	(28,960)	1,233
Inventory	28,824	(12,171)
Prepaid expenses and other assets	(443)	(26)
Deferred taxes	-	10,391
Trade accounts payable, accrued expenses and other liabilities	(3,501)	(2,262)
Deferred revenue	715	(3,137)
Net cash used in operating activities	(24,990)	(37,214)
Investing activities:
Business acquisitions	(12)	(28)
Capital expenditures	(1,113)	(911)
Net cash used in investing activities	(1,125)	(939)
Financing activities:
Proceeds from issuance of common stock	22,663	-
Financing under capital leases	360	241
Repayments of capital lease obligations	(410)	(432)
Proceeds of related party loan	9,050	19,000
Proceeds of bank loans	19,382	34,314
Repayments of related party loans	(19,000)	-
Repayments of bank loans	(9,378)	(10,634)
Net cash provided by financing activities	22,667	42,489
Effect of exchange rate changes on cash and cash equivalents	168	(45)
Net increase (decrease) in cash and cash equivalents	(3,280)	4,291
Cash and cash equivalents at beginning of period	13,445	9,154
Cash and cash equivalents at end of period	$10,165	13,445

Supplemental schedule of investing and financing activities
Cash paid for interest	$228	551
Cash paid for income taxes	$25	159
Purchases of property and equipment through capital lease obligations	$360	241

The effect of exchange rate changes on cash and cash equivalents is not material.

See accompanying notes to consolidated financial statements.

IDW MEDIA HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FISCAL YEARS ENDED OCTOBER 31, 2019 AND 2018

Note 1—Basis of Presentation

The accompanying consolidated financial statements of IDW Media Holdings, Inc. and its subsidiaries (the “Company”) have been prepared by management in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). In the opinion of management, all adjustments (consisting principally of normal recurring accruals) considered necessary for a fair presentation have been included. Any reference to quarterly information is unaudited.

Each reference below to a fiscal year refers to the fiscal year ending in the calendar year indicated (e.g., fiscal 2019 refers to the fiscal year ended October 31, 2019).

The Company is a holding company consisting of the following principal businesses:

IDW Publishing (“IDWP”), a publishing company that creates comic books, graphic novels, digital content and games through its imprints IDW, IDW Games and Top Shelf; and

IDW Entertainment (“IDWE”), a company that leverages properties, principally those of IDWP, into television series developing, producing and distributing original content worldwide;

and

CTM Media, or CTM, develops and distributes print and digital-based advertising and information advertising for tourist destinations in targeted tourist markets in 32 states and provinces in the United States and Canada.

Variable Interest Entities

The Company, through its subsidiary IDWE has arrangements with five special-purpose entities (“SPEs”), formed for the sole purpose of providing production services in Canada for the production of a television pilot and television series. The SPEs are independently owned companies that are effectively controlled by IDWE, that are parties to the related bank production financing arrangements. The Company has determined that SPEs are variable interest entities and that the Company is the primary beneficiary of the SPEs activities and obligor on the SPEs’ debt. All financial activity of the SPEs have been included IDWE’s financial statements, which are a part of these consolidated financial statements.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates.

Revenue Recognition

Revenues from CTM’s brochure and digital distribution services are recognized on a straight-line basis over the term of the relevant services arrangement, which is typically between six months and one year. Brochure distribution services include distribution of marketing materials to display stations and straightening and refilling of the stations. Digital distribution services include electronic distribution of marketing materials to video touchscreen displays. Revenues from CTM’s printing services are recognized based on payment by customers to the print vendor. Revenues from CTM’s publications are recognized over the term of the publication distribution dates.  IDWP’s primary revenue is recognized, net of an allowance for estimated sales returns, at the time of shipment of its graphic novels and comic books by IDWP’s distributor to its customers. IDWE’s revenue is recognized when evidence of a sale or licensing arrangement exists, the product is complete, has been delivered or is available for immediate and unconditional delivery, the license period has begun, the fee is fixed or determinable, and collection is reasonably assured. IDWE’s production activities included those provided by Canadian SPEs, and some of those productions qualify for tax credits in Canada. These credits are recorded as reductions in production cost when the SPE becomes entitled to the Canadian tax credits.

Revenue Recognition When Right of Return Exists

Sales returns allowances represent a reserve for IDWP products that may be returned due to dating, competition or other marketing matters, or certain destruction in the field. Sales returns are generally estimated and recorded based on historical sales and returns experience and current trends that are expected to continue. Licensing revenues are recognized upon execution of the agreement for such rights, and other creative revenues are recognized upon completion of services rendered on a contractual basis.

IDW MEDIA HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FISCAL YEARS ENDED OCTOBER 31, 2019 AND 2018

Note 1—Basis of Presentation (continued)

Deferred Revenue

The Company records deferred revenue upon invoicing for contracted commitments for products and services. Revenue is recognized on the date such product or service is provided or delivered in accordance with the contract.

Direct Cost of Revenues

Direct cost of revenues excludes depreciation and amortization expense. Direct cost of revenues for CTM consists primarily of distribution and fulfillment payroll, warehouse and vehicle distribution expenses, and print and design expenses. Direct cost of revenues for IDWP consists primarily of printing expenses and costs of artist and writers. Direct cost of revenues for IDWE consists primarily of the amortization of production costs that were capitalized during the production of the television episodes, accrued third party participation, and distribution fees directly related to revenue.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

Inventory

Inventory consists of IDWP’s graphic novels and comic books (print), and costs related to IDWE productions (production costs). Inventory is stated at the lower of cost or market determined by the first in, first out method for print.

IDWE Television Costs - We expense television production, participation and residual costs over the applicable product life cycle based upon the ratio of the current period’s revenues to the estimated remaining total revenues (Ultimate Revenues) for each production. If our estimate of Ultimate Revenues decreases, amortization of film and television costs may be accelerated. Conversely, if our estimate of Ultimate Revenues increases, film and television cost amortization may be slowed. For television series, Ultimate Revenues include revenues that are expected to be earned within ten years from delivery of the first episode, or if still in production, five years from delivery of the most recent episode, if later.

With respect to television series or other television productions intended for broadcast, the most sensitive factors affecting estimates of Ultimate Revenues are program ratings and the strength of the advertising market. Program ratings, which are an indication of market acceptance, directly affect the Company’s ability to generate advertising revenues during the airing of the program. In addition, television series with greater market acceptance are more likely to generate incremental revenues through the licensing of program rights worldwide to television distributors, SVOD (subscription video on demand) services and in-home entertainment formats. Alternatively, poor ratings may result in cancellation of the program, which would require an immediate write-down of any unamortized production costs. A significant decline in the advertising market would also negatively impact our estimates.  Television development costs for projects that have been abandoned or have not been set for production within three years are generally written off in the relevant period.

Property and Equipment

Equipment, vehicles and computer software are recorded at cost and are depreciated on a straight-line basis over their estimated useful lives, which range as follows: equipment - 5 & 7 years; furniture & fixtures- 5 years; vehicles - 5 years; and computer software and digital display equipment - 2, 3 & 5 years. Leasehold improvements are recorded at cost and are depreciated on a straight-line basis over the term of the lease or their estimated useful lives, whichever is shorter.

Intangible Assets

Customer lists, non-compete covenants, location lists, licensing contracts and acquisition costs are recorded at cost and are amortized on a straight-line basis over their contractual or estimated useful lives, whichever is shorter, which range as follows: customer lists, non-compete covenant, location lists, licensing contracts and acquisition costs, 5 - 7 years.

Goodwill

Goodwill is not amortized but is instead tested for impairment if events or changes in circumstances indicate that an impairment loss may have occurred. In the impairment test, the carrying amount of the reporting unit, including goodwill, is compared to its fair value. When the carrying amount of the reporting unit exceeds its fair value, a goodwill impairment loss is recognized up to a maximum amount of the recorded goodwill related to the reporting unit. Goodwill impairment losses are not reversed.

IDW MEDIA HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FISCAL YEARS ENDED OCTOBER 31, 2019 AND 2018

Note 1—Basis of Presentation (continued)

Long-Lived Assets

In accordance with ‘ASC 360’ - Accounting for the Impairment or Disposal of Long-Lived Assets-, the Company tests the recoverability of its long-lived assets with finite useful lives whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable. The Company tests for impairment based on the projected undiscounted cash flows to be derived from such asset. If the projected undiscounted future cash flows are less than the carrying value of the asset, the Company will record an impairment loss based on the difference between the estimated fair value and the carrying value of the asset. The Company generally measures fair value by considering sale prices for similar assets or by discounting estimated future cash flows from such asset using an appropriate discount rate. Cash flow projections and fair value estimates require significant estimates and assumptions by management. Should the estimates and assumptions prove to be incorrect, the Company may be required to record impairments in future periods and such impairments could be material.

Advertising Expense

Non-direct response advertising is expensed as incurred. In fiscal 2019 and fiscal 2018, advertising expenses were approximately $189,000 and $89,000, respectively.

Repairs and Maintenance

The Company charges the cost of repairs and maintenance, including the cost of replacing minor items not constituting substantial betterment, to selling, general and administrative expenses as these costs are incurred.

Foreign Currency Translation

Assets and liabilities of foreign subsidiaries denominated in foreign currencies are translated to U.S. Dollars at end-of-period rates of exchange, and their monthly results of operations are translated to U.S. Dollars at the average rates of exchange for that month. Gains or losses resulting from such foreign currency translations are recorded in “Accumulated other comprehensive income” in the accompanying consolidated balance sheets.

Income Taxes

The Company recognizes deferred tax assets and liabilities for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. A valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset will not be realized. The ultimate realization of deferred tax assets depends on the generation of future taxable income during the period in which related temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in its assessment of a valuation allowance. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date of such change.

The Company uses a two-step approach for recognizing and measuring tax benefits taken or expected to be taken in a tax return. The Company determines whether it is more-likely-than-not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. In evaluating whether a tax position has met the more-likely-than-not recognition threshold, the Company presumes that the position will be examined by the appropriate taxing authority that has full knowledge of all relevant information. Tax positions that meet the more-likely-than-not recognition threshold are measured to determine the amount of tax benefit to recognize in the financial statements or the amount of allowance against any previously recognized benefit. The tax position is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Differences between tax positions taken in a tax return and amounts recognized in the financial statements will generally result in one or more of the following: an increase in a liability for income taxes payable, a reduction of an income tax refund receivable, a reduction in a deferred tax asset, or an increase in a deferred tax liability.

Commitments and Contingencies

The Company accrues for loss contingencies when both (a) information available prior to issuance of the financial statements indicates that it is probable that a liability had been incurred at the date of the financial statements and (b) the amount of loss can reasonably be estimated. When the Company accrues for loss contingencies and the reasonable estimate of the loss is within a range, the Company records its best estimate within the range. When no amount within the range is a better estimate than any other amount, the Company accrues the minimum amount in the range. The Company discloses an estimated possible loss or a range of loss when it is at least reasonably possible that a loss may have been incurred.

IDW MEDIA HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FISCAL YEARS ENDED OCTOBER 31, 2019 AND 2018

Note 1—Basis of Presentation (continued)

Earnings per Share

Basic earnings per share is computed by dividing net income attributable to all classes of common stockholders by the weighted average number of shares of all classes of common stock outstanding during the applicable period. Diluted earnings per share is computed in the same manner as basic earnings per share, except that the number of shares is increased to include restricted stock still subject to risk of forfeiture (non-vested) using the treasury stock method, unless the effect of such increase is anti-dilutive.

The weighted-average number of shares used in the calculation of basic and diluted earnings per share attributable to the Company’s common stockholders consists of the following:

Fiscal Year ended October 31 (in thousands)	2019	2018
Basic weighted-average number of shares	6,768	6,130
Effect of dilutive securities:
Non-vested restricted common stock	-	-
Diluted weighted-average number of shares	6,768	6,130

Stock-Based Compensation

The Company accounted for stock-based compensation granted to its employees in accordance with the fair value recognition provisions of ‘ASC’ 718 Share-Based Payment. Under ‘ASC’ 718, compensation costs are recognized based on the grant-date fair value. Stock-based compensation is included in selling, general and administrative expense.

Vulnerability Due to Certain Concentrations

Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash, cash equivalents, short term investment and trade accounts receivable. The Company holds cash and cash equivalents at several major financial institutions, which often exceed FDIC insurance limits. Historically, the Company has not experienced any losses due to such concentration of credit risk. The Company’s temporary cash investments policy is to limit the dollar amount of investments with any one financial institution and monitor the credit ratings of those institutions. While the Company may be exposed to credit losses due to the nonperformance of its counterparties, the Company does not expect the settlement of these transactions to have a material effect on its results of operations, cash flows or financial condition.

During fiscal 2019 and 2018 fiscal years, IDWP used Penguin Random House Publisher Services (“Penguin Random House”), as its leading distributor to mass market book stores in the United States.

Revenues from Diamond Comic Distributors, Inc. (“Diamond”), IDWP’s direct market distributor, represented approximately 13.3% and 15.1% of the total consolidated revenues for the fiscal years ended October 31, 2019 and 2018, respectively. The receivable balances from this customer represented approximately 2.4% and 6.7% of consolidated trade accounts receivable at October 31, 2019 and 2018, respectively. Revenue and receivables from Penguin Random House amounted to 8.7% and 13.0% of consolidated revenue in fiscal 2019 and 2018, respectively and 3.8% and 6.1% of consolidated receivables in fiscal 2019 and 2018, respectively.  Diamond and Penguin Random House in turn sell to their book market customers with right of return.  No other single customer accounted for more than 10% of consolidated revenues in fiscal 2019 or fiscal 2018 or in the three months ended October 31, 2019 and 2018.  This concentration of customers increases the Company’s risk associated with nonpayment by those customers.

IDWE recognizes its revenue based on the completed episodes it delivers, they had two major customers in fiscal 2019 and 2018. Netflix, a leading streaming video subscription service, that represented 36.5% and 0% of consolidated revenue, and 50.5% and 10.5% of consolidated trade receivables for the fiscal years ended October 31, 2019 and 2018, respectively. NBC Universal/SyFy, a major television network, which accounted for 0% and 10.8% of consolidated revenue, and 0% and 2.4% of consolidated receivables for the fiscal years ended October 31, 2019 and 2018, respectively.

For CTM, concentration of credit risk with respect to trade accounts receivable is limited due to the large number of customers in various geographic regions comprising CTM’s customer base.

IDW MEDIA HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FISCAL YEARS ENDED OCTOBER 31, 2019 AND 2018

Note 1—Basis of Presentation (continued)

Collaborative Agreements

IDWE regularly enters into agreements for the production of its television shows. The agreements provide for the rights and obligations related to the agreement including timing, delivery and payments. IDWE capitalizes the resulting production costs under the agreements in production cost inventory as payments are made or when the products or services are delivered. Amortization of television costs during the fiscal years ended October 31, 2019 and 2018 were $36,311,000 and $19,407,000, respectively.

Sales Returns and Allowances

IDWP offers its book market distributors, a right of return with no expiration date in accordance with general industry practices. These distributors then offer this same right of return to their book market retail customers. IDWP records an estimate for sales return reserves from such retailers based on historical sales and return experience and current trends that are expected to continue. In fiscal 2019 and 2018 actual returns exceeded estimated returns by approximately $8,000 and $67,000, respectively.

The change in the allowance for sales returns is as follows:

Fiscal Year ended October 31 (in thousands)	Balance at beginning of year	Additions charged to revenues	Actual returns	Balance at end of year
2019
Reserves deducted from accounts receivable:
Allowance for sales returns	$160	$2,077	$(2,085)	$152
2018
Reserves deducted from accounts receivable:
Allowance for sales returns	$227	$2,343	$(2,410)	$160

Allowance for Doubtful Accounts

The allowance for doubtful accounts reflects the Company’s best estimate of probable losses inherent in the accounts receivable balance. The allowance is determined based on known troubled accounts, historical experience and other currently available evidence.

The change in the allowance for doubtful accounts is as follows:

Fiscal Year ended October 31 (in thousands)	Balance at beginning of year	Additions charged to costs and expenses	Deductions (1)	Balance at end of year
2019
Reserves deducted from accounts receivable:
Allowance for doubtful accounts	$93	$73	$-	$166
2018
Reserves deducted from accounts receivable:
Allowance for doubtful accounts	$47	$46	$-	$93

(1)	Uncollectible accounts written off, net of recoveries.

Fair Value of Financial Instruments

The estimated fair value of financial instruments has been determined using available market information or other appropriate valuation methodologies. However, considerable judgment is required in interpreting this data to develop estimates of fair value. Consequently, the estimates are not necessarily indicative of the amounts that could be realized or would be paid in a current market exchange.

IDW MEDIA HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FISCAL YEARS ENDED OCTOBER 31, 2019 AND 2018

Note 1—Basis of Presentation (continued)

At October 31, 2019 and 2018, the carrying value of the Company’s trade accounts receivable, inventory, prepaid expenses, trade accounts payable, accrued expenses, deferred revenue, bank loans payable- current portion, related party loans payable- current portion, income taxes payable, capital lease obligations-current portion, and other current liabilities approximated fair value because of the short period of time to maturity. At October 31, 2019 and 2018, the carrying value of the long- term portion of the Company’s capital lease obligations approximate fair value as their contractual interest rates approximate market yields for similar debt instruments.

Principles of Consolidation

All significant intercompany accounts and transactions have been eliminated in consolidation. All amounts in these Consolidated Financial Statements and notes to the Consolidated Financial Statements are reflected on a consolidated basis for all periods presented.

Joint Venture

Clover Press, LLC (“Clover Press”) is a joint venture of which the Company held an 80.5% ownership stake at October 31, 2019.  The minority owners include former Company executives and IDWP founders, Ted Adams and Robbie Robbins.  The Company acquired its interest effective June 1, 2019 in exchange for funding commitments and other obligations.  Clover Press focuses on progressive projects, creator-owned endeavors, and celebration of classic works from authors and artists.  Clover Press will target the book market and direct-to-consumer prestige format publications as a progressive, eclectic, boutique publisher. For the purposes of presentation Clover Press is included in the IDWP reporting segment.

Recently Issued Accounting Pronouncements

In February 2016, the FASB issued an ASU 2016-02, Leases (Topic 842). The core principle of Topic 842 is that a lessee should recognize the right-of-use assets and liabilities that arise from leases. Most leases create an asset and a liability for the lessee in accordance with FASB Concepts Statement No. 6, Elements of Financial Statements, and, therefore, recognition of those lease assets and lease liabilities represents an improvement over previous GAAP, which did not require lease assets and lease liabilities to be recognized for most leases. This ASU is effective for annual and interim periods beginning after December 15, 2018. The company will adopt this guideline prospectively for fiscal year November 1, 2019. The recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee have not significantly changed from previous GAAP. The Company is currently evaluating the effect this new guidance will have on its consolidated financial statements.

In January 2017, the FASB issued ASU 2017-04, Intangibles—Goodwill and Other (Topic 350), which simplifies the measurement of goodwill by eliminating the Step 2 impairment test. Step 2 measures a goodwill impairment loss by comparing the implied fair value of a reporting unit’s goodwill with the carrying amount of that goodwill. The new guidance requires an entity to compare the fair value of a reporting unit with its carrying amount and recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value. Additionally, an entity should consider income tax effects from any tax-deductible goodwill on the carrying amount of the reporting unit when measuring the goodwill impairment loss, if applicable. The new guidance becomes effective for goodwill impairment tests in fiscal years beginning after December 15, 2019, though early adoption is permitted. The company will adopt this guideline prospectively for fiscal year November 1, 2020. The Company does not believe that the adoption of this new accounting guidance will have any material impact on its consolidated financial statements.

In May 2014, FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”), requiring revenue to be recognized in an amount that reflects the consideration expected to be received in exchange for goods and services. This new revenue recognition standard may be applied retrospectively to each prior period presented, or retrospectively with the cumulative effect recognized as of the date of adoption. In August 2015, FASB issued ASU No. 2015-14, Revenue from Contracts with Customers – Deferral of the Effective Date (“ASU 2015-14”), which defers implementation of ASU 2014-09 by one year. Under such deferral, the adoption of ASU 2014-09 became effective for us on November 1, 2018, including interim periods within that reporting period. Our evaluation of the impact of the adoption of ASU 2014-09 on our consolidated financial statements is that it does not have a material impact on the Company’s operations. The Company did implement changes to its processes related to revenue recognition and the control activities within them. These included the development of new policies and/or modification of existing policies based on the five-step model provided in the new revenue standard, new training, ongoing contract review requirements, and gathering of information provided for disclosures. Management has completed its implementation process and no further significant implementation matters remain. As a result, no changes were required to the accompanying financial statements.

IDW MEDIA HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FISCAL YEARS ENDED OCTOBER 31, 2019 AND 2018

Note 1—Basis of Presentation (continued)

In May 2017, the FASB issued ASU 2018-07 to provide guidance about which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting. Pursuant to this ASU, an entity should account for the effects of a modification unless all the following are met: (1) the fair value (or calculated value or intrinsic value, if such an alternative measurement method is used) of the modified award is the same as the fair value (or calculated value or intrinsic value, if such an alternative measurement method is used) of the original award immediately before the original award is modified (if the modification does not affect any of the inputs to the valuation technique that the entity uses to value the award, the entity is not required to estimate the value immediately before and after the modification); (2) the vesting conditions of the modified award are the same as the vesting conditions of the original award immediately before the original award is modified; and (3) the classification of the modified award as an equity instrument or a liability instrument is the same as the classification of the original award immediately before the original award is modified. The company will adopt this guideline prospectively for the fiscal year beginning November 1, 2019. The Company has evaluated this guidance and determined there will be no material effect on its financial statements.

In March 2019, the FASB issued ASU No. 2019-02, Improvements to Accounting for Costs of Films and License Agreements for Program Materials. ASU 2019-02 aligns the accounting for production costs of episodic television series with the accounting for production costs of films. It also requires an entity to test a film or license agreement within the scope of Subtopic 920-350 for impairment at the film group level, when the film or license agreement is predominantly monetized with other films and/or license agreements. The changes in this standard are effective for the fiscal year beginning November 1, 2021, with early adoption permitted. The Company is currently evaluating the impact the adoption of the prospective disclosure requirements will have on its consolidated financial statements.

Note 2—Dividends

In 2016, the Company’s Board of Directors suspended the Company’s quarterly dividend to provide additional cash for the Company’s acquisition initiatives and its production schedule commitments further discussed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in this Company’s annual report to the OTC Markets Group for the fiscal year ended October 31, 2019.

The declaration of dividends will be at the discretion of our Board of Directors and will depend on our financial condition, results of operations, capital requirements, business conditions and other factors, as well as a determination by the Board that dividends are in the best interest of our stockholders at that time, subject to confirmation by the Company’s management that there is sufficient surplus as of the proposed future payment dates and other circumstances existing at the relevant times.

Note 3—Earnings Per Share

Basic earnings per share is computed by dividing net income attributable to all classes of common stockholders by the weighted average number of shares of all classes of common stock outstanding during the applicable period. The number of shares outstanding has been increased to include unvested restricted shares of the Company’s Class B common stock; par value $0.01 per share (“Class B Common Stock”). Diluted earnings per share is computed in the same manner as basic earnings per share except that the number of shares is increased to include any potentially dilutive shares. During the three months and fiscal years ended October 31, 2019 and October 31, 2018, there were no shares that were potentially dilutive. As a result, basic earnings per share and diluted earnings per share were the same.

IDW MEDIA HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FISCAL YEARS ENDED OCTOBER 31, 2019 AND 2018

Note 4—Equity

Changes in the components of stockholders’ equity were as follows:

(in thousands)	Year Ended October 31, 2019
Balance, October 31, 2018	16,492

Stock based compensation	3,123
Warrants issued	118
Issuance of stock options	58
Issuance of common stock	23,605
Subscriptions receivable	(1,000)
Comprehensive loss:
Net loss	(26,492)
Other comprehensive income	168
Total comprehensive loss	(26,324)

Balance, October 31, 2019	$16,072

On April 24, 2019, the Company closed the initial round of a private placement offering of shares of its Class B Common Stock (the “Class B Common Stock”) to certain existing stockholders (“the PPO”) at $18.00 per share. In connection with this round of the PPO, on April 24, 2019, the Company issued 767,630 shares of Class B Common Stock for gross proceeds of $13,817,337. Following that issuance, there were a total of 6,321,511 shares of Class B Common Stock and 545,360 shares of Class C Common Stock issued and outstanding (excluded from these numbers are 519,360 shares of Class B Common Stock held in treasury by the Company).

On May 7, 2019, the Company closed the follow-on round of the PPO and issued 345,792 shares of Class B common Stock for gross proceeds of $5,186,885. The follow-on round of the PPO involved participants in the initial round of the PPO who elected to participate in the purchase of unsubscribed shares of Class B Common Stock at $15.00 per share.  In the PPO, the Company issued a total of 1,113,422 shares of Class B Common Stock and received total gross proceeds of $19,004,229. Following the PPO, there were a total of 6,679,841 shares of Class B Common Stock and 545,360 shares of Class C Common Stock issued and outstanding (excluded from these numbers are 519,360 shares of Class B common stock held in treasury by the Company). The proceeds from the PPO are being used by the Company to (i) provide additional funding on certain IDWE projects currently in development; (ii) invest in developing new properties at IDWP; and (iii) working capital. The shares issued in the PPO are subject to a contractual restriction on transfer for six months following the closing of the PPO, as well as other restrictions under applicable law.

In connection with a non-brokered private placement offering, on June 15, 2019, the Company issued 210,898 shares of Class B Common Stock at a price of $17.07 per share for an aggregate of approximately $3,600,000.

On April 17, 2019, the Company agreed to grant to a consultant 5,000 shares of restricted Class B Common Stock (“Restricted Stock”) under the 2019 Incentive Plan (as defined below) on or about each of May 1, 2019, January 2, 2020 and January 2, 2021. On May 1, 2019, 5,000 shares of Restricted Stock were issued to the consultant, with such shares scheduled to vest on January 1, 2020.

On March 14, 2019, the Company’s Board of Directors adopted the 2019 Stock Option and Incentive Plan (the “2019 Incentive Plan”) to provide incentives to executive officers, employees, directors and consultants of the Company and/or its subsidiaries.  The Company reserved 300,000 shares of Class B Common Stock for the grant of awards under the 2019 Incentive Plan, subject to adjustment.  Incentives available under the 2019 Incentive Plan may include stock options, stock appreciation rights, limited stock appreciation rights, restricted stock and deferred stock units.  As of October 31, 2019, 291,250 shares were available to be awarded under the 2019 Incentive Plan.

IDW MEDIA HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FISCAL YEARS ENDED OCTOBER 31, 2019 AND 2018

Note 4—Equity (continued)

On December 24, 2018, an executive was granted 1,370 shares of Class B Common Stock.  In addition, in fiscal 2018, the Company agreed to grant this executive 15,000 shares of Restricted Stock pursuant to the Company’s 2009 Stock Option and Incentive Plan, as amended and restated (the “2009 Incentive Plan”), with such shares scheduled vest in equal monthly installments over the 12-month period beginning on October 15, 2018.  This executive left the employ of the Company on February 13, 2019 and therefore only 5,000 shares of Restricted Stock vested on January 24, 2019, and the remaining 10,000 shares of unvested Restricted Stock were cancelled due to the shareholder/executive no longer being an employee of the Company.

On November 26, 2018, the Company agreed to issue to an executive 3,030 shares of Restricted Stock under the 2009 Incentive Plan, which are scheduled to vest in equal monthly installments until December 10, 2019.  As of October 31, 2019, 2,526 of these 3,030 shares of Restricted Stock have vested.  In addition, 758 shares of fully vested Restricted Stock were granted to this same executive on March 14, 2019.

In fiscal 2018, the Company granted an employee 1,000 shares of Restricted Stock under the 2009 Incentive Plan, with 666 of such shares vesting on June 20, 2018 and the remaining 334 shares scheduled to vest on September 20, 2019.  On September 17, 2019, the vesting of 334 of such shares of Restricted Stock was amended from September 20, 2019 to October 8, 2019 and, on October 7, 2019, the vesting of 334 of such shares of Restricted Stock was further amended from October 8, 2019 to March 31, 2020. In fiscal 2019, the Company agreed to issue options to purchase 10,000 shares of Class B Common Stock under the 2009 Incentive Plan to this employee with the options scheduled to vest and become exercisable as follows: 2,500 upon grant; 834 on April 1, 2019; 833 on May 1, 2019; 833 on June 1, 2019; 834 on July 1, 2019; 833 on August 1, 2019; 833 on September 1, 2019; 834 on October 1, 2019; 833 on November 1, 2019 and 833 on December 1, 2019. As of October 31, 2019, 8,334 of these 10,000 options have vested.

In fiscal 2018, the Company agreed to grant to a consultant 750 fully vested shares of Restricted Stock per month during the term of his consulting agreement.  Accordingly, on March 14, 2019, the consultant was granted under the 2009 Incentive Plan 3,000 fully vested shares of Restricted Stock, for service provided in December 2018, January 2019, February 2019 and March 2019, and 750 fully vested shares of Restricted Stock on each of April 15, 2019 and May 15, 2019 for service provided in the applicable month.  On each of June 15, 2019, July 15, 2019, August 15, 2019, September 15, 2019 and October 15,2019, the consultant was granted under the 2019 Incentive Plan 750 fully vested shares of Restricted Stock for service provided in the applicable month.

Effective January 10, 2017, the Company granted 57,532 shares of Restricted Stock pursuant to the 2009 Incentive Plan to its former Chief Executive Officer, with 19,177 of such shares having vested on July 31, 2018 and 19,177 and 19,178 of such shares originally scheduled to vest on September 20, 2019 and March 31, 2020, respectively. On September 17, 2019, the vesting of 19,177 of such shares of Restricted Stock was amended from September 20, 2019 to October 8, 2019.

Effective November 7, 2016, the Company granted 116,458 shares of Restricted Stock pursuant to the 2009 Incentive Plan to the Company’s former Chief Operating Officer, former Chief Financial Officer and selected management employees, with such shares originally scheduled to vest in three equal installments on each of June 20, 2017, June 20, 2018 and September 20, 2019.  During fiscal 2018 and fiscal 2019, 8,549 and 5,425, respectively, of such shares were forfeited.  On September 17, 2019, the vesting of 29,125 of such shares of Restricted Stock was amended from September 20, 2019 to October 8, 2019 and, on October 7, 2019, the vesting of 28,541 of such shares of Restricted Stock was further amended from October 8, 2019 to March 31, 2020.

IDW MEDIA HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FISCAL YEARS ENDED OCTOBER 31, 2019 AND 2018

Note 4—Equity (continued)

On October 31, 2013, the Company’s Board of Directors granted its Chairman, current Chief Executive Officer and majority stockholder, 38,796 (387,960 shares after the Stock Split) shares of Restricted Stock with a value of $2,327,760 on the date of grant in lieu of a bonus for fiscal 2013 and a cash base salary for the period of October 14, 2014 to December 31, 2019.  Total unrecognized compensation cost on the date of grant was $2,277,760.  The unrecognized compensation is recognized over the vesting period.  The restricted shares vest as follows:

		Number of shares
Date	Number of shares	(after giving effect to the 10 for 1 Stock Split)
10/31/13 through 9/30/19	36,447	364,470
12/31/19	2,349	23,490

On September 3, 2009, the Company’s Compensation Committee ratified the 2009 Incentive Plan to provide incentives to executive officers, employees, directors and consultants of the Company and/or its subsidiaries.  The maximum number of shares of Class B Common Stock reserved for the grant of awards under the 2009 Incentive Plan is 285,860 shares, subject to adjustment.  Incentives available under the 2009 Incentive Plan may include stock options, stock appreciation rights, limited stock appreciation rights, restricted stock and deferred stock units.  Pursuant to the 2009 Incentive Plan, new awards were not be issued pursuant to the 2009 Incentive Plan after August 6, 2019.

Note 5—Notes Payable and Lines of Credit

Related party loans

On August 21, 2018, the Company entered into a loan agreement with the Company’s Chairman of the Board of Directors and majority stockholder (“Chairman”) for $5,000,000. Interest accrues at prime rate plus 1% and the loan matures August 20, 2022. Payment of principal and interest are payable from 70% of the Free Cash Flow, as defined in the loan agreement, of the company’s CTM Media Group Inc. subsidiary. All outstanding shares of CTM Media Group Inc. stock are pledged as security under the agreement. In conjunction with the loan, the Company issued the Chairman a warrant to purchase up to 89,243 shares of the Company’s Class B Common Stock at a price per share of $42.02.  The outstanding amount at October 31, 2019 was $5,000,000. The warrant expires August 21, 2023.

On September 21, 2018, the Company entered into a bridge loan facility agreement with its Chairman for up to $26,000,000. The interest is payable quarterly at the greater of 10% or LIBOR plus 8%. The balance due under the facility was $4,000,000 at October 31, 2019. $8,000,000 of the loan facility was paid off in connection with the 2019 rights offering. Balances due under the facility are due October 1, 2020. In conjunction with the amendment to the loan, the Company issued the Chairman a warrant to purchase up to 98,336 shares of the Company’s Class B Common Stock at a price per share of $26.44. The warrant expires March 30, 2022.

These notes were amended subsequently to October 31,2019, see subsequent event note 18 for further information.

Interest on the above loans for the three months ended October 31, 2019 was $176,626 for the fiscal year ended October 31, 2019 was $1,204,403 was charged to production cost.

The maturities under these loans are anticipated to be as follows:

Date	Amount
2020	$4,500,000
2021	500,000
2022	4,000,000
Total	$9,000,000

On April 4, 2019 Clover Press entered into a loan agreement with two of the Company’s founders for $25,000 each, totaling $50,000 these loans are due upon demand.

IDW MEDIA HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FISCAL YEARS ENDED OCTOBER 31, 2019 AND 2018

Note 6—Notes Payable and Lines of Credit (continued)

Bank Loans
On November 21, 2018, a VIE (see Note 1) controlled by IDWE entered into a loan agreement with a bank that provides for a production financing commitment in the aggregate amount up to CAD 27,700,000. The loan is secured by the VIE’s assets, rights in the related television production’s episodes and distribution agreements for the production and is repayable from the assignment of proceeds of the related license agreements and tax credits, including interest based on the prime rate. The loan matures on January 31, 2021. On October 31, 2019, $17,264,000 was outstanding under the commitment.

On June 21, 2018, a VIE (see Note 1) controlled by IDWE entered into a loan agreement with a bank that provides for a production financing commitment in the aggregate amount up to CAD 23,521,000. The loan is secured by the VIE’s assets, rights in the related television production’s episodes and distribution agreements for the production and is repayable from the assignment of proceeds of the related license agreements, including interest based on the prime rate. The loan matures on January 31, 2021. On October 31, 2019, $22,479,000 was outstanding under the commitment.

On November 1, 2017, an LLC (“LLC2”) that is 100% owned by IDWE entered into a loan agreement with a bank that provides for a production financing commitment in the amount of $4,103,000. The loan is secured by LLC2’s assets, rights in the related television production’s episodes and distribution agreements for the production and is repayable from the assignment of proceeds of the related license agreements, including interest based on the prime rate. The loan matures on March 1, 2020. On October 31, 2019, $0 was outstanding under the commitment.

On July 31, 2015, as amended May 25, 2018, IDWP entered into a loan agreement with the Company’s primary bank that provided for a $3,000,000 revolving line of credit, renewable annually, with interest payable monthly. IDWP has pledged its fixed assets, inventory and receivables under the agreement, which also required IDWP to maintain certain financial ratios, among other provisions. On May 25, 2018, IDWP renewed and extended the line of credit through July 31, 2019. On April 23, 2019, the line of credit was paid down to $0 and the line of credit was terminated.

On July 28, 2012, as amended May 25, 2018, CTM entered into a loan agreement with the Company’s primary bank that provided for a $1,000,000 revolving line of credit, renewable annually, with interest payable monthly. On May 25, 2018, CTM renewed and extended the line of credit to July 31, 2019. The Company had pledged its CTM Segment assets and CTM Segment subsidiaries have provided guarantees to the bank. The agreement required the Company to maintain certain financial ratios, among other provisions. On April 23, 2019, the line of credit was paid down to $0 and the line of credit was terminated.

On March 4, 2015, CTM entered into a term loan agreement with the Company’s primary bank for $500,000 payable in equal monthly installments including principal and interest, with the final payment due on February 28, 2019. Under the agreement, the Company had pledged its CTM Segment assets and CTM Segment subsidiaries have provided guarantees to the bank. The agreement required the company to maintain certain financial ratios, among other provisions. The loan has matured and was fully paid.

Future maturities under the VIE bank loans are as follows:

Date	Amount
10/31/2020	$29,242,000
10/31/2021	10,500,000
Total	$39,742,000

IDW MEDIA HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FISCAL YEARS ENDED OCTOBER 31, 2019 AND 2018

Note 7—Business Segment Information

The Company has the following three reportable business segments: Publishing, IDWE and CTM.

The Company’s reportable segments are distinguished by types of service, customers and methods used to provide their services. The operating results of these business segments are regularly reviewed by the Company’s chief decision making officers.

The accounting policies of the segments are the same as the accounting policies of the Company as a whole. The Company evaluates the performance of its business segments based primarily on operating income. There are no other significant asymmetrical allocations to segments.

The operating segment of ‘Publishing’ which includes both IDWP and Clover Press. Clover Press is a joint venture of the Company and operates independently of IDWP however due to their similar product lines and revenue streams they are included in the same operating segment as IDWP.

Operating results for the business segments of the Company are as follows:

(in thousands) (unaudited)	Publishing (a)	IDWE	CTM	Total
Three months ended October 31, 2019
Revenues	$5,798	$22,578	$5,525	$33,901
(Loss) income from operations	$(843)	$(17,150)	$774	$(17,219)
Net loss	$(843)	$(17,122)	$825	$(17,140)
Total assets at October 31, 2019	$10,994	$55,793	$10,350	$77,137
Three months ended October 31, 2018
Revenues	$5,847	$8,558	$5,668	$20,073
(Loss) income from operations	$(823)	$(21,378)	$459	$(21,742)
Net (loss) income	$(637)	$(19,703)	$(8,507)	$(28,847)
Total assets at October 31, 2018	$12,736	$57,186	$10,417	$80,339

(in thousands) (audited)	Publishing (a)	IDWE	CTM	Total
Fiscal year ended October 31, 2019
Revenues	$20,094	$22,741	$19,764	$62,599
Loss from operations	$(5,205)	$(19,847)	$(1,311)	$(26,363)
Net loss	$(5,187)	$(20,011)	$(1,294)	$(26,492)
Total assets at October 31, 2019	$10,994	$55,793	$10,350	$77,137
Fiscal year ended October 31, 2018
Revenues	$21,927	$16,928	$19,825	$58,680
Loss from operations	$(3,354)	$(21,779)	$(491)	$(25,624)
Net loss	$(2,422)	$(20,175)	$(13,425)	$(36,022)
Total assets at October 31, 2018	$12,736	$57,186	$10,417	$80,339

(a) For further clarity we have split the Publishing segment into two components; IDWP and Clover Press. There is no prior year comparable since the Company commenced the Clover joint venture in the third quarter of fiscal 2019.

(in thousands) (unaudited)	IDWP	Clover Press	Publishing Total
Three months ended October 31, 2019
Revenues	$5,715	$83	$5,798
Loss from operations	$(666)	$(177)	$(843)
Net loss	$(666)	$(177)	$(843)
Total assets at October 31, 2019	$10,726	$268	$10,994

(in thousands) (audited)	IDWP	Clover Press	Publishing Total
Fiscal year ended October 31, 2019
Revenues	$19,981	$113	$20,094
Loss from operations	$(4,883)	$(322)	$(5,205)
Net loss	$(4,865)	$(322)	$(5,187)
Total assets at October 31, 2019	$10,726	$268	$10,994

IDW MEDIA HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FISCAL YEARS ENDED OCTOBER 31, 2019 AND 2018

Note 8 —Trade Accounts Receivable

Trade accounts receivable consists of the following:

October 31 (in thousands)	2019	2018
Trade accounts receivable	$45,571	$16,659
Less allowance for sales returns	(152)	(160)
Less allowance for doubtful accounts	(166)	(93)
	45,253	16,406
Less non-current portion	-	(408)
Trade accounts receivable, net	$45,253	$15,998

Allowance for Doubtful Accounts

The allowance for doubtful accounts reflects the Company’s best estimate of probable losses inherent in the accounts receivable balance. The allowance is determined based on known troubled accounts, historical experience and other currently available evidence.

Note 9 —Inventory

Inventory consist of the following:

(in thousands)	2019	2018
Print	$3,313	$3,610
Production and pre-production costs	9,388	37,915
Total	$12,701	$41,525

Note 10 —Accrued Expenses

Accrued expenses consist of the following:

October 31 (in thousands)	2019	2018
Royalties	$813	$831
Payroll & payroll taxes	1,566	954
Bonus	162	724
Production costs and participation	196	6,834
Other	1,436	773
Total	$4,173	$10,116

Note 11—Property and Equipment

Property and equipment consist of the following:

October 31 (in thousands)	2019	2018
Equipment	$2,122	$2,858
Vehicles	2,586	3,070
Furniture & Fixtures	3,404	7,511
Leasehold improvements	859	1,097
Computer software	1,264	1,686
	10,235	16,222
Less accumulated depreciation and amortization	(7,157)	(13,055)
Property and equipment, net	$3,078	$3,167

IDW MEDIA HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FISCAL YEARS ENDED OCTOBER 31, 2019 AND 2018

Note 11—Property and Equipment (continued)

Property and equipment under capital leases was $2,572,000 and $2,422,000 at October 31, 2019 and 2018, respectively. Accumulated depreciation related to assets under capital leases was $1,478,000 and $1,335,000 at October 31, 2019 and 2018, respectively. Depreciation of assets under capital leases is included in depreciation and amortization expense in the accompanying consolidated statements of operations. Depreciation and amortization expense of all property and equipment was $1,186,000 and $1,224,000 in fiscal 2019 and 2018, respectively.

Note 12— Intangible Assets

The tables below present information on the Company’s intangible assets and goodwill:

(in thousands)	Amortization Period	Gross Carrying Amount	Accumulated Amortization	Net Balance
As of October 31, 2019:

Amortized intangible assets:
Customer lists	7 years	$196	$(153)	$43
Non-compete covenant	5-7 years	1,033	(842)	191
Location lists	7 years	393	(308)	85
Licensing Contracts	7 years	903	(789)	114
Acquisition costs	7 years	69	(47)	22
Total intangible assets		$2,594	$(2,139)	$455

As of October 31, 2018:

Amortized intangible assets:
Customer lists	7 years	$196	$(120)	$76
Non-compete covenant	5-7 years	768	(466)	302
Location lists	7 years	393	(241)	152
Licensing Contracts	7 years	893	(685)	208
Acquisition costs	7 years	64	(36)	28
Total intangible assets		$2,314	$(1,548)	$766

Amortization expense of intangible assets was $327,000 and $401,000 in fiscal 2019 and 2018, respectively.

Future estimated amortization expense as of October 31, 2019 is as follows:

2020	$334,000
2021	113,000
2022	8,000
Total	$455,000

The Company’s Goodwill is summarized as follows:

Fiscal Year Ended October 31 (in thousands)	2019	2018
Beginning balance	$2,297	$2,272
Additions – business acquisitions	12	25
Impairments	-	-
Total goodwill	$2,309	$2,297

IDW MEDIA HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FISCAL YEARS ENDED OCTOBER 31, 2019 AND 2018

Note 13—Income Taxes

Significant components of the Company’s deferred tax assets and deferred tax liabilities consist of the following:

Fiscal Year Ended October 31 (in thousands)	2019	2018
Deferred tax assets:
Bad debt reserve	$8	$25
Accrued expenses	183	240
Exercise of stock options and lapsing of restrictions on restricted stock	1,717	839
Impairment	3,853	3,853
Amortization	3,957	4,890
Net operating loss	10,241	3,476
Total deferred tax assets	19,959	13,323
Valuation allowance	(19,959)	(13,323
Net Deferred Tax Assets	$-	$-

The (benefit from) provision for income taxes consists of the following:

Fiscal Year ended October 31 (in thousands)	2019		2018
Current:
Federal		$(42)	$(506)
State and local		3
Foreign
		$(39)	$(506)
Deferred:
Federal		$-	$10,083
State and local		-	249
Foreign		-	58
	$		$10,390
(Benefit from) provision for income taxes		$(39)	$9,884

The differences between income taxes expected at the U.S. federal statutory income tax rate and income taxes provided are as follows:

Fiscal year ended October 31 (in thousands)	2019	2018
U.S. federal income tax at statutory rate	$(5,572)	$(6,056)
Change in valuation allowance	7,301	14,014
Foreign tax rate differential	45	51
State and local income tax, net of federal benefit	(1,806)	(1,751)
Refundable AMT	-	(513)
Tax law change	(39)	4,114
Non-deductible expenses	32	25
(Benefit from) provision for income taxes	$(39)	$9,884

At October 31, 2019, the Company had federal net operating loss carryforwards of approximately $37 million. These carry-forward losses are available to offset future U.S. federal taxable income. The net operating loss carryforwards will start to expire in fiscal 2030 but the current year loss of $24 million will not expire. The Company has foreign net operating losses of approximately $0.4 million which expire starting in Fiscal 2036.

IDW MEDIA HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FISCAL YEARS ENDED OCTOBER 31, 2019 AND 2018

Note 13—Income Taxes (continued)

The change in the valuation allowance in fiscal 2019 was as follows:

(in thousands)	Balance at beginning of year	Additions charged to costs and expenses	Deductions	Balance at end of year
Reserves deducted from deferred income taxes, net:
Valuation allowance	$13,323	$7,301	$665	$19,959

On December 22, 2017, the U.S. government enacted “An Act to Provide for Reconciliation Pursuant to Titles II and V of the Concurrent Resolution on the Budget for Fiscal Year 2018”, which is commonly referred to as “The Tax Cuts and Jobs Act” (the “Tax Act”). The Tax Act provides for comprehensive tax legislation that reduces the U.S. federal statutory corporate tax rate from 35.0% to 21.0% effective January 1, 2018, broadens the U.S. federal income tax base, requires companies to pay a one-time repatriation tax on earnings of certain foreign subsidiaries that were previously tax deferred (“transition tax”), and creates new taxes on certain foreign sourced earnings.

 The Company had completed its accounting for the income tax effects of the enactment of the Tax Act in the prior year and recorded the adjustments.

The transition tax is based on total post-1986 earnings and profits which were previously deferred from U.S. income taxes. At December 31, 2017, the Company did not have significant undistributed earnings of our foreign subsidiaries and will offset any tax with net operating losses resulting in no tax being due. The Company completed its review of the impact of the global intangible low taxed income (“GILTI”) and base erosion anti-abuse tax (“BEAT) and has not recorded any impact associated with either GILTI or BEAT.

The Company anticipates that its assumptions and estimates may change as a result of future guidance and interpretation from the Internal Revenue Service, the SEC, the FASB, and various other taxing jurisdictions. In particular, the Company anticipates that the U.S. state jurisdictions will continue to determine and announce their conformity or decoupling from the Tax Act, either in its entirety or with respect to specific provisions. Legislative and interpretive actions could result in adjustments to the Company’s provisional estimates when the accounting for the income tax effects of the Tax Act is completed. The Company will continue to evaluate the impact of the Tax Act on its financial statements and will record the effect of any reasonable changes in its estimates and adjustments.

At October 31, 2019, the company performed an analysis of its deferred tax assets and determined that it is not more likely than not that they will be utilized and has established a valuation allowance against the asset.

At October 31, 2019, the Company did not have any unrecognized income tax benefits. There were no changes in the balance of unrecognized income tax benefits in fiscal 2019. At October 31, 2019, the Company did not expect any changes in unrecognized income tax benefits in the next twelve months. The Company did not record any interest and penalties on income taxes in fiscal 2019. At October 31, 2019, there was no accrued interest included in income taxes payable.

The Company currently remains subject to examinations of its tax returns as follows: U.S. federal tax returns for fiscal 2016 to fiscal 2019, state and local tax returns generally for fiscal 2015 to fiscal 2019 and foreign tax returns generally for fiscal 2015 to fiscal 2019.

IDW MEDIA HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FISCAL YEARS ENDED OCTOBER 31, 2019 AND 2018

Note 14—Commitments

Lease Commitments

The future minimum payments for capital and operating leases are shown below as of the Company’s last fiscal year ended October 31, 2019:

(in thousands)	Operating Leases	Capital Leases
Fiscal years ending October 31:
2019	$1,686	$396
2020	1,861	326
2021	1,278	189
2022	558	111
2023	2,095	58
Thereafter	0	0
Total payments	$7,478	1,080
Less amount representing interest		(1)
Less current portion principal		(396)
Capital lease obligations—long-term portion principal		$683

Rent expense amounted to $1,962,000 and $1,957,000 for the fiscal years ended October 31, 2019 and 2018, respectively.

Other Commitments

The Company, through a subsidiary, has entered into an agreement to co-develop, co-produce, and co-finance a scripted television series and pilot based on IDW Publication properties.  Net of the Company’s contracted pre-sales pursuant to distribution agreements, the Company has a net financial obligation of approximately $0 and $7,500,000 for the fiscal year ended October 31, 2019 and 2018.

Note 15—Labor Agreements

IDWE, the Company’s television production segment, produces its television shows utilizing primarily union-based employees, whether through its own special purpose subsidiaries or through independent production companies. Those unions represent employees that are subject to collective bargaining agreements and IDWE’s costs and scheduling of production are subject to those agreements.

Note 16—Related Party Transactions

On August 21, 2018, the Company entered into a loan agreement with the Company’s Chairman of the Board of Directors and majority stockholder (“Chairman”) for $5,000,000. Interest accrues at prime rate plus 1% and the loan matures August 20, 2022. Payment of principal and interest are payable from 70% of the Free Cash Flow, as defined in the loan agreement, of the company’s CTM Media Group Inc. subsidiary. All outstanding shares of CTM Media Group Inc. stock are pledged as security under the agreement. In conjunction with the loan, the Company issued the Chairman a warrant to purchase up to 89,243 shares of the Company’s Class B Common Stock at a price per share of $42.02.  The outstanding amount at October 31, 2019 was $5,000,000. The warrant expires August 21, 2023.

On September 21, 2018, the Company entered into a bridge loan facility agreement with its Chairman for up to $26,000,000. The interest is payable quarterly at the greater of 10% or LIBOR plus 8%. The balance due under the facility was $4,000,000 at October 31, 2019. $8,000,000 of the loan facility was paid off in connection with the 2019 rights offering. Balances due under the facility are due October 1, 2020. In conjunction with the amendment to the loan, the Company issued the Chairman a warrant to purchase up to 98,336 shares of the Company’s Class B Common Stock at a price per share of $26.44. The warrant expires March 30, 2022.

Interest on the above loans for the three months ended October 31, 2019 was $176,626 for the fiscal year ended October 31, 2019 was $1,204,403 was charged to production cost.

IDWE used a production company to manage television productions through VIEs that utilized the services of companies owned by the one or more of the owners of the production company. Amounts included in television production costs charged to the companies amounted to $0 in fiscal 2019 and $177,000 in fiscal 2018 the balance owed to the companies was approximately $0 and $2,000 at October 31, 2019 and October 31, 2018, respectively.

IDW MEDIA HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FISCAL YEARS ENDED OCTOBER 31, 2019 AND 2018

Note 16—Related Party Transactions (continued)

On April 4, 2019 Clover Press entered into a loan agreement with two of the Company’s founders for $25,000 each, totaling $50,000 these loans are due upon demand.

The Company is the sole member of IDW Media Charitable Foundation, Inc., an IRS Section 501(c)(3) non-profit corporation (the “Foundation”), and the Company’s former COO and CFO are the directors and officers of the Foundation. There were no balances outstanding between the Company and the Foundation as of October 31, 2019 and 2018.

CTM has an arrangement with ETR Brochure Distributors (“ETR”) to manage all aspects of its brochure distribution operations, principally located in the Washington D.C area. ETR is a company owned by the Company’s Chairman and majority stockholder. The arrangement provides for a split of revenue and costs of brochure and advertising media distribution in the areas presently serviced by ETR and expands both the CTM and ETR distribution networks.

In fiscal 2019 and 2018, CTM billed ETR $18,000 and $22,000, respectively and ETR billed CTM approximately $110,000 and $61,000 for distribution services, respectively. ETR purchased management services from CTM for the fiscal years ended October 31, 2019 and October 31, 2018 in the amounts of approximately $111,000 and $47,000, respectively. The balance owed to ETR by CTM was approximately $130,000 and $92,000 as of October 31, 2019 and 2018, respectively. These transactions were approved in accordance with Related Person Transaction policy described in the Company's 2010 Proxy Statement.

Note 17—Defined Contribution Plans

The Company has a 401(k) Plan that are available to all its employees meeting certain eligibility criteria. The 401(k) Plan permits participants to contribute a portion of their salary with no minimum deferred required, not to exceed the limits established by the Internal Revenue Code. The Plan provides for discretionary matching contributions as determined in the Company’s sole discretion, which vest either immediately or over six years, depending upon the specific plan’s documents. All contributions made by participants vest immediately into the participant’s account.

The Company also has a 401(k) matching plan whereby the Company matches a percentage of employee 401(k) contributions, based on maximum employee deferral rates of calendar year W-2 compensation, as defined in the plans. Funds are added to accounts of employees that are actively employed in a given calendar year, as defined. Although the Company is fully committed to the plans, the company’s match and the terms of the match are subject to cancellation and/or change, at any time, without notice.

The Company contributed approximately $318,000 and $313,000 for the fiscal years ended October 31, 2019 and October 31, 2018 respectively.

Note 18— Subsequent events

Management has evaluated subsequent events through January 27, 2020, the date on which the consolidated financial statements were available to be issued. There were no material subsequent events that require recognition or additional disclosures in these consolidated financial statements, except as follows:

On December 1, 2019, the Company amended its two loan agreements with the Company’s Chairman of the Board of Directors and majority stockholder, the bridge loan facility agreement, dated September 21,2018 and amended on each of January 31, 2019 and March 25, 2019 and the loan agreement, dated August 21, 2018. The amendment provide the Company with the option to pay interest for both the bridge loan facility and the loan 60% in shares of Class B common stock (and the remaining 40% in cash) with such shares valued based on the average closing prices for the Common Stock on the ten trading days immediately prior to the applicable interest due date. On execution of the amendments, the Company issued to the Chairman 26,826 shares of Class B Common Stock for all accrued and unpaid interest through that date. The interest is to be paid quarterly on both loans. Pursuant to the amendment to the bridge loan facility agreement, the maturity date of the bridge loan facility was extended to August 21, 2022.

In December 2019, the company elected not to fund Clover Press for the third of eight potential investment rounds.  Accordingly, the Company's equity interest in Clover Press was reduced to 70.4%.

2,051,002 Shares of Class B Common Stock

Class B Common Stock

PROSPECTUS

October 16, 2020

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered.  None of the following expenses are payable by the Selling Stockholders.  All of the amounts shown are estimates, except for the SEC registration fee.

Securities and Exchange Commission Registration Fee		$745.14
Accountants’ fees and expenses*
Legal fees and expenses*
Miscellaneous*
Total*	$

*	To be provided by amendment

ITEM 14. Indemnification of Directors and Officers

Our Third Restated Certificate of Incorporation (our “Certificate of Incorporation”) provides that, to the fullest extent permitted by the Delaware General Corporate Law (“DGCL”), our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Section 102(7) of the DGCL, however, states that such a provision may not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, relating to unlawful dividends, distributions or the repurchase or redemption of stock or (iv) for any transaction from which the director derives an improper personal benefit.

Our By-Laws provide that we shall indemnify and hold harmless, to the fullest extent permitted by the DGCL, any person against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with any threatened, pending or completed legal proceedings in which such person is involved by reason of the fact that he is or was a director or officer of ours if he acted in good faith and in a manner that he reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe that his conduct was unlawful. If the legal proceeding, however, is by or in our right, such director or officer may not be indemnified in respect of any claim, issue or matter as to which he shall have been adjudged to be liable to us unless a court determines otherwise.

We may enter into agreements to indemnify our directors and officers in addition to the indemnification provided for in our Certificate of Incorporation. Such agreements, among other things, would indemnify our directors and officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in our rights, on account of services as our director or officer or as a director or officer of any subsidiary of ours, or as a director or officer of any other company or enterprise to which the person provides services at our request.

We have directors’ and officers’ liability insurance providing coverage to our directors and officers within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been such directors or officers.

ITEM 15. Recent Sales of Unregistered Securities

On September 30, 2020, we issued 9,710 shares of Class B Common Stock to Howard S. Jonas, our Chairman of the Board of Directors and former Chief Executive Officer, for payment of certain interest payable on a loan made by Mr. Jonas to the Company.

On July 14, 2020, we granted to our Chief Executive Officer options to purchase 120,000 shares of its Class B common stock (“Class B Common Stock”), with a 10-year term and an exercise price of $3.98, under our 2019 Stock Option and Incentive Plan (the “2019 Incentive Plan”), with such options scheduled to vest in equal one-third installments on July 14, 2021, July 14, 2022, and July 14, 2023.

On July 13, 2020, we issued 314,070 shares of Class B Common Stock to Howard S. Jonas, our Chairman of the Board of Directors and former Chief Executive Officer, pursuant to a Loan Modification Agreement in which Mr. Jonas and the Company agreed to convert $1.25 million of indebtedness owed by us to Mr. Jonas to such 314,070 shares.

On June 30, 2020, we issued 10,335 shares of Class B Common Stock to Howard S. Jonas, our Chairman of the Board of Directors and former Chief Executive Officer, for payment of certain interest payable on a loan made by Mr. Jonas to us.

On July 3, 2020, we granted options to purchase an aggregate of 25,000 shares of Class B Common Stock, each with a 10-year term and an exercise price of $4.00, under the 2019 Incentive Plan, to three employees of the Company with 20,000 of such options scheduled to vest in approximately equal one-third installments on June 25, 2021, June 25, 2022, and June 25, 2023 and 5,000 of such options scheduled to vest in approximately equal one-third installments on July 1, 2021, July 1, 2022, and July 1, 2023.

On June 8, 2020, we granted 3,000 restricted shares of Class B Common Stock (“Restricted Stock”) under the 2019 Incentive Plan to a consultant of the Company with such shares of Restricted Stock scheduled to vest in equal one-third installments on March 15, 2021, March 15, 2022, and March 15, 2023.

On March 31, 2020, we issued 14,816 shares of Class B Common Stock to Howard S. Jonas, our Chairman of the Board of Directors and former Chief Executive Officer, for payment of certain interest payable on loans made by Mr. Jonas to us.

On March 10, 2020, we granted options to purchase 5,000 shares of Class B Common Stock, with a 10-year term and an exercise price of $6.40, and 2,500 shares of Restricted Stock, each under the 2019 Incentive Plan, to each of two nonexecutive officers of the Company, with such options and shares of Restricted Stock scheduled to vest in approximately equal one-third installments on March 15, 2021, March 15, 2022, and March 15, 2023.

On March 10, 2020, we granted an aggregate of 25,000 shares of Restricted Stock under the 2019 Incentive Plan to five individuals who provide legal services to us, with such shares scheduled to vest in approximately equal one third installments on March 15, 2021, March 15, 2022, and March 15, 2023.

On March 9, 2020, we granted to an employee 13,699 shares of Restricted Stock under the 2019 Incentive Plan, with such shares originally scheduled to vest in full on March 9, 2021. On June 2, 2020, pursuant to a Separation Agreement with the employee, we agreed to change the scheduled vesting of these 13,699 shares of Restricted Stock to October 31, 2020.

On March 9, 2020, we closed a private placement of shares of Class B Common Stock at $6.00 per share, pursuant to which we issued 2,051,002 shares of Class B Common Stock for gross proceeds of approximately $12,300,000 inclusive of $4.0 million debt-to-equity conversion by our Chairman of the Board of Directors and former Chief Executive Officer, Howard S. Jonas. The shares issued were subject to a contractual restriction on transfer for six months following the closing of the placement and are subject to other restrictions under applicable law. The proceeds from the issuance of common stock have been netted with $415,000 of costs related to the private placement.

On February 4, 2020, we granted options to purchase 10,000 shares of Class B Common Stock, with a 10-year term and an exercise price of $9.99, under the 2019 Incentive Plan to an employee with the options scheduled to vest as follows: 1,667 upon grant, 834 on March 1, 2020, 833 on April 1, 2020, 833 on May 1, 2020, 834 on June 1, 2020, 833 on July 1, 2020, 833 on August 1, 2020, 834 on September 1, 2020, 833 on October 1, 2020, 833 on November 1, 2020 and 833 on December 1, 2020.

On January 23, 2020, we granted our former Chief Financial Officer and current Chief Executive Officer options to purchase 25,000 shares of Class B Common Stock, with a 10-year term and an exercise price of $10.50, pursuant to the 2019 Incentive Plan. Options with respect to 10,000 shares vested on grant and the remainder are scheduled to vest as to 5,000 shares on each of January 23, 2021, January 23, 2022 and January 23, 2023.

On January 23, 2020, we granted to its former Chief Strategy Officer options to purchase 42,735 shares of Class B Common Stock, with a 10-year term and an exercise price of $10.50, pursuant to the 2019 Incentive Plan with such options vesting in full upon grant.

On January 9, 2020, we issued 36,586 shares of Class B Common Stock to Howard S. Jonas, our Chairman of the Board of Directors and former Chief Executive Officer, for payment of certain interest payable on loans made by Mr. Jonas to us.

On April 24, 2019, we closed the initial round of a private placement offering of shares of Class B Common Stock to certain existing stockholders at $18.00 per share. In connection with this initial round, on April 24, 2019, we issued 767,630 shares of Class B Common Stock for gross proceeds of $13,817,337.

On May 7, 2019, we closed the follow-on round of the placement and issued 345,792 shares of Class B Common Stock for gross proceeds of $5,186,885. The follow-on round involved participants in the initial round of the placement who elected to participate in the purchase of unsubscribed shares of Class B Common Stock at $15.00 per share. In the offering, we issued a total of 1,113,422 shares of Class B Common Stock and received total gross proceeds of $19,004,229. The shares issued in the offering were subject to a contractual restriction on transfer for six months following the closing of the offering as well as other restrictions under applicable law.

In connection with a non-brokered private placement offering, on June 15, 2019, we issued 240,187 shares of Class B Common Stock at a price of $17.07 per share for aggregate proceeds of approximately $4,600,000.

On April 17, 2019, we agreed to grant to a consultant 5,000 shares of Restricted Stock under the 2019 Incentive Plan on or about each of May 1, 2019, January 2, 2020 and January 2, 2021. On May 1, 2019, 5,000 shares of Restricted Stock were issued to the consultant, with such shares having vested on January 1, 2020. On January 2, 2020, 5,000 shares of Restricted Stock were issued to the consultant, with such shares scheduled to vest on January 2, 2021.

On March 14, 2019, our Board of Directors adopted the 2019 Incentive Plan to provide incentives to our executive officers, employees, directors and consultants and/or our subsidiaries. We reserved 300,000 shares of Class B Common Stock for the grant of awards under the 2019 Incentive Plan, subject to adjustment. Incentives available under the 2019 Incentive Plan may include stock options, stock appreciation rights, limited stock appreciation rights, restricted stock and deferred stock units. On July 13, 2020, our Board of Directors increased by 150,000, to 450,000, the number of shares of Class B Common Stock reserved for the grant of awards under the 2019 Incentive Plan, subject to adjustment. As of July 31, 2020, 156,816 shares remained available to be awarded under the 2019 Incentive Plan.

On December 24, 2018, an employee was granted 1,370 shares of Class B Common Stock. In addition, in fiscal 2018, we agreed to grant this employee 15,000 shares of Restricted Stock pursuant to the our 2009 Stock Option and Incentive Plan, as amended and restated (the “2009 Incentive Plan”), with such shares scheduled vest in equal monthly installments over the 12-month period beginning on October 15, 2018. This employee left our employ on February 13, 2019 and therefore only 5,000 shares of Restricted Stock vested on January 24, 2019, and the remaining 10,000 shares of unvested Restricted Stock were cancelled due to the executive no longer being an employee.

On November 26, 2018, we agreed to issue to an employee 3,030 shares of Restricted Stock under the 2009 Incentive Plan, which vested in equal monthly installments ending on December 10, 2019. In addition, 758 shares of fully vested Restricted Stock were granted to this same employee on March 14, 2019.

In fiscal 2018, we granted to an employee 1,000 shares of Restricted Stock under the 2009 Incentive Plan, with 666 of such shares vesting on June 20, 2018 and the remaining 334 shares originally scheduled to vest on September 20, 2019 and which are now scheduled to vest on September 30, 2020. On March 20, 2019, the Company issue options to purchase 10,000 shares of Class B Common Stock, with a 10-year term and an exercise price of $31.00, under the 2009 Incentive Plan to this employee with the options being fully vested as of December 1, 2019.

In fiscal 2018, we agreed to grant to a consultant 750 fully vested shares of Restricted Stock per month during the term of his consulting agreement. Accordingly, on March 14, 2019, the consultant was granted under the 2009 Incentive Plan 3,000 fully vested shares of Restricted Stock, for service provided in December 2018, January 2019, February 2019 and March 2019, and 750 fully vested shares of Restricted Stock on each of April 15, 2019 and May 15, 2019 for service provided in the applicable month. On each of June 15, 2019, July 15, 2019, August 15, 2019, and September 15, 2019, we granted to the consultant under the 2019 Incentive Plan 750 fully vested shares of Restricted Stock for service provided in the applicable month.

Exemptions

The sales of the above-described securities were deemed to be exempt from registration under the Securities Act because they were made in reliance upon the exemption from registration provided under Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

The grants of options and restricted shares described above were made in reliance upon the exemption from registration under the Securities Act under Regulation S or Section 4(a)(2), or under Rule 701 of the Securities Act as transactions pursuant to written compensatory plans or pursuant to a written contract relating to compensation.

No underwriters were employed in connection with the securities issuances set forth in this Item 15.

ITEM 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

The exhibits to the registration statement are listed in the Exhibit Index to this registration statement and are incorporated by reference herein.

(b) Financial Statement Schedules.

All financial statement schedules have been omitted, since the required information is not applicable or is not present in amounts sufficient to require submission of the schedule, or because the information required is included in the financial statements and notes thereto.

ITEM 17. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers, or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newark, New Jersey on October 16, 2020.

IDW MEDIA HOLDDINGS, INC.

By:	/s/ Ezra Y. Rosensaft
	Name:	Ezra Y. Rosensaft
	Title:	Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Joyce Mason and Howard S. Jonas, and each of them severally, acting alone and without the other, his true and lawful attorney-in-fact, with full power of substitution, and with the authority to execute in the name of each such person, any and all amendments (including without limitation, post-effective amendments) to this registration statement, to sign any and all additional registration statements relating to the same offering of securities as this registration statement that are filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file such registration statements with the Securities and Exchange Commission, together with any exhibits thereto and other documents therewith, necessary or advisable to enable the registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, which amendments may make such other changes in the registration statement as the aforesaid attorney-in-fact executing the same deems appropriate.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Howard S. Jonas	Chairman	October 16, 2020
Howard S. Jonas

/s/ Ezra Y. Rosensaft	Chief Executive Officer (principal executive officer)	October 16, 2020
Ezra Y. Rosensaft

/s/ Brooke Feinstein	Chief Accounting Officer (principal financial officer and principal accounting officer)	October 16, 2020
Brooke Feinstein

/s/ Perry Davis	Director	October 16, 2020
Perry Davis

/s/ Allan I. Grafman	Director	October 16, 2020
Allan I. Grafman

/s/ Irwin Katsof	Director	October 16, 2020
Irwin Katsof

/s/ Marc E. Knoller	Director	October 16, 2020
Marc E. Knoller

/s/ Christopher McGurk	Director	October 16, 2020
Christopher McGurk

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
3.1	Third Restated Certificate of Incorporation of IDW Media Holdings, Inc.
3.2	Second Amended and Restated Bylaws of IDW Media Holdings, Inc.
4.1*	Form of Certificate for Common Stock of IDW Media Holdings, Inc.
4.2	Warrant to Purchase IDW Media Holdings, Inc. Class B Common Stock issued to Howard S. Jonas, dated August 21, 2018.
4.3	Warrant to Purchase IDW Media Holdings, Inc. Class B Common Stock issued to Howard S. Jonas, dated March 30, 2019.
5.1*	Legal Opinion of Schwell Wimpfheimer and Associates LLP.
10.1**	IDW Media Holdings, Inc. 2009 Stock Option and Incentive Plan.
10.2**	IDW Media Holdings, Inc. 2019 Stock Option and Incentive Plan.
10.3**	Form of Option Agreement
10.4**	Form of Restrictive Stock Agreement
10.5	Form of Registration Rights Agreement between the Company and Stockholders, dated on or about March 2, 2020.
10.6	Registration Rights Agreement between the Company and Raging Capital, Master Fund, Ltd. dated as of March 5, 2020.
10.7	Amendment to Registration Rights Agreement, dated March 25, 2020.
10.8	Paycheck Protection Program Promissory Note in favor of Bank of America, NA dated April 15, 2020.
10.9	Share Purchase Agreement between IDW Media Holdings, Inc. and Howard S. Jonas, dated as of July 14, 2020.
10.10	Loan Agreement between IDW Media Holdings, Inc. and Howard S. Jonas, dated as of August 21, 2018.
10.11	Bridge Loan Facility Agreement between IDW Media Holdings, Inc. and Howard S. Jonas, dated as of September 21, 2018.
10.12	Loan and Security Agreement between High Park/V-Wars Production, Inc. and Bank Leumi USA, dated June 19, 2018.
10.13	Royal Bank of Canada Demand credit Facility in favour of Highland Park/October Faction Production Inc., dated November 21, 2018.
23.1	Consent of Zwick & Banyai, PLLC.
23.2*	Consent of Schwell Wimpfheimer & Associates LLP (included in Exhibit 5.1).

*	To be filed by amendment.
**	Denotes management compensation plan or contract.